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Offer to Purchase for Cash

All Outstanding Common Stock

in

Continental Materials Corporation

at

$9.50 per Common Share

by

Bee Street Holdings LLC
James G. Gidwitz
Nancy Gidwitz
Ralph W. Gidwitz
Steven B. Gidwitz
Scott Gidwitz

        THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 3, 2020, UNLESS THE OFFER IS EXTENDED. COMMON SHARES IN CONTINENTAL MATERIALS CORPORATION TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON APRIL 3, 2020.

        Bee Street Holdings LLC ("Bee Street"), a Delaware limited liability company, is offering to purchase all of the outstanding common stock, $0.25 par value per share (each a "Share" and together the "Shares"), of Continental Materials Corporation, a Delaware corporation ("CMC"), not currently held by Bee Street, at a price of $9.50 per Share, net to the seller in cash, without interest, less any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase, the related letter of transmittal and the related notice of guaranteed delivery enclosed with this Offer to Purchase, which, together with any amendments or supplements, collectively constitute the "Offer" described in this Offer to Purchase. On February 14, 2020, the last trading day before Bee Street announced the offer, the closing price of the Shares was $9.35 per Share; therefore the offer price represents a premium of 1.6% over the closing price of the Shares on the trading day prior to the announcement of the Offer and a premium of 22.3% over CMC's 60 trading day volume-weighted average Share price as of such date.

        Bee Street is controlled by James G. Gidwitz, the Chairman of the Board and Chief Executive Officer of CMC, and by the other members of the board of managers of Bee Street (the "Bee Street Board"), who are Nancy Gidwitz, Ralph W. Gidwitz, Steven B. Gidwitz and Scott Gidwitz (such persons, together with Bee Street, the "Purchaser Filing Persons").

        The Offer is subject to the satisfaction (or, to the extent permitted, waiver) of the conditions described in "The Offer—Conditions to the Offer", beginning on page 46, including the Minimum Tender Condition and the Majority Minority Condition (as defined below in Section 12—Conditions to the Offer). As of the date of this Offer to Purchase, Bee Street beneficially owns 1,027,171 Shares or approximately 61.3% of the outstanding Shares.

        After consummation of the Offer and if the Minimum Tender Condition and the Majority Minority Condition are satisfied and certain other conditions are waived or satisfied, a wholly-owned subsidiary of Bee Street, Bee Street II, Inc., a Delaware corporation ("Bee Street II"), will promptly merge with and into CMC, subject to certain conditions, with CMC continuing as the surviving corporation (the "Surviving Corporation") (such transaction, the "Merger"). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares held by CMC as treasury stock, (ii) Shares held by stockholders who properly exercise appraisal rights under the

General Corporation Law of the State of Delaware (the "DGCL"), or (iii) Shares held by Bee Street and its affiliates) will be converted into the right to receive an amount of merger consideration equal to the Offer Price, net to the holder in cash, without interest thereon and subject to any required tax withholding. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

        If the Offer is consummated and the Minimum Tender Condition is satisfied, we do not anticipate seeking the approval of CMC's remaining stockholders before effecting the Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of another corporation entitled to vote on a merger, the parent corporation may merge with or into the subsidiary corporation without the action of the other stockholders of the subsidiary corporation.

        The board of directors of CMC has announced that it unanimously decided to express no opinion and remain neutral with respect to the Offer. The directors' rationale for such decision and other important information was disclosed in CMC's Solicitation/Recommendation Statement on Schedule 14D-9, which was filed with the Securities and Exchange Commission on March 3, 2020 (the "Recommendation Statement"), which was amended on March 24, 2020 and may be further amended. We encourage holders of Shares to carefully read the Recommendation Statement.

        This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

 IMPORTANT

        If you desire to tender all or any portion of your Shares to Bee Street in the Offer you should either (i) complete and sign the letter of transmittal (or a photocopy of it) for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the letter of transmittal (having your signature on the letter of transmittal guaranteed if required by Instruction 1 to the letter of transmittal), mail or deliver the letter of transmittal (or a photocopy of it) and any other required documents to Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary"), and either deliver the certificates representing such Shares to the Depositary along with the letter of transmittal (or a photocopy of it) or tender such Shares by book-entry transfer by following the procedures described in The Offer—Procedures for Accepting the Offer and Tendering Shares, in each case prior to the Expiration Date of the Offer or (ii) request your broker, dealer, bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, bank, trust company or other nominee, then you must contact that institution in order to tender such Shares to Bee Street in the Offer.

        If you desire to tender Shares to Bee Street in the Offer and your certificates representing such Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender such Shares to Bee Street in the Offer by following the procedures for guaranteed delivery described in The Offer—Procedures for Accepting the Offer and Tendering Shares.

        Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information and Solicitation Agent for the Offer at the address and telephone number listed below. Additional copies of this Offer to Purchase, the letter of transmittal, the notice of guaranteed delivery and other related materials may be obtained from the Information and Solicitation Agent.

The Information and Solicitation Agent for the Offer is:

19 Old Kings Highway S.—Suite 210
Darien, CT 06820
Toll Free (877) 972-0090
Banks and Brokers call collect (203) 972-9300
info@investor-com.com

        This Offer to Purchase and the related letter of transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

 SUMMARY TERM SHEET

        We are Bee Street Holdings LLC ("Bee Street"), a Delaware limited liability company, and we are offering to purchase all of the outstanding common stock (the "Shares") in Continental Materials Corporation, a Delaware corporation ("CMC"), not currently held by Bee Street. The following are some of the questions you, as a holder of Shares, may have about the Offer and Merger (each as defined below) and our answers to those questions. This Summary Term Sheet provides important and material information about the Offer that is described in more detail elsewhere in this Offer to Purchase, but this Summary Term Sheet may not include all of the information about the Offer and Merger that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the letter of transmittal for the Offer because the information in this Summary Term Sheet is not complete. We have included cross-references in this Summary Term Sheet to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase in which a more complete description of the topics covered in this Summary Term Sheet appears.

Who is offering to buy my Shares?

        Bee Street is offering to buy all outstanding Shares in the Offer. Bee Street is controlled by James G. Gidwitz, the Chairman of the Board and Chief Executive Officer of CMC, and by the other members of the board of managers of Bee Street (the "Bee Street Board"), who are Nancy Gidwitz, Ralph W. Gidwitz, Steven B. Gidwitz and Scott Gidwitz (such persons, together with Bee Street, the "Purchaser Filing Persons"). Messrs. James G. Gidwitz, Ralph W. Gidwitz, Steven B. Gidwitz and Scott Gidwitz are also directors of CMC. Bee Street currently owns 1,027,171 Shares, or approximately 61.3% of the outstanding Shares. See "Introduction" and "The Offer—Certain Information Concerning the Purchaser Filing Persons", beginning on page 48, for more information.

Why are we making the Offer?

        As of the date of this Offer to Purchase, Bee Street beneficially owns 1,027,171 Shares of CMC. We are making the Offer for the purpose of acquiring all of the remaining outstanding Shares.

What will I receive in exchange for the Shares that I tender into the Offer?

        If we successfully complete the Offer and accept for purchase validly tendered and not properly withdrawn Shares, you will receive $9.50 per Share, net to you in cash, without interest and less any applicable withholding taxes (the "Offer Price"), for each Share that you validly tender into the Offer. On February 14, 2020, the last trading day before Bee Street announced the offer, the closing price of the Shares was $9.35 per Share; therefore the offer price represents a premium of 1.6% over the closing price of the Shares on the trading day prior to the announcement of the Offer and a premium of 22.3% over CMC's 60 trading day volume-weighted average Share price as of such date. If you are the record owner of your Shares and you tender them in the Offer, you will not have to pay any brokerage fees or similar expenses to do so. If you own your Shares through a broker or other nominee, and your broker tenders your Shares in the Offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether it will charge you a fee for tendering your Shares in the Offer. See "Introduction" and "The Offer—Terms of the Offer", beginning on page 37, for more information.

How many Shares are you offering to purchase?

        We are offering to purchase all outstanding Shares that are not currently held by Bee Street, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related letter of transmittal and the notice of guaranteed delivery enclosed with this Offer to Purchase, which, together with any amendments or supplements, collectively constitute the "Offer."

What are the most significant conditions to the Offer?

        The obligation of Bee Street to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer (the time of such acceptance, the "Acceptance Time") is subject to, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to 5:00 p.m., New York City time, on April 3, 2020 (as such time may be extended from time to time in Bee Street's discretion, the "Expiration Date"), sufficient Shares such that, following the Acceptance Time, Bee Street owns at least the amount of Shares required to permit the Merger (as defined herein) (the "Minimum Tender Condition").

        As of March 13, 2020, CMC reported there were 1,675,484 Shares outstanding. As of the date of the Offer to Purchase, Bee Street beneficially owns 1,027,171 Shares or approximately 61.3% of the outstanding Shares. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of another corporation entitled to vote on a merger, the parent corporation may merge with or into the subsidiary corporation without the action of the other stockholders of the subsidiary corporation. Accordingly, Bee Street expects that the Minimum Tender Condition will be satisfied if at least 480,765 Shares are validly tendered (and not properly withdrawn) pursuant to the Offer. Bee Street may waive the Minimum Tender Condition in its sole discretion.

        In addition to the Minimum Tender Condition, the Offer is contingent upon securing sufficient Shares so that that, following the Acceptance Time, Bee Street owns at least a majority of the Shares which were not beneficially owned by Bee Street and its affiliates immediately prior to the Offer (the "Majority Minority Condition"). Bee Street expects that the Majority Minority Condition will be satisfied if at least 306,317 Shares are validly tendered (and not properly withdrawn) pursuant to the Offer.

        Bee Street does not intend to waive the Majority Minority Condition.

        The Offer is contingent upon Bee Street receiving net proceeds of debt financing which are adequate to pay the Offer Price for all Shares which are tendered into the Offer (and not withdrawn) before Expiration Date, to pay (if applicable) merger consideration at a price per share equal to the Offer Price for each Share which will be converted, pursuant to the Merger, into the right to receive merger consideration, and to pay Bee Street's expenses in connection with the Offer and (if applicable) the Merger, in each case with such debt financing to be on terms and conditions satisfactory to Bee Street in its discretion (the "Financing Condition"). See "The Offer—Source and Amount of Funds", beginning on page 48, for more information. If adequate debt financing is not secured, we currently do not intend consummate the Offer.

        The Offer is also subject to other conditions described in "The Offer—Conditions to the Offer", beginning on page 49.

Do you have the financial resources to pay for all of the Shares that you are offering to purchase?

        Yes. We estimate that the total amount of funds necessary to purchase all outstanding Shares not currently held by Bee Street in the Offer and, if applicable, in the Merger, and to complete the related transactions, including the payment of fees and expenses in connection with the Offer and the Merger, will be approximately $7,700,000, which we expect will be funded by borrowing under a committed senior secured revolving credit facility we have obtained for the purpose. See "The Offer—Source and Amount of Funds", beginning on page 48, for more information.

How long do I have to tender my Shares in the Offer?

        Unless we extend the Offer as described below, you will have until the Expiration Date to tender your Shares into the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use a guaranteed delivery procedure to tender your Shares, as described in "The Offer—Procedures for Accepting the Offer and Tendering Shares" beginning on page 39.

Can the Offer be extended, and under what circumstances?

        We may extend the Offer at our discretion, including if any condition to the Offer has not been satisfied or, if such condition is waivable, waived by us prior to the scheduled expiration of the Offer. In addition, we may employ Rule 14d-4 under The Securities Exchange Act of 1934, which would allow us to provide a subsequent offer period, on the same terms as the Offer, after the expiration of the Offer, if we satisfy certain conditions. At this time, we have no intention of extending the Offer, but we reserve the right to do so. We may also be required to extend the Offer pursuant to the Securities and Exchange Commission's (the "SEC") tender offer rules. See "The Offer—Terms of the Offer", beginning on page 37, for more information.

How will I be notified if you extend the Offer?

        If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See "The Offer—Terms of the Offer", beginning on page 37, for more information.

How do I participate in the Offer?

  To tender your Shares, you should do the following:

  •
  If you hold Shares in your own name, complete and sign the enclosed letter of transmittal and return it with your common Share certificates to Computershare Trust Company, N.A., the Depositary for the Offer, at the appropriate address specified on the back cover page of this Offer to Purchase before the Expiration Date of the Offer.

  •
  If you hold your Shares in "street name" through a broker or other nominee, instruct your nominee to tender your Shares before the Expiration Date.

        If you are unable to tender your Shares before the Expiration Date of the Offer, you may be able to use the guaranteed delivery procedures set forth in "The Offer—Procedures for Accepting the Offer and Tendering Shares" beginning on page 39. For more information on the timing of the Offer, extensions of the Offer period and your rights to withdraw your Shares from the Offer before the Acceptance Time, please refer to "The Offer" beginning on page 37.

Can I withdraw Shares that I previously tendered in the Offer? Until what time may I withdraw previously tendered Shares?

        Yes. You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the Acceptance Time. Further, if the Acceptance Time has not occurred by May 3, 2020 (unless the Expiration Date has been extended, in which case the date for acceptance will also be extended), you can withdraw them at any time after such date. After the Acceptance Time, you will no longer be able to withdraw Shares; provided, however, availability of withdrawal rights under the provisions of Section 14(d)(5) of the Exchange Act does not depend upon the Expiration Date of the Offer. See "The Offer—Terms of the Offer", beginning on page 37, and "The Offer—Withdrawal Rights" for more information.

How do I withdraw my previously tendered Shares?

        To withdraw any Shares that you previously tendered in the Offer, you (or, if your Shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your Shares) must deliver a written notice of withdrawal (or a photocopy of one), with the required information, to the Depositary while you still have the right to withdraw your Shares. See "The Offer—Terms of the Offer, beginning on page 37, and The Offer—Withdrawal Rights", beginning on page 41, for more information.

Is this the first step in a "going-private" transaction?

        Yes, assuming that the Minimum Tender Condition and the Majority Minority Condition are satisfied and the Offer is consummated, a wholly-owned subsidiary of Bee Street, Bee Street II, will promptly merge with and into CMC, subject to certain conditions, with CMC continuing as the surviving corporation (the "Surviving Corporation") (the transaction, the "Merger"). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares held by CMC as treasury stock, (ii) Shares held by stockholders who properly exercise appraisal rights under the General Corporation Law of the State of Delaware (the "DGCL"), or (iii) Shares held by Bee Street and its affiliates) will be converted into the right to receive an amount of merger consideration equal to the Offer Price, net to the holder in cash, without interest thereon and subject to any required tax withholding.

        If the Offer is consummated and the Minimum Tender Condition is satisfied, we do not anticipate seeking the approval of CMC's remaining stockholders before effecting the Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of another corporation entitled to vote on a merger, the parent corporation may merge with or into the subsidiary corporation without the action of the other stockholders of the subsidiary corporation.

        After such purchase, CMC will cease to be a public company, the registration of CMC under the Securities Exchange Act of 1934, as amended, will be terminated, the Shares will cease to be quoted on the NYSE American (the "NYSE"), and CMC will not be required to file periodic reports with the SEC. In addition, if we waive the Minimum Tender Condition as described herein and consummate the Offer but do not consummate the Merger, the Shares could become ineligible to continue trading on the NYSE or another national securities exchange, and the more limited number of holders of Shares could result in a lower liquidity and trading volume in the Shares. If the Minimum Tender Condition is waived as described herein and Bee Street does not own sufficient Shares for the consummation of the Merger, then we may take additional actions in the future to seek to acquire additional Shares.

Is there any advantage in not tendering my Shares pursuant to the Offer and waiting instead for the completion of the Merger?

        Even if the Minimum Tender Condition is satisfied, it is possible that, in certain circumstances, the Merger may not be consummated. If Bee Street does not consummate the Merger, then Bee Street may take additional actions in the future to seek to acquire the Shares that Bee Street does not currently own. There is no guarantee that the future price of the Shares will be equivalent to or greater than the Offer Price.

        Moreover, the purchase of Shares by Bee Street pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of unaffiliated holders of Shares, each of which could, during the period after the consummation of the Offer, affect the liquidity and market value of the remaining Shares held by the public.

        Bee Street cannot reliably predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE resulting in the Shares ceasing to be listed on the NYSE. See "The Offer—Possible Effects of the Offer on the Market for Shares; Stock Exchange Listing(s); Registration Under the Exchange Act; Margin Regulations" beginning on page 44.

Will the board of directors of CMC make a recommendation concerning the Offer?

        The board of directors of CMC has announced that it unanimously decided to express no opinion and remain neutral with respect to the Offer. The directors' rationale for such decision and other important information was disclosed in CMC's Solicitation/Recommendation Statement on Schedule 14D-9, which was filed with the Securities and Exchange Commission on March 3, 2020 (the "Recommendation Statement"), which was amended on March 24, 2020 and may be further amended. We encourage holders of Shares to carefully read the Recommendation Statement.

        For additional information on interests that board members and executive officers of the Bee Street may have in the Offer and subsequent Merger, see "Special Factors—Interests of Certain Persons in the Offer and the Merger" beginning on page 35.

Has Bee Street negotiated, or sought the approval of, the terms of this Offer with CMC?

        No. We have not negotiated the terms of this Offer with CMC, the board of directors of CMC or any committee thereof and we do not intend to do so. Moreover, we have not requested that CMC, the board of directors of CMC or any committee thereof approve this Offer. The Offer is not conditioned upon the receipt of any approval or recommendation by CMC, the board of directors of CMC or any committee thereof.

Has the board of directors of CMC formed a special committee of independent directors to evaluate Bee Street's Offer?

        No, as of the date of this Offer to Purchase, the board of directors of CMC has not formed a special committee of independent directors to evaluate Bee Street's Offer.

Are appraisal rights available in either the Offer or the Merger?

        No appraisal rights are available to the holders of Shares in connection with the Offer.

        If the Merger is completed, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being completed, stockholders who wish to exercise such appraisal rights must do so no later than the time of the consummation of the Offer, even though the Merger will not have been completed as of such time. If the Merger is completed, the holders of Shares who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the "fair value" of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

        The "fair value" of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Moreover, the "fair value" so determined could be higher or lower than, or the same as, the Offer Price. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than the Offer Price.

        If a stockholder wishes to elect to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, such stockholder must do all of the following:

  •
  before the later of the consummation of the Offer and twenty days after the date of mailing of the formal notice of appraisal rights, deliver to CMC a written demand for appraisal of Shares held, which demand must reasonably inform CMC of the identity of the stockholder and that the stockholder is demanding appraisal;

  •
  not tender such stockholder's Shares in the Offer; and

  •
  continuously hold of record the Shares from the date on which the written demand for appraisal is made through the effective time of the Merger.

        Under Section 262 of the DGCL, a demand for appraisal rights must be made by the record holder of Shares. If you do not hold your Shares of record and desire to exercise appraisal rights in connection with the Merger, you will need to arrange for the record holder to make the demand for appraisal rights on your behalf in compliance with Section 262 of the DGCL.

        The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL.

        The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

        The "fair value" could be greater than, less than or the same as the Offer Price. See "The Offer—Appraisal Rights; "Going-Private" Rules" beginning on page 45.

What effect will the Offer have on my right to receive distributions from CMC?

        To our knowledge, CMC has never paid dividends or other distributions on the Shares. Without prejudicing our rights under "The Offer—Conditions to the Offer," beginning on page 49, in the event that CMC declares any future cash distribution in respect of Shares with a record date on or after the date of commencement of this Offer and prior to the Acceptance Time, the Offer Price will be reduced by the amount of any such cash distribution. Bee Street will comply with all applicable federal securities laws in connection with such reduction in the Offer Price.

What is the market value of my Shares?

        On February 14, 2020, the last trading day before Bee Street announced the Offer, the closing price of Shares reported on the NYSE was $9.35 per common Share; therefore, the Offer Price of $9.50 per common Share represents a premium of 1.6% over the closing price of Shares on the trading day prior to the announcement of the Offer, a premium of 22.3% over CMC's 60 trading day volume-weighted average closing Share price and a discount of 61.9% over CMC's two-year high Share price. We advise you to obtain a recent quotation for Shares when deciding whether to tender your Shares in the Offer. See "The Offer—Price Range of Shares; Dividends on Shares" beginning on page 43 for more information.

What are the U.S. federal income tax consequences of having my Shares accepted for payment in the Offer?

        In general, if you are a U.S. holder (as defined in "The Offer—Material U.S. Federal Income Tax Consequences"), your tender of Shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes. You should consult your tax advisor about the tax consequences to you of the Offer in light of your particular circumstances, including the consequences under applicable U.S. federal estate, gift and other non-income tax laws, and under any applicable state, local or foreign income or other tax laws. See "The Offer—Material U.S. Federal Income Tax Consequences" beginning on page 42 for more information.

Whom can I call with questions about the Offer?

        You can contact our Information and Solicitation Agent for the Offer, InvestorCom, at the following telephone number, address and e-mail address:

The Information and Solicitation Agent for the Offer is:

19 Old Kings Highway S.—Suite 210
Darien, CT 06820
Toll Free (877) 972-0090
Banks and Brokers call collect (203) 972-9300
info@investor-com.com

 INTRODUCTION

        Bee Street Holdings LLC ("Bee Street"), a Delaware limited liability company, is offering to purchase all of the outstanding common stock (the "Shares"), of Continental Materials Corporation, a Delaware corporation ("CMC"), not currently held by Bee Street, at a price of $9.50 per Share, net to the seller in cash (the "Offer Price"), without interest, subject to applicable withholding taxes, on the terms and subject to the conditions set forth in this Offer to Purchase, in the related letter of transmittal and in the related notice of guaranteed delivery (which together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Bee Street currently owns 1,027,171 Shares or approximately 61.3% of the outstanding Shares. On February 14, 2020, the last trading day before Bee Street announced the offer, the closing price of the Shares was $9.35 per Share; therefore the offer price represents a premium of 1.6% over the closing price of the Shares on the trading day prior to the announcement of the Offer and a premium of 22.3% over CMC's 60 trading day volume-weighted average closing Share price on such date.

        Bee Street is controlled by James G. Gidwitz, the Chairman of the Board and Chief Executive Officer of CMC, and by the other members of the board of managers of Bee Street (the "Bee Street Board"), who are Nancy Gidwitz, Ralph W. Gidwitz, Steven B. Gidwitz and Scott Gidwitz (such persons, together with Bee Street, the "Purchaser Filing Persons").

        Tendering holders whose Shares are registered in their own names and who tender their Shares directly to the Depositary will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 to the letter of transmittal for the Offer, transfer taxes on the sale of Shares in the Offer. A holder who holds Shares through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such Shares to Bee Street in the Offer.

        Bee Street will pay all fees and expenses of the Depositary, and of ICOM Advisors LLC ("InvestorCom"), which is acting as the Information and Solicitation Agent for the Offer (the "Information and Solicitation Agent"), incurred in connection with the Offer. Bee Street is not aware of any licenses or other regulatory permits which appear to be material to the business of CMC and which might be adversely affected by the acquisition of Shares by Bee Street pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Bee Street pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to CMC's or Bee Street's business or that certain parts of CMC's or Bee Street's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Bee Street to elect to terminate the Offer without the purchase of Shares thereunder. Bee Street's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "The Offer—Conditions to the Offer."

        The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date sufficient Shares such that, following the Acceptance Time, (i) Bee Street be capable of effectuating the Merger (as described herein) (the "Minimum Tender Condition") and (ii) Bee Street owns at least a majority of the Shares which were not beneficially owned by Bee Street and its affiliates prior to the Offer (the "Majority Minority Condition"). The Offer is also subject to the other conditions described in "The Offer—Conditions to the Offer."

        After consummation of the Offer and if the Minimum Tender Condition is satisfied and certain other conditions are waived or satisfied, a wholly-owned subsidiary of Bee Street, Bee Street II, Inc., a

Delaware corporation ("Bee Street II"), will promptly merge with and into CMC, subject to certain conditions, with CMC continuing as the surviving corporation (such transaction, the "Merger"). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares held by CMC as treasury stock, (ii) Shares held by stockholders who properly exercise appraisal rights under the General Corporation Law of the State of Delaware (the "DGCL"), or (iii) Shares held by Bee Street and its affiliates) will be converted into the right to receive the Offer Price, net to the holder in cash, without interest thereon and subject to any required tax withholding.

        Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

        If the Offer is consummated and the Minimum Tender Condition is satisfied, we do not anticipate seeking the approval of CMC's remaining stockholders before effecting the Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of another corporation entitled to vote on a merger, the parent corporation may merge with or into the subsidiary corporation without the action of the other stockholders of the subsidiary corporation.

        In order to determine whether the Majority Minority Condition is satisfied, Bee Street will take into account Shares that are owned directly or indirectly by Bee Street and its affiliates. As of March 13, 2020, CMC reported there were 1,675,484 Shares outstanding, and Bee Street owned 1,027,171 Shares, or approximately 61.3% of the outstanding Shares. Based on this information, Bee Street believes that the Minimum Tender Condition will be satisfied if at least 480,765 Shares are validly tendered in the Offer (and not withdrawn) before the Expiration Date and the Majority Minority Condition will be satisfied if at least 306,317 Shares are validly tendered in the Offer (and not withdrawn) before the Expiration Date (other than by any person described in the first sentence of this paragraph).

        The Offer is not conditioned upon any recommendation by the board of directors of CMC or by any committee thereof. The board of directors of CMC has announced that it unanimously decided to express no opinion and remain neutral with respect to the Offer. The directors' rationale for such decision and other important information was disclosed in CMC's Solicitation/Recommendation Statement on Schedule 14D-9, which was filed with the Securities and Exchange Commission on March 3, 2020 (the "Recommendation Statement"), which was amended on March 24, 2020 and may be further amended.

        Antitrust Compliance.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. However, the Offer is not a reportable transaction under the HSR Act.

        State Takeover Laws.    Bee Street does not believe any state takeover statute or regulation will prevent the consummation of the Offer or the Merger. Bee Street reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Bee Street might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Bee Street might be unable to accept for payment or pay for Shares tendered pursuant to the Offer (assuming that the Minimum Tender Condition is met), or be delayed in consummating the Offer or the Merger. In such case, Bee Street may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See "The Offer—Conditions to the Offer."

        This Offer to Purchase and the related letter of transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer.

I. SPECIAL FACTORS

1. Background of the Offer

        The Offer and the Merger are the result of deliberations initiated by James G. Gidwitz, initially solely for his own information, which resulted in an offer to various of Mr. Gidwitz's family members on or about February 12, 2020 to become members of the board of managers of Bee Street and to contribute to Bee Street the Shares which such family members beneficially owned. Specifically, the background of Mr. Gidwitz's and Bee Street's consideration and formulation of a "going private" transaction were as follows.

        To apprise themselves of relevant duties, officers of CMC including James G. Gidwitz received, at Mr. Gidwitz's request, a briefing from attorneys of Taft Stettinius & Hollister LLP ("Taft") regarding the general principles of Delaware law pertaining to a "going private" transaction on October 16, 2019 without any specific plans or intentions regarding the Offer, the Merger or a transaction similar to the Offer or the Merger. At the time of Taft's engagement by Mr. Gidwitz and from time to time since then, the principal attorneys in Taft's representation of Mr. Gidwitz, Bee Street and CMC, Taft's general counsel and other members of the firm's management considered the potential conflicts of interest in connection with the firm's representation of Mr. Gidwitz and Bee Street in connection with a possible going-private transaction and its representation of CMC on unrelated matters. The firm informed Mr. Gidwitz and CMC of all relevant representations and of the factors it considered in assessing the potential conflicts of interest in connection with them. Mr. Gidwitz, on behalf of himself and Bee Street, and Ryan Sullivan, the President and Chief Operating Officer of CMC, on behalf of CMC, provided their informed consent to the representations. The informed consent of CMC and Bee Street has been confirmed in writing by each of them.

        In December of 2019, those officers, including Mr. Gidwitz, communicated on several occasions by e-mail and telephone with Taft attorneys regarding possible processes and legal structures, and the hypothetical projected timeline, of a "going private" transaction, again for purposes of Mr. Gidwitz's general background information regarding transactions of that sort and without any specific plans or intentions regarding the Offer or the Merger. On December 5, 2019, Mr. Gidwitz met with Taft and several family members who were also beneficial owners of Shares for the purposes of sharing with such family members the general background information Mr. Gidwitz learned from Taft. In late December of 2019, Mr. Gidwitz sought Taft's legal advice to prepare a framework for a preliminary proposal for a potential "going private" transaction involving CMC by one or more affiliates of Mr. Gidwitz. As of December 31, 2019, no definitive proposal had been made to any of Mr. Gidwitz's family members, nor had any specific plans been developed regarding the Offer, the Merger or any similar transaction.

        Commencing in December of 2019, Duff & Phelps Securities, LLC ("Duff & Phelps") commenced a preliminary review of relevant financial information and conducted preliminary valuation analyses consistent with its historic annual retention by CMC to conduct fair-value appraisal for executive compensation purposes and upon inquiry from Mr. Gidwitz and CMC's other officers. Effective January 15, 2020, Bee Street, through Taft, formally retained Duff & Phelps as financial advisor to advise Bee Street regarding the estimated fair market value of CMC's stock in connection with considering a potential "going private" transaction.

        Commencing in January 2, 2020, Taft began to develop for Mr. Gidwitz's consideration alternative transaction processes and structures regarding a potential "going private" transaction for CMC. Attorneys from Taft also engaged in several fact-finding conference calls in January 2020 with Mr. Gidwitz regarding information that would be relevant to considering a potential "going private"

transaction. On or about January 13, 2020, Mr. Gidwitz determined together with Taft that, if Bee Street were to pursue a potential going-private transaction, it would be most efficient to do so via a tender offer to purchase the Shares which were not owned by Mr. Gidwitz and his affiliates. At the time of that determination, no other family members had been involved in Mr. Gidwitz's determination or had been invited to participate in a potential tender offer.

        On February 7, 2020, Mr. Gidwitz met with Taft and other members of the Gidwitz family who beneficially owned Shares. Mr. Gidwitz advised those other family members of his determination to structure any potential "going private" transaction involving CMC as a tender offer for Shares and of Taft's ongoing work at his direction to prepare documentation for a potential transaction. Mr. Gidwitz indicated that if he should decide to pursue such a potential transaction, that it was likely he would invite participation from the other Gidwitz family members. No definitive terms were discussed with the other family members, nor was any documentation shared or any specific plans made.

        On February 12, 2020, Kevin O'Keefe, Bee Street's Treasurer acting at James G. Gidwitz's direction, disseminated organizational documents for Bee Street to the Gidwitz family members who owned Shares pursuant to which they were invited, at their option, to contribute their Shares to Bee Street, thereby aggregating the Shares beneficially owned by the members of the Gidwitz Family for purposes of coordinating voting and current and potential future investments in Shares, including a potential tender offer if it were approved by the Bee Street board and ultimately commenced.

        Such organizational documents were first effective February 13, 2020. Pursuant to such documentation, Bee Street ceased to be an instrumentality solely of James G. Gidwitz (with certain authorities delegated to Kevin O'Keefe), and the authority to manage Bee Street was vested in a board of managers consisting of James G. Gidwitz, Nancy Gidwitz, Ralph W. Gidwitz, Steven B. Gidwitz and Scott Gidwitz. On February 13, 2020, the board of managers of Bee Street met for the first time to approve the acceptance of contributions of Shares by certain Gidwitz family members and their affiliates, to memorialize the appointment of James G. Gidwitz as Chief Executive Officer and Kevin O'Keefe as Treasurer of Bee Street, and to authorize such officers, in their discretion subject to certain parameters and guidance from the Board, to cause to be prepared and finalized definitive documentation for the Offer and, if they determined to do so, to commence the Offer. Although the Offer was discussed and authorized by the board of managers of Bee Street on February 13, 2020, the power to decide whether and when definitively to commence the Offer was delegated to Bee Street's Chief Executive Officer in view of the many contingencies relating to the desirability of commencing the Offer.

        On February 17, 2020, James G. Gidwitz, acting on the authority delegated by the board of managers of Bee Street, determined to commence the Offer as of the next trading day. On February 18, 2020, Bee Street commenced the Offer and filed a joint Schedule TO and Schedule 13E-3 (the "Schedule TO") with the U.S. Securities and Exchange Commission (the "Commission") with respect to the offer. On February 27, 2020, Bee Street filed an amendment to the Schedule TO.

        On March 18, 2020 Bee Street extended the tender offer until 5:00 p.m., New York City time, on April 3, 2020 to allow additional time for stockholders to consider the offer in the light of recent market activity and the developing economic situation stemming from the COVID-19 coronavirus pandemic. On March 20, 2020, Bee Street waived certain conditions to the Offer.

        On March 27, 2020, Bee Street filed an amendment to the Schedule TO to report this revised Offer to Purchase.

2. Purpose of and Reasons for the Offer; Plans for CMC After the Offer and the Merger; Consideration of Alternatives

        As described above, the Offer and the Merger constitute a "going-private" transaction. A number of developments, opportunities and potential outcomes were considered in the Purchaser Filing Persons' decision to undertake the Offer at the present time, including the following material reasons:

  •
  the Purchaser Filing Persons' familiarity with the business, operations, properties, assets, financial condition, business strategy, and prospects of CMC, the nature of industry trends, safety regulations, the regulatory and legislative environment relevant to the industries in which CMC operates and global and national economic and market conditions, both on a historical and on a prospective basis;

  •
  the Purchaser Filing Persons' belief that going private will reduce the disclosure of information which would otherwise be confidential business information to competitors, which has previously placed unnecessary stress on profit margins, and will increase the efficacy of CMC's business strategy of transitioning out of the commodified concrete and Aggregates businesses toward the production of unique products in its HVAC and Construction Products businesses;

  •
  the Purchaser Filing Persons' belief that going private gives CMC the opportunity to achieve cost reductions, which we understand CMC's management estimates would be approximately $500,000 to $900,00 per year, by eliminating the compliance and other costs of maintaining CMC as a public company;

  •
  the Purchaser Filing Persons' belief, based in part on management's projections, their review of the Duff & Phelps Valuation Report (as defined herein) and related financial analysis provided by Duff & Phelps and other information made available to the Purchaser Filing Persons, that the Offer and Merger are more favorable to Bee Street than the potential value that could be expected to be generated from the various other strategic alternatives available with respect to Bee Street's interests in CMC, including the alternative of maintaining CMC's status as a partially publicly-held independent corporation with low trading volume and limited analyst coverage;

  •
  the impact of the current size and scale of CMC, and its limited public float, liquidity, limited analyst coverage and investor interest, on CMC's capital markets access;

  •
  the historical trading price of Shares, including the fact that the Offer Price of $9.50 per Share represents a premium of 1.6% based upon the closing price of the Shares of $9.35 on February 14, 2020, the last trading day before announcement of the Offer, and a premium of 22.3% over CMC's 60 trading day volume-weighted average closing Share price as of such date;

  •
  that Bee Street is unwilling to sell its Shares or entertain offers for its interests in CMC and, accordingly, that the Offer represents a unique opportunity for holders of the Shares to get liquidity at a premium to market price;

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  that the consideration for the Offer will consist of cash, which permits holders of Shares the flexibility to reinvest the proceeds as they see fit;

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  that CMC will be run with an increased focus on long-term shareholder value without the burden of responding to the shorter-term imperatives of the public market;

  •
  that the terms of the Offer, which is structured to be non-coercive to holders of Shares, includes a condition that there be validly tendered sufficient Shares such that, following the closing of the Offer, Bee Street and its affiliates own at least 1,507,936 Shares, representing greater than 90% of the outstanding Shares (referred to herein as the Minimum Tender Condition) as well as a condition that there be validly tendered sufficient Shares that, following the Acceptance Time,

    Bee Street owns at least a majority of the Shares not beneficially owned by Bee Street and its affiliates prior to the Offer (referred to herein as the Majority Minority Condition); and

  •
  that the Offer is being made directly to the holders of Shares without being conditioned upon any requirement that the directors of CMC recommend the Offer.

        The Purchaser Filing Persons are aware of and have considered the interests that certain members of Bee Street may have with respect to the Offer in addition to their interests as Shareholders, as described in "—Interests of Certain Persons in the Offer and the Merger" beginning on page 33.

        The foregoing discussion summarizes the material factors considered by the Purchaser Filing Persons in their consideration of the Offer and, if applicable, the subsequent Merger. In view of the wide variety of factors considered by the Purchaser Filing Persons, the amount of information considered and the complexity of these matters, the Purchaser Filing Persons did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual Purchaser Filing Persons may have given different weights to different factors. The Purchaser Filing Persons considered these factors as a whole, and in their totality considered them to be favorable to, and support, its determination.

        Assuming the Minimum Tender Condition is satisfied, Bee Street and its affiliates will own more than 90% of the outstanding Shares after the Offer is completed. On that basis, the Purchaser Filing Persons currently intend to promptly consummate the Merger, but the Purchaser Filing Persons may change their intent and the Purchaser Filing Persons will consummate the Merger.

        The Purchaser Filing Persons currently intends that, after the completion of the Offer and, if applicable, the Merger, Bee Street will retain its interest in CMC. The Purchaser Filing Persons further expect to operate CMC as a going concern under Bee Street's control and to review CMC's assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine which changes may be necessary following the Offer and, if applicable, the Merger.

3. The Position of the Purchaser Filing Persons Regarding the Fairness of the Offer and the Merger

        The rules of the SEC require the Purchaser Filing Persons to express their belief as to the fairness of the Offer to holders of Shares who are not affiliated with the Purchaser Filing Persons. The Purchaser Filing Persons and its management believe that the Offer is both financially and procedurally fair to holders of Shares that are not affiliates of the Purchaser Filing Persons whether those holders of Shares tender their Shares in the Offer or decline to tender and elect instead to remain as holders of Shares until the Merger is exercised immediately following the Offer or in the future. The Purchaser Filing Persons and its management have based this belief on the following material factors:

  •
  the Offer Price represents a premium of 1.6% over the closing price of Shares on February 14, 2020, the last trading day prior to the public announcement of the Offer and a premium of 22.3% over CMC's 60 trading day volume-weighted average closing Share price as of such date;

  •
  the Purchaser Filing Persons believe that the Offer Price is fair based upon the information made available to the board of managers of Bee Street on February 13, 2020, including the Duff & Phelps Materials as more fully described in "—Background of the Offer" and "—Materials of Financial Advisor to Bee Street", although the Purchaser Filing Persons recognize that the Duff & Phelps Materials do not constitute an opinion by Duff & Phelps as to the fairness of the Offer Price;

  •
  CMC's historical and current financial performance and results of operations, its prospects (including management's financial projections for CMC for fiscal years 2020 - 2022) and long-term strategy, and its competitive position in its industry;

  •
  updated estimates from CMC's management regarding its estimated reclamation liabilities and the estimated net proceeds available to CMC upon disposition of excess land and out-of-service mines, which are discussed in "—Financial Results and Projections";

  •
  that the consideration to be paid in the Offer and, assuming the Minimum Tender Condition is satisfied, the intended consummation of the Merger returns cash to Shareholders, which may be especially attractive to them given the limited public float and lack of trading liquidity of the Shares, and provides them with the ability to invest the proceeds as they choose;

  •
  that, in light of the economic uncertainty created by the COVID-19 coronavirus and the substantial declines in the Unites States equity markets in reaction to such uncertainty, Shareholders may find the opportunity to obtain liquidity for their Shares at a price that was established before such declines;

  •
  that Bee Street already holds a controlling interest in the Shares and, accordingly, the Offer and related transactions do not involve a potential sale of control of CMC;

  •
  that the Purchaser Filing Persons believe, based on the substantial information provided in this Offer to Purchase, in the other materials filed with the SEC by the Purchaser Filing Persons and CMC in connection with the Offer and in CMC's other reports filed with the SEC, that the holders of Shares who are not affiliates of the Purchaser Filing Persons are capable of evaluating the fairness of the Offer and the Merger;

  •
  that the Offer is subject to the Minimum Tender Condition, which requires that 74.2% of the Shares not held by Bee Street before the Offer be validly tendered and not withdrawn;

  •
  that the Offer is subject to the Majority Minority Condition, which requires that at least a majority of the Shares not held by Bee Street and its affiliates before the Offer be validly tendered and not withdrawn (excluding any Shares which are tendered by an affiliate of the Purchaser Filing Persons);

  •
  each holder of Shares will be able to decide voluntarily whether or not to tender Shares in the Offer and, assuming the Minimum Tender Condition is satisfied and the Offer and the Merger are completed and any such holder of Shares has elected not to tender and not to assert and perfect appraisal rights, the holder will receive not less than the same type and amount of consideration from the consummation of the Merger that the holder would have received in the Offer; and

  •
  unaffiliated holders of Shares will have sufficient time to make a decision whether or not to tender because the Offer will remain open for at least twenty (20) business days (or longer if extended by the Purchaser Filing Persons). If the Purchaser Filing Persons amend the Offer to include any material additional information, the Purchaser Filing Persons will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow holders of Shares to consider the amended information.

        The Purchaser Filing Persons also considered the following factors, each of which it considered negatively in its considerations concerning the fairness of the terms of the Offer and, assuming the Minimum Tender Condition is satisfied, the Merger:

  •
  with respect to the Offer Price, Bee Street's financial interest in acquiring the Shares for a low price is adverse to the financial interest of other holders of Shares in selling their Shares for a high price;

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  Shares have in the past traded at higher levels than the Offer Price. Shares reached an all-time intraday high trading price of $33.00 per Share in the 4th quarter of 2005 and an all-time intraday low trading price of $1.25 per Share in the 4th quarter of 1974. This trading price history suggests that certain holders of Shares may have acquired their Shares at prices higher than the current trading levels and at a higher price than the Offer Price;

  •
  if the Minimum Tender Condition is waived, Shares may remain outstanding, but could be ineligible to continue trading on the NYSE or any other national securities exchange, and the more limited number of holders of Shares could result in a lower liquidity and trading volume in the Shares;

  •
  the Offer and the Merger has not been reviewed or approved by the board of directors of CMC or any committee thereof;

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  the Purchaser Filing Persons have not requested or received any opinion as to the fairness of the Offer or the Merger, from a financial point of view, to the unaffiliated holders of Shares;

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  any holder of Shares who tenders all its Shares in the Offer or has its Shares purchased in the Merger will cease to participate in future earnings or growth, if any, of CMC and will not benefit from increases, if any, in CMC's value, including any increases due to a general economic improvement; and

  •
  as described in "The Offer—Material U.S. Federal Income Tax Consequences," the tender of Shares in the Offer will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes.

        The foregoing discussion summarizes the material factors considered by the Purchaser Filing Persons in their consideration of the substantive and procedural fairness of the Offer to holders of Shares who are not affiliated with the Purchaser Filing Persons. In determining the substantive and procedural fairness of the Offer to holders of Shares who are not affiliated with the Purchaser Filing Persons also considered the financial analysis of Duff & Phelps provided in the Duff & Phelps Materials, and expressly adopted the analysis of Duff & Phelps provided therein. See the section entitled "—Materials of Financial Adviser to Bee Street".

        The Purchaser Filing Persons did not find it practicable to assign, nor did they assign, specific relative weights to the individual factors considered in reaching their conclusion as to fairness. The Purchaser Filing Persons also did not consider the liquidation value of CMC's assets, and did not perform a liquidation analysis, because they consider CMC to be a viable going concern. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Shares, and the Purchaser Filing Persons believe that the liquidation value of Shares is irrelevant to a determination as to whether the Offer is fair to unaffiliated holders of Shares.

        The Purchaser Filing Persons' consideration of the factors described above reflects their assessment of the fairness of the Offer Price payable in the Offer and, if applicable, the Merger to unaffiliated holders of Shares (including holders of Shares who tender their Shares in the Offer as well as holders of Shares who decline to tender their Shares) in relation to the value of CMC without a control premium. The Purchaser Filing Persons implicitly considered the value of CMC in a sale as a going concern by taking into account CMC's current and anticipated business, financial condition, results of operations, prospects and other forward-looking matters. The Purchaser Filing Persons did not, however, explicitly calculate a going concern value of CMC on a stand-alone basis including a control premium because the Purchaser Filing Persons believe that going concern value on a stand-alone basis including a control premium is not an appropriate method of determining the value of the Shares for purposes of the Offer and the Merger because Bee Street already has, and will continue to have, control of CMC, and Bee Street is unwilling to sell its Shares. The Purchaser Filing Persons do not believe that it would be appropriate for the Shares held by the unaffiliated holders to be valued on a basis that includes a control premium.

        The Purchaser Filing Persons did not consider the fairness of the going private transaction as it relates to the company's net book value. The Purchaser Filing Persons believe that net book value would be a relevant consideration only in an analysis of the liquidation value of CMC's assets, but they did not perform a liquidation analysis because they consider CMC to be a viable going concern and Bee Street expects to operate CMC as a going concern under Bee Street's control after the completion of the Tender Offer and, if applicable, the Merger. Consistent with advice from Duff & Phelps, the Purchaser Filing Persons believe that, when estimating the price of a public company in a potential going private transaction, the fair market value of the public company as a going concern, determined by one or a combination of discounted cash flow analysis or public company multiples analysis, is the appropriate standard by which to measure the fairness of the price.

        The foregoing discussion of the information and factors considered and weight given by the Purchaser Filing Persons is not intended to be exhaustive, but includes the material factors considered by the Purchaser Filing Persons. The Purchaser Filing Persons' views as to the financial and procedural fairness of the Offer and Merger should not be construed as a recommendation to any holder of Shares as to whether the holder should tender the holder's Shares in the Offer or seek to remain as a holder of Shares.

4. Materials Provided by Financial Advisor to Bee Street

        Pursuant to an engagement letter effective as of January 15, 2020, Taft Stettinius & Hollister LLP ("Taft") retained Duff & Phelps, LLC ("Duff & Phelps") in connection with their legal representation of Bee Street as Bee Street's financial advisor in connection with the offer. On February 13, 2020, at the request of Bee Street, Duff & Phelps provided a report to the Bee Street Board setting forth Duff & Phelps' view, as of such date and based upon and subject to the factors, assumptions and procedures set forth in its report, as to the estimated range of fair market values of one Share (the "Duff & Phelps Valuation Report"), together with Duff & Phelps' related financial analysis (collectively, the "Duff & Phelps Materials").

        The Duff & Phelps Materials were intended to assist the Bee Street Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Offer. Neither the Duff & Phelps Valuation Report nor Duff & Phelps' related financial analysis constitutes, or is intended to represent, an opinion as to the fairness of the Offer Price or the Offer to the Shareholders of CMC or to any other person. The Duff & Phelps Materials do not constitute a recommendation as to whether any Shareholder of CMC should tender its Shares into the Offer and should not be relied upon by any Shareholder as such.

        Duff & Phelps determined that there was no conflict of interest in its professional obligations which was presented by its engagement by Bee Street because (a) Duff & Phelps was engaged by Bee Street to provide its best estimate of the expected range of the fair market value per share of the Shares, which valuation mandate is consistent with the valuation work which Duff & Phelps has historically performed for the company in connection with CMC's Value Creation Incentive Plan, (b) Duff & Phelps believed, in light of that consistent mandate, that its work on behalf of Bee Street was not prejudicial to the company, (c) Bee Street was already in possession, through James Gidwitz as the principal of Bee Street and CEO of CMC, of any and all of the confidential information of which Duff & Phelps had any knowledge as a result of its prior engagements by the company, (d) Duff & Phelps has never been engaged by CMC to provide any confidential advice or to perform valuation work in the context of a strategic transaction, repurchase of common stock, or otherwise which confidential advice or valuation work would be disclosed without authorization or otherwise compromised by Duff & Phelps' advice to, and valuation work on behalf of, Bee Street in connection with a proposed 'going private' transaction, (e) Duff & Phelps did not agree, and Bee Street did not engage Duff & Phelps, to provide a definitive opinion regarding the fairness of Bee Street's offer, (f) Bee Street and CMC both had full knowledge of the past engagements by the company of Duff &

Phelps and the new engagement by Bee Street and consented to the new engagement, and (g) at the time of providing advice to Bee Street, Duff & Phelps was not currently engaged by CMC to provide any valuation advice to the company.

        The full text of the Duff & Phelps Materials, which set forth the assumptions made, matters considered and limits on the review undertaken, have been filed as Exhibits to the Schedule TO filed with the SEC in connection with the Offer and are incorporated herein by reference. The summary of the Duff & Phelps Materials set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of such Duff & Phelps Materials. The Duff & Phelps Materials may be examined at, and copies may be obtained from, the SEC in the manner described in "Available Information". CMC Shareholders are urged to read the Duff & Phelps Materials carefully and in their entirety.

        Duff & Phelps was not requested to provide, and Duff & Phelps did not provide, to Bee Street, CMC, the holders of any class of securities, creditors or other constituencies of Bee Street or CMC, or any other person (i) any opinion as to the fairness, from a financial point of view or otherwise, of the terms of the Offer or the Offer Price to any Shareholder of CMC tendering Shares in the Offer or otherwise, or to the holders of any other class of securities, creditors or other constituencies of CMC or Bee Street, (ii) any other valuation of Bee Street or CMC for the purpose of assessing the fairness of the Offer Price to any such person, or (iii) any advice as to the underlying decision by Bee Street to engage in the Offer, or as to any other matter. Because Duff & Phelps was not requested to, and did not, deliver a fairness opinion in connection with the Offer, it did not follow all of the procedures in preparing the Duff & Phelps Materials that it would ordinarily follow in connection with delivering an opinion. The Duff & Phelps Materials were provided solely for the benefit of the Bee Street Board (in their capacities as such), and not on behalf of, nor do they convey rights or remedies upon, the holders of any class of securities, creditors or other constituencies of Bee Street or CMC or any other person other than the Bee Street Board (in their capacities as such) and should not be relied on as the basis for any other purpose or any investment decision. Duff & Phelps expressed no opinion as to the price at which CMC's Shares or the shares of Bee Street will trade at any future time.

        In connection with rendering its view as set forth in the Duff & Phelps Valuation Report, Duff & Phelps made such reviews, analyses and inquiries as they deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps' procedures, investigations, and financial analysis with respect to the preparation of this presentation included, but were not limited to, the items summarized below:

  •
  reviewed CMC's annual reports and CMC's audited financial statements on Form 10-K filed with the Securities and Exchange Commission ("SEC") for the years ended 2015 through 2018;

  •
  reviewed CMC's unaudited internal financial statements for the year ending December 28, 2019;

  •
  reviewed CMC's consolidated outlook as of January 7, 2020, including financial projections of CMC's management for CMC for fiscal years 2020 - 2022; see "—Financial Results and Projections";

  •
  reviewed CMC's fiscal year 2020 - 2022 strategic plans prepared for and presented to the CMC Board in December 2019;

  •
  reviewed various other internal documents provided to it by CMC management, including presentations on recently completed acquisitions, the company's organizational chart, and information on the company's net operating loss carryforwards;

  •
  reviewed the historical trading price and trading volume of the Shares;

  •
  performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and a premiums paid analysis that Duff & Phelps deemed relevant; and

  •
  conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

        In addition, Duff & Phelps held discussions with certain members of the management of CMC with respect to the past and current business operations of CMC and its subsidiaries, the financial condition and future prospects and operations of CMC and its subsidiaries, and certain other matters Duff & Phelps believed necessary or appropriate to its inquiry.

        In preparing the Duff & Phelps Materials and giving its view as set forth in the Duff & Phelps Valuation Report, Duff & Phelps relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Duff & Phelps by Bee Street or otherwise reviewed by or for Duff & Phelps. No representation or warranty, express or implied, was made by Duff & Phelps in relation to the accuracy or completeness of the information presented in the Duff & Phelps Materials or their suitability for any particular purpose. Duff & Phelps did not conduct any valuation or appraisal of any specific assets or liabilities of Bee Street or CMC, nor did Duff & Phelps evaluate the solvency of Bee Street, CMC or any other company or business under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses, projections, assumptions and forecasts provided to Duff & Phelps by management of CMC or derived therefrom, Duff & Phelps assumed that such financial analyses, projections, assumptions and forecasts were reasonably prepared based on assumptions reflecting the best then-available estimates and judgments by management of CMC as to the expected future results of operations and financial condition of CMC to which such analyses, projections, assumptions or forecasts relate. Duff & Phelps expressed no view as to any of the foregoing analyses, projections or forecasts or the assumptions on which they were based, and Bee Street confirmed that Duff & Phelps could rely upon such analyses, projections, assumptions and forecasts when preparing the Duff & Phelps Materials and in rendering its view as set forth in the Duff & Phelps Valuation Report. Duff & Phelps is not a legal, regulatory, accounting or tax expert and relied on the assessments made by advisors to Bee Street with respect to such issues.

        The matters considered by Duff & Phelps in its financial analyses and reflected in the Duff & Phelps Materials, including Duff & Phelps' view as set forth in the Duff & Phelps Valuation Report, were necessarily based on economic, market and other conditions as in effect on, and information made available to Duff & Phelps as of, the respective dates of such materials. Many such conditions are beyond the control of Bee Street, CMC and Duff & Phelps. Accordingly, the analyses included in the Duff & Phelps Materials are inherently subject to uncertainty, and neither Duff & Phelps nor any other person assumes responsibility if future results are different from those forecasted. Furthermore, it should be understood that subsequent developments may affect the views expressed in the Duff & Phelps Materials, including Duff & Phelps' view as set forth in the Duff & Phelps Valuation Report, and that Duff & Phelps does not have any obligation to update, revise, or reaffirm its financial analyses, its view as set forth in the Duff & Phelps Valuation Report or any other contents of the Duff & Phelps Materials.

        The Duff & Phelps Materials were not intended to provide the sole basis for Bee Street's evaluation of the Offer, do not purport to contain all relevant information relating to CMC, and do not constitute, and should not be viewed as, a recommendation with respect to any matter pertaining to the Offer. The terms of the Offer, including the Offer Price, were determined solely by management of Bee Street and the Bee Street Board, and the decision to delegate authority to management of Bee Street to commence the Offer on behalf of Bee Street was solely that of the Bee Street Board, and the decision of management of Bee Street to commence the Offer on behalf of Bee Street was solely that of management of Bee Street. The Duff & Phelps Materials, taken together, were only one of the many factors considered by the Bee Street Board in its evaluation of the proposed Offer and should not be viewed as determinative of the views of the Bee Street Board or the management of Bee Street with respect to the proposed Offer or the Offer Price. The Duff & Phelps Materials did not address the relative merits of the Offer or any other transactions contemplated in connection with the Offer compared to other business strategies or transactions that may have been considered by the Bee Street Board.

        In accordance with customary investment banking practice, Duff & Phelps employed generally accepted valuation methodology in rendering the Duff & Phelps Valuation Report to the Bee Street Board on February 13, 2020 and in preparing the financial analyses contained in the Duff & Phelps Materials and delivered to the Bee Street Board on such date in connection with the rendering of the Duff & Phelps Valuation Report. The following is a summary of certain of the material financial analyses contained in the Duff & Phelps Materials. The following summary, however, does not purport to be a complete description of the financial analysis or data presented by Duff & Phelps. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Duff & Phelps, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps' analyses.

Discounted Cash Flow Analysis:

        Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to CMC for the fiscal years ending December 31, 2020 through December 31, 2029, with unlevered "free cash flow" defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the financial projections for CMC as provided by management; see "—Financial Results and Projections".

        Duff & Phelps estimated the net present value of all cash flows attributable to CMC after fiscal year 2029 (the "Terminal Value") using a perpetuity growth formula assuming a 3.00% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the U.S. economy and CMC's businesses. Duff & Phelps used discount rates ranging from 13.50% to 14.50%, reflecting Duff & Phelps' estimate of CMC's weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated CMC's weighted average cost of capital by estimating the weighted average of CMC's cost of equity (derived using the capital asset pricing model) and CMC's after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

        Based on these assumptions, Duff & Phelps' discounted cash flow analysis resulted in an estimated enterprise value for CMC of $33.830 million to $37.810 million as of February 12, 2020.

        Notably, the Duff & Phelps Materials were provided before the economic uncertainty created by the COVID-19 coronavirus was evident, before the substantial declines in the Unites States equity markets in reaction to such uncertainty, and before any impact on CMC's results of operations or financial condition was, in the Purchaser Filing Persons' belief, reasonably foreseeable. Moreover, Bee Street believes that the projections of CMC's management on which Duff & Phelps relied did not reflect the effect of such economic uncertainty or such impacts. Based on general reports which are currently prevalent in the financial and business media as of the date of this Offer to Purchase, the Purchaser Filing Persons believe that the effects of the COVID-19 coronavirus, and the response thereto by governmental authorities, businesses and the general public, may adversely impact CMC's results of operations and financial condition and that such adverse impacts may be material. To the extent that such material adverse impacts do result from the effects of the COVID-19 coronavirus, and the response thereto by governmental authorities, businesses and the general public, Duff & Phelps' discounted cash flow analysis reported in the Duff & Phelps Materials may overstate the estimated enterprise value for CMC (assuming no other offsetting positive factors relative to the assumptions which informed the projections of CMC's management).

Selected Public Companies Analysis:

        Duff & Phelps compared certain financial information of CMC to corresponding data and ratios from publicly traded companies in the industries in which CMC's subsidiaries operate that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The 25 companies included in the selected public companies analysis (collectively, the "CMC Selected Public Companies") were:

HVAC	• AAON, Inc.
• Daikin Industries, Ltd.
• Ingersoll-Rand Plc
• Lennox International
• Meier Tobler Group AG
• Munters Group AB (publ)
• Rinnai Corporation
• SPX Corporation
• Volution Group plc
Doors	• Beacon Roofing Supply, Inc.
• Foundation Building Materials, Inc.
• GMS Inc.
• Hardwoods Distribution Inc.
• Quanex Building Products Corporation
• Richelieu Hardware Ltd.
• TopBuild Corp.
Construction	• Cementir Holding N.V.
• Eagle Materials Inc.
• Martin Marietta Materials, Inc.
• Vulcan Materials Company
• U.S. Concrete, Inc.
• Summit Materials, Inc.
• Boral Limited
• CEMEX, S.A.B. de C.V.
• CRH plc

        Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business models, to that of CMC's subsidiaries.

        For each company listed above, Duff & Phelps calculated and compared various financial multiples and ratios based on publicly available information as of February 11, 2020. For each of the following analyses performed by Duff & Phelps, estimated financial data for the relevant selected companies were based on (except as otherwise noted) CMC management projections (in the case of CMC) and information obtained from S&P CapitalIQ and broker estimates (in the case of the selected companies). The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the CMC Selected Public Companies. The estimates for 2020 and 2021 in the tables below with respect to the CMC Selected Public Companies were derived on information for the 12-month periods ending closest to CMC's fiscal year ends for which information was available. Data related to CMC's earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest, taxes ("EBIT") were adjusted for purposes of this analysis to eliminate non-recurring income (expenses) and to include allocation of corporate expenses.

HVAC

	REVENUE GROWTH				EBITDA GROWTH				EBITDA MARGIN				EBIT MARGIN
	3-YR CAGR	2019	2020	2021	3-YR CAGR	2019	2020	2021	3-YR AVG	2019	2020	2021	3-YR AVG	2019	2020	2021
AAON, Inc.	6.6%	8.1%	12.3%	7.3%	–4.0%	21.2%	32.4%	18.4%	21.0%	19.0%	22.4%	24.7%	17.3%	14.1%	17.2%	19.1%
Daikin Industries,Ltd.	6.7%	5.1%	6.0%	3.8%	7.5%	–0.5%	9.8%	9.9%	15.3%	14.3%	14.8%	15.7%	11.2%	11.4%	NA	NA
Ingersoll-Rand Plc	7.1%	5.9%	3.8%	3.7%	9.7%	9.1%	7.6%	6.8%	15.1%	16.2%	16.2%	16.6%	12.9%	13.2%	13.9%	14.5%
Lennox International Inc.	1.5%	4.4%	4.0%	0.4%	6.2%	8.8%	7.4%	0.3%	15.8%	17.3%	17.9%	17.9%	14.0%	15.4%	15.9%	16.4%
Meier Tobler Group AG	NM	–3.5%	2.1%	1.4%	NM	1.5%	27.2%	5.1%	5.9%	5.4%	6.8%	7.0%	3.3%	2.2%	3.6%	3.9%
Munters Group AB (publ)	9.7%	2.1%	2.7%	4.1%	7.4%	27.6%	14.8%	6.4%	12.2%	13.6%	15.2%	15.5%	8.3%	8.7%	11.5%	12.2%
Rinnai Corporation	2.8%	–0.3%	0.7%	2.4%	–1.5%	0.5%	5.8%	3.2%	12.8%	12.4%	13.0%	13.1%	9.6%	NA	NA	NA
SPX Corporation	–0.4%	–1.6%	4.9%	1.6%	10.7%	15.0%	11.8%	5.5%	10.0%	13.2%	14.1%	14.7%	8.2%	11.2%	12.2%	12.3%
Volution Group plc	15.1%	4.8%	2.2%	2.9%	8.5%	8.9%	4.1%	4.9%	19.9%	19.8%	20.2%	20.6%	11.3%	17.9%	18.2%	18.5%
Mean	6.1%	2.8%	4.3%	3.1%	5.6%	10.2%	13.4%	6.7%	14.2%	14.6%	15.6%	16.2%	10.7%	11.8%	13.2%	13.8%
Median	6.6%	4.4%	3.8%	2.9%	7.5%	8.9%	9.8%	5.5%	15.1%	14.3%	15.2%	15.7%	11.2%	12.3%	13.9%	14.5%

ENTERPRISE VALUE AS MULTIPLE OF
	2019 EBITDA	2020 EBITDA	2021 EBITDA	2019 EBIT	2020 EBIT	2021 EBIT	2019 Revenue
AAON, Inc.	32.9x	24.8x	21.0x	44.2x	32.3x	27.1x	6.23x
Daikin Industries,Ltd.	13.1x	12.0x	10.9x	16.6x	NA	NA	1.88x
Ingersoll-Rand Plc	14.7x	13.7x	12.8x	17.4x	16.0x	14.7x	2.30x
Lennox International Inc.	15.0x	14.0x	14.0x	16.9x	15.7x	15.2x	2.60x
Meier Tobler Group AG	11.9x	9.4x	8.9x	29.5x	17.8x	16.0x	0.65x
Munters Group AB (publ)	12.8x	11.1x	10.5x	19.9x	14.7x	13.4x	1.74x
Rinnai Corporation	6.2x	5.9x	5.7x	NA	NA	NA	0.77x
SPX Corporation	13.3x	11.9x	11.3x	15.8x	13.8x	13.5x	1.77x
Volution Group plc	10.5x	10.1x	9.6x	11.6x	11.2x	10.7x	2.08x
Mean	14.5x	12.5x	11.6x	21.5x	17.3x	15.8x	2.22x
Median	13.1x	11.9x	10.9x	17.2x	15.7x	14.7x	1.88x

Doors

	REVENUE GROWTH				EBITDA GROWTH				EBITDA MARGIN				EBIT MARGIN
	3-YR CAGR	2019	2020	2021	3-YR CAGR	2019	2020	2021	3-YR AVG	2019	2020	2021	3-YR AVG	2019	2020	2021
Beacon Roofing Supply, Inc.	2.0%	1.4%	2.8%	2.4%	11.7%	4.2%	8.4%	4.8%	6.0%	6.6%	7.0%	7.2%	3.2%	5.4%	5.8%	5.9%
Foundation Building Materials, Inc.	NM	6.5%	4.0%	2.9%	NM	14.8%	5.6%	3.7%	6.9%	8.1%	8.2%	8.3%	3.1%	4.3%	4.6%	4.8%
GMS Inc.	19.4%	3.4%	3.3%	3.6%	29.1%	4.1%	3.5%	3.7%	7.9%	9.3%	9.3%	9.3%	5.0%	5.6%	6.0%	6.3%
Hardwoods Distribution Inc.	25.7%	3.2%	8.0%	2.5%	17.4%	37.1%	12.2%	4.2%	5.3%	6.3%	6.6%	6.7%	4.7%	3.9%	4.2%	4.3%
Quanex Building Products Corporation	–1.2%	0.0%	–1.8%	NA	–2.4%	8.3%	12.3%	NA	11.0%	10.7%	12.2%	NA	5.2%	5.0%	6.7%	NA
Richelieu Hardware Ltd.	7.2%	7.3%	3.2%	NA	5.3%	7.6%	4.8%	2.0%	10.6%	10.5%	10.7%	NA	9.3%	9.1%	9.3%	NA
TopBuild Corp.	NM	4.9%	5.9%	5.7%	NM	33.2%	9.4%	9.8%	NM	13.6%	14.0%	14.6%	NA	11.0%	11.5%	12.0%
Mean	10.6%	3.8%	3.6%	3.4%	12.2%	15.6%	8.0%	4.7%	8.0%	9.3%	9.7%	9.2%	5.1%	6.3%	6.9%	6.7%
Median	7.2%	3.4%	3.3%	2.9%	11.7%	8.3%	8.4%	4.0%	7.4%	9.3%	9.3%	8.3%	4.8%	5.4%	6.0%	5.9%

ENTERPRISE VALUE AS MULTIPLE OF
	2019 EBITDA	2020 EBITDA	2021 EBITDA	2019 EBIT	2020 EBIT	2021 EBIT	2019 Revenue
Beacon Roofing Supply, Inc.	11.5x	10.6x	10.1x	14.2x	12.8x	12.4x	0.77x
Foundation Building Materials, Inc.	7.7x	7.3x	7.0x	14.4x	12.8x	12.1x	0.62x
GMS Inc.	7.5x	7.3x	7.0x	12.4x	11.2x	10.3x	0.70x
Hardwoods Distribution Inc.	7.4x	6.6x	6.3x	11.9x	10.3x	9.7x	0.47x
Quanex Building Products Corporation	7.9x	7.0x	NA	16.7x	12.7x	NA	0.84x
Richelieu Hardware Ltd.	14.2x	13.5x	13.3x	16.4x	15.6x	NA	1.49x
TopBuild Corp.	12.9x	11.8x	10.7x	15.9x	14.4x	13.0x	1.75x
Mean	9.9x	9.2x	9.1x	14.6x	12.8x	11.5x	0.95x
Median	7.9x	7.3x	8.6x	14.4x	12.8x	12.1x	0.77x

Construction

	REVENUE GROWTH				EBITDA GROWTH				EBITDA MARGIN				EBIT MARGIN
	3-YR CAGR	2019	2020	2021	3-YR CAGR	2019	2020	2021	3-YR AVG	2019	2020	2021	3-YR AVG	2019	2020	2021
Cementir Holding N.V.	7.3%	1.3%	4.4%	4.4%	7.3%	17.7%	7.1%	5.7%	19.9%	20.7%	21.2%	21.5%	12.0%	12.2%	12.8%	13.2%
Eagle Materials Inc.	4.6%	4.6%	1.4%	5.4%	6.9%	19.9%	4.2%	6.5%	33.1%	30.7%	31.6%	32.0%	25.0%	21.8%	21.6%	23.2%
Martin Marietta Materials, Inc.	NM	7.0%	6.5%	6.4%	NM	12.7%	9.6%	9.4%	NM	29.9%	30.8%	31.7%	NA	21.8%	22.8%	23.6%
Vulcan Materials Company	NM	12.4%	7.3%	7.1%	NM	14.2%	13.0%	10.7%	25.1%	26.2%	27.6%	28.6%	17.4%	18.6%	20.5%	21.7%
U.S. Concrete, Inc.	8.6%	–1.5%	4.1%	4.7%	12.8%	12.4%	8.9%	5.3%	11.1%	12.8%	13.4%	13.5%	6.2%	6.3%	6.7%	7.1%
Summit Materials, Inc.	11.0%	–3.0%	5.4%	6.5%	7.1%	5.1%	8.0%	5.2%	19.8%	21.5%	22.0%	21.8%	9.8%	10.4%	11.9%	12.1%
Boral Limited	NM	0.1%	3.3%	5.3%	NM	10.3%	1.8%	6.0%	NM	17.3%	17.1%	17.2%	NA	10.1%	9.3%	9.6%
CEMEX, S.A.B. de C.V.	8.1%	–7.7%	3.8%	8.1%	5.7%	–3.5%	4.5%	4.5%	18.8%	18.2%	18.3%	17.7%	12.6%	9.9%	10.0%	11.1%
CRH plc	10.0%	6.6%	8.5%	3.4%	19.0%	25.4%	8.2%	5.6%	13.6%	16.2%	16.2%	16.5%	8.5%	9.7%	10.4%	10.8%
Mean	8.2%	2.2%	5.0%	5.7%	9.8%	12.7%	7.3%	6.6%	20.2%	21.5%	22.0%	22.3%	13.1%	13.4%	14.0%	14.7%
Median	8.3%	1.3%	4.4%	5.4%	7.2%	12.7%	8.0%	5.7%	19.8%	20.7%	21.2%	21.5%	12.0%	10.4%	11.9%	12.1%

ENTERPRISE VALUE AS MULTIPLE OF
	2019 EBITDA	2020 EBITDA	2021 EBITDA	2019 EBIT	2020 EBIT	2021 EBIT	2019 Revenue
Cementir Holding N.V.	5.9x	5.5x	5.2x	9.9x	9.1x	8.5x	1.21x
Eagle Materials Inc.	9.7x	9.3x	8.7x	13.7x	13.6x	12.0x	2.98x
Martin Marietta Materials, Inc.	13.3x	12.1x	11.1x	18.3x	16.4x	14.9x	3.98x
Vulcan Materials Company	17.0x	15.0x	13.6x	24.0x	20.2x	17.9x	4.46x
U.S. Concrete, Inc.	7.3x	6.7x	6.3x	14.9x	13.4x	12.0x	0.93x
Summit Materials, Inc.	9.5x	8.8x	8.4x	19.8x	16.3x	15.0x	2.05x
Boral Limited	6.3x	6.2x	5.9x	10.8x	11.5x	10.5x	1.10x
CEMEX, S.A.B. de C.V.	7.6x	7.3x	7.0x	14.0x	13.4x	11.0x	1.38x
CRH plc	9.2x	8.5x	8.0x	15.3x	13.2x	12.3x	1.49x
Mean	9.5x	8.8x	8.2x	15.6x	14.1x	12.7x	2.18x
Median	9.2x	8.5x	8.0x	14.9x	13.4x	12.0x	1.49x

        None of the companies utilized for comparative purposes in the selected public companies analysis are directly comparable to CMC or its subsidiaries. Duff & Phelps does not have access to nonpublic information on any of the companies used for comparative purposes. Accordingly, a complete valuation analysis cannot be limited to a quantitative review of the selected companies, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of CMC.

        Duff & Phelps did not rely solely on the quantitative results of the selected public companies analysis, but also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of CMC and the CMC Selected Public Companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, geography, corporate structure, growth prospects, asset profiles and capital structures between CMC and the companies included in the selected public companies analyses described above.

        Based on these analyses, Duff & Phelps' selected public companies analysis resulted in an estimated enterprise value for CMC of $32.660 million to $39.250 million as of February 12, 2020.

        Notably, the Duff & Phelps Materials were provided before the economic uncertainty created by the COVID-19 coronavirus was evident and before the substantial declines in the Unites States equity markets in reaction to such uncertainty. Based on the recent declines in the share price of the CMC Selected Public Companies as of the date of this Offer to Purchase, the foregoing multiples to historic and projected EBITDA on which Duff & Phelps relied in their selected public companies analysis as of February 12, 2020 may be overstated relative to the multiples observed on or about the date of this Offer to Purchase. To the extent such multiples as of February 12, 2020 are now overstated as of the date of this Offer to Purchase, the estimated enterprise value for CMC derived from Duff & Phelps' selected public companies analysis may also be overstated.

Conclusion

        Duff & Phelps concluded that CMC's enterprise value was within a range of $33.245 million to $38.530 million as of February 12, 2020, based on the average of the enterprise value indications from the discounted cash flow analysis and the selected public companies analysis.

        Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of CMC to be $11.197 million to $16.450 million by:

  •
  Deducting CMC's negative cash balance of $1.981 million as of December 31, 2019;

  •
  Adding the present value of net cash proceeds expected by CMC management from the expected divestiture by CMC of excess real property relating to its Aggregates business which is expected to wind down and concrete business divested in 2019 (Pikeview quarry, Pikeview buffer property and Black Canyon quarry in Colorado Springs, Colorado, and real estate divestitures of TMOP Legacy Co. (f/k/a Transit Mix of Pueblo) properties in Pueblo, Colorado) of $10.777 million to $10.821 million;

  •
  Adding the present value of CMC's net operating loss carryforward of $1.012 million to $1.028 million;

  •
  Deducting CMC's bank loan payable as of December 31, 2019 of approximately $800,000;

  •
  Deducting the present value of an expected earnout payments payable by CMC for recent business acquisitions (Global Flow Products, InOvate, Serenity Sliding Doors and Fastrac Doors) of $1.322 million;

  •
  Deducting the estimated reclamation liability of $27.191 million, which includes an additional $2.0 million of reclamation liabilities of TMOP Legacy Co. (f/k/a Transit Mix of Pueblo) which are not included on CMC's balance sheet as of September 30, 2019;

  •
  Deducting the present value of additional expense in CMC's Aggregates business which is expected to wind down of $2.401 million to $2.429 million; and

  •
  Deducting the value (net of tax benefits) of employee phantom equity grants at CMC and its subsidiaries of $141,000 to $205,000.

        To calculate the per share estimate of CMC's stock price, Duff & Phelps used CMC's issued and outstanding shares of 1,683,067 as of February 12, 2020 plus 85,000 shares of phantom equity granted under CMC's Value Creation Incentive Plan to Ryan Sullivan, CMC's President and Chief Operating Officer for a total of 1,768,067 shares. Based on the foregoing analysis, Duff & Phelps estimated the value of each share to range from $6.33 to $9.30 as of February 12, 2020. Duff & Phelps noted that the Offer Price was above the range of the per share value indicated by its analyses.

        As noted above, the Duff & Phelps Materials were provided before the economic uncertainty created by the COVID-19 coronavirus was evident, before the substantial declines in the Unites States equity markets in reaction to such uncertainty, and before any impact on CMC's results of operations or financial condition was, in the Purchaser Filing Persons' belief, reasonably foreseeable. The Purchaser Filing Persons believe that Duff & Phelps' estimated value of each share as of February 12, 2020 may now be overstated for the reasons described above. Bee Street has not subsequently revised the Offer Price and, correspondingly, has not requested that Duff & Phelps update its analysis.

Miscellaneous

        As described above, Duff & Phelps was not asked to, and did not, render any opinion relating to the fairness of the Offer or the Offer Price. The Duff & Phelps Materials were one of many factors taken into consideration by the Bee Street Board in deciding to commence the Offer.

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Duff & Phelps. The preparation of financial analyses is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

        Duff & Phelps believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Duff & Phelps with respect to the actual value of CMC. The order of analyses described does not represent the relative importance or weight given to those analyses by Duff & Phelps. In arriving at its view expressed in the Duff & Phelps Valuation Report, Duff & Phelps did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its view. Rather, Duff & Phelps considered the totality of the factors and analyses performed in arriving at its view expressed in the Duff & Phelps Valuation Report.

        Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Duff & Phelps are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Duff & Phelps' analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to CMC or its subsidiaries. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of Duff & Phelps' analysis, may be considered similar to those of a CMC subsidiary, as the value of CMC is the value of CMC's subsidiary businesses. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to CMC.

        Bee Street selected Duff & Phelps as its financial advisor because of Duff & Phelps' reputation as an internationally recognized investment banking and advisory firm with substantial experience in similar transactions and because of Duff & Phelps' familiarity with CMC and its businesses. As part of Duff & Phelps' investment banking business, Duff & Phelps is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        Bee Street has agreed to pay Duff & Phelps for its services in connection with the Offer and the Merger an aggregate fee of $275,000, all of which is contingent upon the completion of the Offer and the Merger. Bee Street also has agreed to reimburse Duff & Phelps for its expenses incurred in connection with Duff & Phelps' engagement and to indemnify Duff & Phelps, any controlling person of Duff & Phelps and each of its respective directors, officers, employees, agents and affiliates against specified liabilities.

        Duff & Phelps and its affiliates in the past have provided, currently are providing, and in the future may provide valuation and other financial advisory services to CMC and have received or in the future may receive compensation for the rendering of these services, including providing valuation services for management equity compensation planning purposes.

        Duff & Phelps has performed valuation work for certain of CMC's subsidiaries on a post-acquisition basis. CMC used the valuation reports in preparation for putting in place its Value Creation Incentive Plan. Duff & Phelps received professional fees of $40,000 in 2018 and $30,000 in 2019 from CMC. CMC may engage Duff & Phelps in 2020 but had not yet done so as of the date of this Offer to Purchase.

5.     Financial Results and Projections

        CMC does not as a matter of course make public any financial projections as to future performance, earnings or other results, and is especially wary of making projections for earnings periods due to the unpredictability of the underlying assumptions and estimates. However, Bee Street was aware of certain non-public financial projections at the time they evaluated the Offer and the Merger. We have included below a summary of these projections to give CMC Shareholders access to certain non-public information that was considered by Bee Street in their evaluation of the Offer and the Merger. In addition to the annual information provided below, Bee Street also was provided with the projected financial information for CMC's 2020 fiscal year on a monthly basis. Bee Street provided this information to Duff & Phelps for use in their analysis; for additional information, see "—Materials of Financial Advisor to Bee Street".

        Set forth below for each of CMC's operating subsidiaries is revenue, gross profit, earnings after allocation of corporate-level expenses and before interest, taxes, depreciation and amortization (EBITDA) for, and net working capital at the end of, CMC's most recently completed fiscal year 2019 on an unaudited basis (columns marked '2019 (E)'), which figures are subject to future adjustments when CMC reports its financial condition, results of operations and cash flows in its annual report on Form 10-K for the fiscal year ended December 28, 2019, and for CMC's fiscal years 2020, 2021 and 2022 on a projected basis (columns marked '2020 (P)', '2021 (P)' and '2022 (P)', respectively), which are based solely on the projections made by CMC's management as of January 7, 2020. Stockholders should be advised that, since the time when Bee Street received this financial information, CMC has filed its annual report on Form 10-K for the fiscal year ended December 28, 2019, including the audited consolidated financial statements for CMC's fiscal year 2019 which are reproduced in Annex I of this Offer to Purchase.

        Because such projections were made by CMC's management before the economic uncertainty created by the COVID-19 coronavirus was evident, and before any impact on CMC's results of operations or financial condition was, in the Purchaser Filing Persons' belief, reasonably foreseeable, the Purchaser Filing Persons believe that such projections do not reflect the effect of such economic uncertainty or such impacts. Based on general reports which are currently prevalent in the financial and business media as of the date of this Offer to Purchase, the Purchaser Filing Persons believe that the effects of the COVID-19 coronavirus, and the response thereto by governmental authorities, businesses and the general public, may adversely impact CMC's projected results of operations and financial condition which are included below and that such adverse impacts may be material (assuming no other offsetting positive factors relative to the assumptions which informed the projections of CMC's management). The Purchaser Filing Persons have not, as of the date of this Offer to Purchase, undertaken to quantify the effect of such adverse impact on these projections and disclaim any obligation to do so.

 Unaudited Financial Results and Management Projections Related to CMC (in thousands)

Williams Furnace:	2019 (E)	2020 (P)	2021 (P)	2022 (P)
—Revenue	$45,874	$48,021	$50,981	$53,941
—Gross Profit	$9,782	$11,770	$12,496	$13,364
—EBITDA(1)	$(1,549)	$1,151	$1,618	$1,809
—Net Working Capital	$9,375	$11,724	$13,014	$14,278
—Capital Expenditures	$153	$591	$611	$701

(1)
Excludes Value Creation Plan expense

Phoenix Manufacturing:	2019 (E)	2020 (P)	2021 (P)	2022 (P)
—Revenue	$24,100	$26,795	$28,403	$29,823
—Gross Profit	$4,149	$3,834	$4,537	$5,622
—EBITDA(1)	$(177)	$(84)	$432	$1,290
—Net Working Capital	$4,952	$6,053	$6,292	$6,389
—Capital Expenditures	$127	$512	$562	$611

(1)
Excludes Value Creation Plan expense

InOvate:	2019 (E)	2020 (P)	2021 (P)	2022 (P)
—Revenue	$9,072	$16,697	$17,546	$18,430
—Gross Profit	$3,119	$6,402	$6,642	$6,963
—EBITDA(1)	$954	$2,505	$2,540	$2,642
—Net Working Capital	$929	$1,229	$1,261	$1,271
—Capital Expenditures	$403	$155	$599	$296

(1)
Excludes Value Creation Plan expense

Global Flow Products:	2019 (E)	2020 (P)	2021 (P)	2022 (P)
—Revenue	$3,771	$7,400	$7,770	$8,159
—Gross Profit	$1,283	$3,261	$3,431	$3,618
—EBITDA(1)	$87	$1,016	$1,048	$1,166
—Net Working Capital	$1,096	$1,143	$1,197	$1,255
—Capital Expenditures(2)	$700	$88	$3,134	$154

(1)
Excludes Value Creation Plan expense

(2)
Global Flow Products will require capacity expansion in 2021, which is expected to require capital expenditures of approximately $3.0 million

McKinney Door & Hardware:	2019 (E)	2020 (P)	2021 (P)	2022 (P)
—Revenue	$18,897	$19,026	$19,977	$20,976
—Gross Profit	$5,154	$5,179	$5,470	$5,747
—EBITDA(1)	$1,125	$987	$1,051	$1,089
—Net Working Capital(2)	$3,510	$2,641	$2,766	$2,904
—Capital Expenditures	$154	$36	$98	$109

(1)
Excludes Value Creation Plan expense

(2)
Balances based on pro forma allocation to Fastrac

Fastrac:	2019 (E)	2020 (P)	2021 (P)	2022 (P)
—Revenue	$3,355	$5,495	$5,770	$6,058
—Gross Profit	$625	$1,205	$1,295	$1,381
—EBITDA	$368	$387	$444	$515
—Net Working Capital(1)	$1,096	$839	$880	$928
—Capital Expenditures	$11	$10	$28	$32

(1)
Balances based on pro forma allocation from McKinney

Serenity:	2019 (E)	2020 (P)	2021 (P)	2022 (P)
—Revenue	$2,116	$4,502	$5,178	$5,954
—Gross Profit	$1,098	$2,496	$2,885	$3,315
—EBITDA	$385	$147	$314	$779
—Net Working Capital(1)	$1,028	$844	$966	$1,012
—Capital Expenditures	$15	$32	$43	$53

(1)
Balances based on pro forma allocation from McKinney

Castle Rebar:	2019 (E)	2020 (P)	2021 (P)	2022 (P)
—Revenue	$4,641	$5,232	$5,494	$5,768
—Gross Profit	$279	$395	$411	$422
—EBITDA	$(17)	$(23)	$(20)	$(14)
—Net Working Capital	$1,192	$988	$1,038	$1,094
—Capital Expenditures	$290	$72	$77	$147

Corporate Not Allocated to Subsidiaries:	2019 (E)	2020 (P)	2021 (P)	2022 (P)
—Revenue	$(519)	$—	$—	$—
—Gross Profit	$(176)	$—	$—	$—
—EBITDA	$—	$(113)	$(214)	$(323)
—Net Working Capital(1)	$3,272	$3,304	$(1,591)	$(1,602)
—Capital Expenditures	$(1,370)	$—	$—	$—

(1)
Excludes Value Creation Plan expense

Consolidated:	2019 (E)	2020 (P)	2021 (P)	2022 (P)
—Revenue	$111,308	$133,168	$141,118	$149,110
—Gross Profit	$25,312	$34,542	$37,169	$40,432
—EBITDA	$1,177	$5,973	$7,213	$8,955
—Net Working Capital	$26,450	$28,764	$25,825	$27,530
—Capital Expenditures	$482	$1,497	$5,152	$2,103

One Time Adjustments Not Included Above:	2019 (E)	2020 (P)	2021 (P)	2022 (P)
Aggregates EBITDA	$(32,902)	$8,201	$(1,328)	$(1,239)
Discontinued EBITDA	$26,199	$—	$—	$—
Corporate EBITDA(1)	$(8,917)	$—	$—	$—

(1)
Includes $6.4 million related to Transit sale, $0.2 million related to legal settlements, and $2.3 million M&A expenses

        Based solely on information provided by CMC's management as of January 7, 2020, Bee Street considered the following one-time, non-recurring items in its financial projections:

  •
  The potential future sale of excess real property relating to CMC's Aggregates business and divested concrete business in 2020 and 2021 (Pikeview quarry, Pikeview buffer property and Black Canyon quarry in Colorado Springs, Colorado and TMOP Legacy Co. (f/k/a Transit Mix of Pueblo) properties in Pueblo, Colorado) for proceeds of approximately $11.7 million in the aggregate;

  •
  The Aggregates business will continue to generate corporate expenses of approximately $3.9 million in total from 2020 through 2022 as the business is expected to wind down;

  •
  A net operating loss carryforward of approximately $5.0 million will be created as a result of 2019 financial performance and is expected to be utilized in 2020 and 2021;

  •
  The reclamation liability related to TMOP Legacy Co. (f/k/a Transit Mix of Pueblo) increased by approximately $2.0 million relative to CMC's unaudited balance sheet as of September 30, 2019; and

  •
  Global Flow Products will require capacity expansion in 2021, which is expected to require capital expenditures of approximately $3.0 million.

        The foregoing estimated and projected financial information are not in the form of GAAP-compliant financial statements and balance sheets and are presented without audit and accompanying audit adjustments (if any), in the case of unaudited financial information for CMC's fiscal year 2019, or on the basis of management's assumptions which may or may not be accurate, in the case of projected information for CMC's fiscal years 2020, 2021 and 2022. Audit adjustments could affect such financial information furnished for the Company's fiscal year 2019, and such adjustments could be material.

        These projections, which were prepared by CMC's management, were prepared solely for internal use. They were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections, which do not reflect the proposed transaction, were substantially completed during the fourth quarter of 2019.

        The unaudited financial information and projections do not purport to present operations or financial condition in accordance with accounting principles generally accepted in the U.S., and BKD, LLP, CMC's independent auditors have not examined, compiled nor performed any procedures with respect to the projections and, accordingly, BKD, LLP has not expressed an opinion or provided any other form of assurance with respect thereto nor assumed any responsibility for them.

        Bee Street's internal financial forecasts (which includes CMC's financial forecasts) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections reflect numerous assumptions made by CMC's management with respect to industry performance, general business, economic, market and financial conditions and other matters, driven primarily by prices of commercial construction in the US, which is difficult to predict, and which are generally factors which are beyond Bee Street's and CMC's control. Accordingly, there can be no assurance that the assumptions made at the time the projections were prepared will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of these projections herein should not be regarded as an indication that any of Bee Street or CMC or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and we caution you that the projections should not be relied upon as such or to make a decision regarding the Offer.

        Neither Bee Street nor any of its affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of CMC or Bee Street compared to the information contained in the projections, and to Bee Street's knowledge, none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.

6. Transactions and Arrangements Concerning the Shares

        Except as described in this Offer to Purchase, including Schedule B to this Offer to Purchase, no Purchaser Filing Person beneficially owns or has a right to acquire any Shares, has engaged in any transactions in Shares in the past 60 days or is a party to any agreement, arrangement or understanding with any other person with respect to Shares or any other securities of CMC (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loans or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Schedule B to this Offer to Purchase also sets forth certain details regarding acquisitions of Shares by each Purchaser Filing Person during the past two years.

        As of the date of this Offer to Purchase, Bee Street owns 1,027,171 or approximately 61.3% of the outstanding Shares. Except to the extent their status as officers or directors of Bee Street causes beneficial ownership or Shares held by Bee Street to be attributed to them, no Purchase Filing Person other than Bee Street beneficially owns any Shares, other than 35,680 shares owned by James G. Gidwitz.

7. Conditions to the Merger

        Bee Street cannot effect the Merger unless:

  •
  Bee Street receives net proceeds of debt financing which are adequate to pay the Offer Price for all Shares which are tendered into the Offer (and not withdrawn) before Expiration Date, to pay merger consideration at a price per share equal to the Offer Price for each Share which will be converted, pursuant to the Merger, into the right to receive merger consideration, and to pay Bee Street's expenses in connection with the Offer and the Merger;

  •
  no law, temporary restraining order, preliminary or permanent injunction, judgement or ruling enacted, promulgated, issued or entered by any governmental authority will be in effect that enjoins, restrains, prevents or prohibits the consummation of the Offer or the Merger or makes the consummation of the Offer or the Merger illegal;

  •
  the Majority Minority Condition has been satisfied; and

  •
  the Minimum Tender Condition has been satisfied.

8. Certain Effects of the Offer and the Merger

        The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

        After consummation of the Offer, and if the Minimum Tender Condition is satisfied and certain other conditions are waived or satisfied, a wholly owned subsidiary of Bee Street, Bee Street II, Inc., a Delaware corporation, will promptly merge with and into CMC, subject to certain conditions, with

CMC continuing as the surviving corporation (such transaction, the "Merger"). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares held by CMC as treasury stock, (ii) Shares held by stockholders who properly exercise appraisal rights under the General Corporation Law of the State of Delaware (the "DGCL"), or (iii) Shares held by Bee Street and its affiliates) will be converted into the right to receive an amount of merger consideration equal to the Offer Price, net to the holder in cash, without interest thereon and subject to any required tax withholding. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

        If the Offer is consummated and the Minimum Tender Condition is satisfied, we do not anticipate seeking the approval of CMC's remaining stockholders before effecting the Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of another corporation entitled to vote on a merger, the parent corporation may merge with or into the subsidiary corporation without the action of the other stockholders of the subsidiary corporation.

        As a result of the Offer, Bee Street's interest in CMC's net book value and net income or loss will increase to the extent of the proportion of the outstanding Shares that it acquires. For example, if 480,765 Shares are validly tendered (and not properly withdrawn), which the Purchaser Filing Persons expect will be the minimum number of Shares necessary to satisfy the Minimum Tender Condition, Bee Street's proportionate interest in the net book value and net income or loss of CMC would increase to 90%, which would have represented approximately $31,670,000 in net book value and approximately ($12,509,000) in net loss as of and for the fiscal year ended December 28, 2019. If the Merger is completed, Bee Street will be entitled to similar benefits proportionate to its increased ownership of CMC. For example, if the Merger is consummated, Bee Street's proportionate interest in the net book value and net income or loss of CMC would increase to 100%, which would have represented approximately $35,189,000 in net book value and approximately ($13,899,000) in net loss as of and for the fiscal year ended December 28, 2019. Similarly, Bee Street and its affiliates will bear all of the risk of losses generated by CMC's operations and any decrease in the value of CMC after the Offer and the Merger. Upon consummation of the Merger, CMC will become a privately-held corporation. Accordingly, former holders of Shares will not have the opportunity to participate in the earnings and growth of CMC after the Offer and the Merger.

        The Shares are currently registered under the Exchange Act and are quoted on the NYSE under the symbol "CUO." Upon consummation of the Merger, CMC will become a privately-held corporation, there will be no public market for the Shares, Shares will cease to be quoted on the NYSE and price quotations with respect to the Shares will no longer be available. In addition, after the Merger (or, depending on the results of the Offer, after the Offer), registration of CMC under the Exchange Act will be terminated, and CMC will no longer be required to file periodic reports with the SEC. Once the registration of the Shares under the Exchange Act has been terminated, certain provisions of the Exchange Act, such as the reporting requirements of Section 13 of the Exchange Act, the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with Shareholders' meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, will no longer be applicable to CMC. In addition, "affiliates" of CMC and persons holding "restricted securities" of CMC may be deprived of the ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended.

9. Purposes, Reasons and Plans for CMC After the Merger

        Other than as disclosed herein, the Purchaser Filing Persons do not have any current intentions, plans or proposals to cause CMC to engage in any of the following:

  •
  an extraordinary corporate transaction following consummation of the Offer and the Merger involving CMC's corporate structure, business or management, such as a merger, reorganization or liquidation;

  •
  the relocation of any material operations or sale or transfer of a material amount of assets (see "—Financial Results and Projections"); or

  •
  any other material changes in CMC's business.

        Nevertheless, following consummation of the Offer and, if applicable, the Merger, the Purchaser Filing Persons may initiate a review of CMC and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the Offer and Merger to enhance the combined businesses and operations of Bee Street and CMC and may cause CMC to engage in the types of transactions set forth above if the Purchaser Filing Persons decide that such transactions are in the best interest of CMC upon such review.

        In the event that either of the Offer or the Merger is not consummated for any reason, the Purchaser Filing Persons will evaluate their other alternatives. Such alternatives could include commencing a tender offer for the Shares Bee Street does not already own on the same or different terms, including with a different offer price, different consideration or different conditions, proposing a merger on terms other than those described above, purchasing or selling additional Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action to acquire additional Shares.

10. Effects on CMC if the Offer Is Not Consummated

        If the Offer is not consummated for any reason, holders of Shares will not receive any payment for their Shares in connection with the Offer. Instead, CMC will remain a public company and the Shares will continue to be listed for trading on the NYSE. In addition, if the Offer is not consummated, we expect that CMC management will operate the CMC business in a manner similar to that in which it is being operated today and that holders of Shares will continue to be subject to the same risks and opportunities as they currently are, including, among other things, that CMC's operations can be materially affected by commodity price risks, overall market conditions and a lack of trading liquidity due to a limited public float, among other factors. Accordingly, if the Offer is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares. Moreover, we anticipate that liquidity and analyst coverage for the Shares would continue to be limited. If the Offer is not consummated for any reason, there can be no assurance that any other transaction acceptable to CMC Shareholders will be offered, or that the business, prospects or results of operations of CMC will not be adversely impacted.

11. Interests of Certain Persons in the Offer and the Merger

        In considering the fairness of the consideration to be received in the Offer and the Merger, Shareholders should be aware that Bee Street and certain officers and directors of CMC have interests in the Offer and the Merger which may present them with certain actual or potential conflicts of interest.

        Financial Interests.    The Purchaser Filing Persons' interests in respect of the Offer and, if applicable, the Merger are different from yours because the Purchaser Filing Persons have an interest in acquiring the Shares as inexpensively as possible and you have an interest in selling your Shares for the highest possible price. The interests of the Company's directors and other affiliates in the Offer and the Merger may be the same as or different from your interests. To the Purchaser Filing Persons' knowledge, the directors and officers of the Company collectively own 100,749 Shares that may be tendered in the Offer, which excludes 1,027,171 Shares held by Bee Street but includes 35,680 Shares held by James G. Gidwitz.

        Interlocking Directors and Officers.    There are five members of the board of managers of Bee Street, of whom four are also directors or executive officers of CMC. These overlaps are reflected in the table set forth in Schedule A attached hereto.

        Other.    CMC has described other interests of its executive officers and directors in the transactions contemplated by this Offer to Purchase in the Schedule 14D-9 that it filed with the SEC on March 3, 2020, which was amended on March 24, 2020. We encourage you to read a copy of CMC's Schedule 14D-9 before making a decision with respect to the Offer.

12. Certain Relationships Between the Purchaser Filing Persons and CMC

        To the extent the discussion below summarizes any agreement that has been filed by a Purchaser Filing Persons or CMC with the SEC, each such summary is qualified entirely by reference to the complete text of the applicable agreement, which is incorporated into this Offer to Purchase by reference. We encourage you to read each such agreement carefully and in its entirety. You should also review "—Interests of Certain Persons in the Offer and the Merger" beginning on page 33 for a description of arrangements between Bee Street and CMC and between CMC and the other Purchaser Filing Persons.

        As of the date of this Offer to Purchase, Bee Street owns approximately 61.3% of the outstanding Shares. Bee Street's principal office address is c/o Riverbend Industries, LLC, which is a subtenant in CMC's principal offices. As affiliates, Bee Street and CMC are insured under a joint program of directors and officers insurance.

13. Possible Actions by the Purchaser Filing Persons with Regard to CMC if the Offer Is Not Completed

        If the Offer is not completed, the Purchaser Filing Persons will re-evaluate their options with respect to the Shares not owned by Bee Street. In particular, the Purchaser Filing Persons may consider commencing a tender offer for the Shares Bee Street does not already own on the same or different terms, including with a different offer price (which could be lower), different consideration, or different conditions, proposing a merger, purchasing additional Shares in the open market, in privately negotiated transactions, or otherwise, or taking no further action with respect to the Shares. Bee Street currently has no intention of selling the Shares it currently owns or of entertaining offers from third parties to purchase any Shares currently owned by Bee Street. The Purchaser Filing Persons expect that Bee Street would remain the controlling and majority stockholder of CMC indefinitely. If the Offer is not completed and Shares remain outstanding, the public Shareholders of CMC would, absent a sale by them in the public markets, retain their Shares and would realize the benefit of any improvement in CMC's business or profitability but would also bear the risk that the trading price per Share could decline to a price that is less than the Offer Price, or Shares become less readily marketable.

        To our knowledge, CMC has never paid a divided on the Shares. If the Purchaser Filing Persons were to pursue any of these alternatives, it might take considerably longer for the public holders of Shares to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Shares to the public Shareholders of CMC that are more or less than or the same as the Offer Price.

 II. THE OFFER

1. Terms of the Offer

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Bee Street shall accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date in accordance with the procedures set forth under "—Acceptance for Payment and Payment for Shares." If the conditions to the Offer are satisfied or waived, Bee Street will purchase all Shares validly tendered and not properly withdrawn as described above.

        The obligation of Bee Street to accept for payment, and pay for all Shares tendered pursuant to the Offer shall be subject to the Minimum Tender Condition, unless waived, as well as the other conditions described under "—Conditions to the Offer." Bee Street may terminate the Offer without purchasing any Shares if certain events described under "—Conditions to the Offer" occur.

        If at any scheduled Expiration Date, any of the conditions of the Offer shall not have been satisfied or earlier waived by Bee Street if it is a waivable condition, Bee Street may, in its sole discretion, extend the Offer and the Expiration Date for one or more periods of up to twenty (20) business days each, the length of each such period to be determined by Bee Street in its sole discretion. There can be no assurance that Bee Street will exercise its rights to extend the Offer.

        If Bee Street is delayed in its payment for the Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Bee Street's rights under the Offer, the Depositary may retain tendered Shares on behalf of Bee Street, and such Shares may not be withdrawn except to the extent tendering Shareholders are entitled to withdrawal rights as described under "—Withdrawal Rights." However, the ability of Bee Street to delay the payment for Shares which Bee Street has accepted for payment is limited by Rule 14e-1 promulgated under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

        Bee Street will accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer if all of the conditions to the Offer are satisfied or waived on the Expiration Date (as it may be extended from time to time). Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Bee Street may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) promulgated under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), Bee Street shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

        If Bee Street makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Bee Street will extend the Offer and disseminate additional Offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. A minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination of new information to Shareholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

        If, on or before the Expiration Date, Bee Street increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all Shareholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        CMC has provided Bee Street with its Shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related letter of transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing.

        The SEC's tender offer rules also allow us to extend the Offer period under certain circumstances. For example, Rule 14d-11 allows us elect to provide a subsequent offering period of at least three business days during which tenders will be accepted if: (a) the initial offering period of at least 20 business days has expired; (b) the offer is for all outstanding Shares; (c) we immediately accept and promptly pay for all Shares tendered during the initial offering period; (d) we announce the results of the tender offer, including the approximate number and percentage of Shares deposited to date, no later than 9:00 a.m. Eastern time on the next business day after the expiration date of the initial offering period and immediately begins the subsequent offering period; (e) we immediately accept and promptly pay for all Shares as they are tendered during the subsequent offering period; and (f) we offer the same form and amount of consideration to holders of the Shares in both the initial and the subsequent offering period.

2. Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Bee Street will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, promptly after the Expiration Date (as it may be extended from time to time). Subject to applicable rules of the SEC, Bee Street expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any other applicable law. If Bee Street desires to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1 of the Exchange Act, Bee Street will extend the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC (a "Book-Entry Confirmation") pursuant to the procedures set forth in "—Procedures for Accepting the Offer and Tendering Shares," (ii) the letter of transmittal (or a photocopy thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an "agent's message" in lieu of the letter of transmittal and (iii) any other documents required by the letter of transmittal. An "agent's message" is a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that Bee Street may enforce such agreement against such participant.

        For purposes of the Offer, Bee Street will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Bee Street gives oral or written notice to the Depositary, as agent to receive tenders of Shares from the tendering Shareholders, of Bee Street's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent Bee Street for the purpose of receiving payments from Bee Street and transmitting such payments to tendering Shareholders whose Shares have been accepted for payment.

        Shares tendered by notice of guaranteed delivery as described under "—Procedures for Accepting the Offer and Tendering Shares—Guaranteed Delivery" will be excluded from the determination of whether the Minimum Tender Condition has been satisfied, unless such Shares and other required documents are received by the Depositary by the Expiration Date.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if certificates are submitted evidencing more Shares than are tendered, certificates evidencing unpurchased Shares will be returned, without expense to the tendering Shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in "—Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares

        For you to validly tender Shares into the Offer, you must do one of the following:

  •
  Deliver certificates for your Shares and a properly completed and duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents, to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer;

  •
  Arrange for a book-entry transfer of your Shares to be made to the Depositary's account at DTC and receipt by the Depositary of a confirmation of this transfer prior to the expiration of the Offer, and the delivery of a properly completed and duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents, to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer;

  •
  Arrange for a book-entry transfer of your Shares to the Depositary's account at DTC and receipt by the Depositary of confirmation of this transfer, including an "agent's message," prior to the expiration of the Offer; or

  •
  Follow the guaranteed delivery procedures described below.

        The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of the Shares by causing DTC to transfer these Shares into the Depositary's account in accordance with DTC's procedure for the transfer. For a tender made by transfer of Shares through book-entry delivery at DTC to be valid, the Depositary must receive a Book-Entry Confirmation of transfer and either a duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date of the Offer, or an agent's message as part of the Book-Entry Confirmation, or the guaranteed delivery procedures described below must be followed.

        Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Shares are tendered either by a registered holder of Shares who has not completed the box entitled "Special Delivery Instructions" on the letter of transmittal or for the account of an eligible institution. By "eligible institution," we mean a bank, broker, dealer, credit union, savings bank or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other "eligible guarantor institution," as that term is defined in Rule 17Ad-15 under the Exchange Act.

        If the certificates for Shares are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner described above.

        The method of delivery of certificates representing Shares and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

        By executing a letter of transmittal, you will agree and acknowledge that our acceptance for payment of the Shares you tender in the Offer will, without any further action, revoke any prior powers of attorney and proxies that you may have granted in respect of those Shares, that you will not grant any subsequent proxies, and that, if any are granted, they will not be deemed effective. We reserve the right to require that, in order for Shares to be validly tendered, we must be able to exercise full voting, consent and other rights with respect to those Shares immediately upon our acceptance of those Shares.

        We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, in our reasonable judgment, and our determination will be final and binding, subject to challenge by a court of competent jurisdiction. We reserve the absolute right to reject any and all tenders of Shares that we determine are not in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. No tender of Shares will be deemed to have been validly made until all defects and irregularities in tenders of those Shares have been cured or waived. None of Bee Street, the Depositary, the Information and Solicitation Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer, including the letter of transmittal and instructions, will be final and binding, subject to challenge by a court of competent jurisdiction.

        The tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the Offer.

Guaranteed Delivery

        If you wish to tender Shares pursuant to the Offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the Depositary prior to the Expiration Date or cannot complete the procedure for book-entry transfer on a timely basis, your Shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

  •
  you make your tender by or through an eligible institution;

  •
  a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

  •
  the certificates for all tendered Shares (or a confirmation of a book-entry transfer of such securities into the Depositary's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal or a manually signed photocopy with any required signature guarantees, or, in the case of book-entry transfer, an agent's message, and all other documents required by the letter of transmittal are received by the Depositary within two NYSE trading days after the date of execution of the notice of guaranteed delivery.

        You may deliver the notice of guaranteed delivery by hand or transmit it by photocopy transmission or mail to the Depositary. You must include a guarantee by an eligible institution in the form set forth in that notice.

        In all cases, we will exchange Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of certificates for Shares, or timely confirmation of a book-entry transfer of those Shares into the Depositary's account at DTC as described above, a properly completed and duly executed letter of transmittal or a manually signed photocopy thereof, or an agent's message in connection with a book-entry transfer, and any other required documents.

        Shares tendered by notice of guaranteed delivery will be excluded from the determination of whether the Minimum Tender Condition and Majority Minority Condition have been satisfied, unless such Shares and other required documents are received by the Depositary by the Expiration Date.

4. Withdrawal Rights

        You may withdraw Shares that you tender pursuant to the Offer at any time before the expiration of the Offer. After the expiration of the Offer, tenders are irrevocable. However, if we have not accepted tendered Shares for payment by May 3, 2020 (as such date may be extended in connection with any extension of the Expiration Date), you may withdraw tendered common Shares at any time thereafter.

        For your withdrawal to be effective, the Depositary must receive from you a manually signed written or photocopy transmission notice expressly withdrawing shares from the Offer at one of its addresses set forth on the back cover of this Offer to Purchase, and your notice must include your name, address, social security number, ITIN or FEIN (as applicable), the certificate number(s) and the number of Shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Shares. If Shares have been tendered pursuant to the procedures for book-entry tender discussed above under "—Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our reasonable judgment, and our decision will be final and binding, subject to challenge by a court of competent jurisdiction.

        An eligible institution must guarantee all signatures on the notice of withdrawal unless the Shares have been tendered for the account of an eligible institution.

        None of Bee Street, the Depositary, the Information and Solicitation Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any Shares that you properly withdraw will be deemed not to have been validly tendered for purposes of the Offer. However, you may retender withdrawn Shares by following one of the procedures discussed above under "—Procedures for Accepting the Offer and Tendering Shares" at any time before the expiration of the Offer.

5. Material U.S. Federal Income Tax Consequences

        The following is a summary of the material U.S. federal income tax consequences to U.S. holders (as defined below). This summary is for general information only and is not tax advice. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances. In addition, this summary does not describe any tax consequences arising under the net investment income tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any local, state or foreign jurisdiction nor any aspects of U.S. federal tax law other than income taxation. Furthermore, this discussion is limited to U.S. holders that hold their Shares as capital assets within the meaning of section 1221 of the Internal Revenue Code, as amended (the "Code") (generally property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to particular U.S. holders, including, without limitation, corporations, partnerships (including entities treated as partnerships for federal income tax purposes), estates, trusts or other U.S. holders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, individual retirement accounts ("IRAs"), dealers in securities or currencies, traders in securities, U.S. persons whose "functional currency" is not the U.S. dollar, persons holding their Shares as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction, employee benefit plans, real estate investment trusts or mutual funds.

        This summary is based on the Code, the regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

        We urge you to consult with and rely upon your own tax advisor with respect to the specific tax consequences to you in connection with the Offer in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Definition of a U.S. Holder

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of Shares that, for U.S. federal income tax purposes, is or is treated as:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments with Respect to Shares in the Offer

        The tender of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder will recognize gain or loss, if any, equal to the difference between (i) the sum of the amount of cash received and (ii) such U.S. holder's adjusted tax basis in the Shares tendered therefor.

        A U.S. holder's tax basis in its Shares purchased with cash generally would be equal to the amount such U.S. holder paid for the Shares. Except as noted below, gain or loss recognized by a U.S. holder on the tender of Shares in the Offer will generally be taxable as capital gain or loss. Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder's holding period for its Shares is more than one year as of the time such Shares are tendered. If the U.S. holder is not a corporation, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of non-corporate taxpayers, no more than $3,000 of ordinary income per year. Capital losses recognized by U.S. holders that are corporations may be used to offset only capital gains.

        The amount of gain or loss recognized by each U.S. holder will vary depending on each U.S. holder's particular situation, including the tax basis of the Shares tendered by each U.S. holder. Each holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences to it of the Offer, taking into account its own particular circumstances.

Backup Withholding Tax

        Proceeds from the tender of Shares generally will be subject to backup withholding tax at the applicable rate unless the applicable U.S. holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a U.S. holder will be allowed as a credit against that U.S. holder's U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the IRS. Each U.S. holder should complete and sign the IRS Form W-9, which will be included with the letter of transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is otherwise established in a manner satisfactory to the Depositary.

Merger

        The tax consequences of the Merger to a U.S. holder will generally be analogous to the tax consequences of the Offer in that the conversion of Shares into a right to receive merger consideration will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder will recognize gain or loss, if any, equal to the difference between (i) the sum of the amount of cash received as merger consideration and (ii) such U.S. holder's adjusted tax basis in the Shares tendered therefor.

6. Price Range of Shares; Dividends on Shares

        Shares are listed on the NYSE under the symbol "CUO".

        The following table sets forth, for each of the periods indicated, the high and low intraday sales prices per Share of Shares on the NYSE and quarterly cash dividends paid to our common Shareholders.

Quarter	Intraday High Price	Intraday Low Price	Dividends per Share
2020 Q1	$12.38	$6.81	$0.00
2019 Q4	15.06	7.20	0.00
2019 Q3	16.95	14.60	0.00
2019 Q2	19.28	15.26	0.00
2019 Q1	24.92	10.08	0.00
2018 Q4	16.40	10.53	0.00
2018 Q3	17.86	15.50	0.00
2018 Q2	19.95	16.00	0.00
2018 Q1	19.95	18.26	0.00

        On March 26, 2020, the last trading day prior to the printing of this Offer to Purchase, the last sale price reported on the NYSE was $9.05 per Share. Shareholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

7. Possible Effects of the Offer on the Market for Shares; Stock Exchange Listing(s); Registration Under the Exchange Act; Margin Regulations

Possible Effect of the Offer on the Market for the Shares

        The purchase of Shares by Bee Street pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. The Purchaser Filing Persons cannot reliably predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer. For additional information regarding the effects of the Offer, see "Special Factors—Certain Effects of the Offer and the Merger."

Stock Exchange Listing

        The Shares are listed for trading on the NYSE. After completion of the Offer and depending upon the aggregate market value and the per common Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE, if, among other things, CMC does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for Shares could be adversely affected.

        If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of holders of Shares and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Bee Street cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, Shares or whether it would cause future market prices to be greater or lesser than the Offer Price being offered in the Offer and the Merger.

Registration Under the Exchange Act

        The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of CMC to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. The Company currently has fewer than 300 shareholders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of CMC subject to registration, would substantially reduce the information required to be furnished by CMC to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the periodic reporting requirements of Section 13, the short-swing profit recovery provisions of Section 16(b) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, no longer applicable to CMC. Furthermore, "affiliates" of CMC and persons holding "restricted securities" of CMC may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing. If the Minimum Tender Condition is satisfied, we believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and, assuming that the Minimum Tender Condition is met, it would be our intention to cause CMC to terminate registration of the Shares under the Exchange Act after consummation of the Offer and the Merger.

        If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NYSE will be terminated following the completion of the Merger.

8. Appraisal Rights; "Going-Private" Rules

Appraisal Rights

        No appraisal rights are available to the holders of Shares in connection with the Offer. If the Merger is completed, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being completed, stockholders who wish to exercise such appraisal rights must do so no later than the time of the consummation of the Offer, even though the Merger will not have been completed as of such time. If the Merger is completed, the holders of Shares who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the "fair value" of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

        The "fair value" of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Moreover, the "fair value" so determined could be higher or lower than, or the same as, the Offer Price. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than the Offer Price.

        If a stockholder wishes to elect to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, such stockholder must do all of the following:

  •
  within the later of the consummation of the Offer and twenty days after the date of mailing of the formal notice of appraisal rights, deliver to CMC a written demand for appraisal of Shares held, which demand must reasonably inform CMC of the identity of the stockholder and that the stockholder is demanding appraisal;

  •
  not tender such stockholder's Shares in the Offer; and

  •
  continuously hold of record the Shares from the date on which the written demand for appraisal is made through the effective time of the Merger.

        Under Section 262 of the DGCL, a demand for appraisal rights must be made by the record holder of Shares. If you do not hold your Shares of record and desire to exercise appraisal rights in connection with the Merger, you will need to arrange for the record holder to make the demand for appraisal rights on your behalf in compliance with Section 262 of the DGCL.

        The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL.

        The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares

"Going-Private" Rules

        Because Bee Street and certain Purchaser Filing Persons are affiliates of CMC, the Offer and the Merger constitute a "going private" transaction for purposes of Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning CMC and certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority holders of Shares be filed with the SEC and disclosed to minority holders of Shares prior to the consummation of the Merger. The Purchaser Filing Persons have provided such information in this Offer to Purchase.

9. Certain Information Concerning CMC

        CMC is a Delaware corporation with its principal executive offices at 440 South LaSalle Street, Suite 3100, Chicago, IL 60605. The telephone number of CMC's principal executive offices is (312) 541-7200.

        CMC describes itself as follows:

        Continental Materials Corporation is the parent company of numerous light manufacturing companies. The Company operates primarily in two industry groups, Heating, Ventilation and Air Conditioning (HVAC) and Construction Products.

        CMC directors James G. Gidwitz, Ralph Gidwitz, Steve Gidwitz and Scott Gidwitz have contributed or agreed to contribute all of the shares of Common Stock held of record or beneficially owned by them to Bee Street. CMC's two executive officers other than James G. Gidwitz, Ryan

Sullivan, CMC's Chief Operating Officer, and Paul Ainsworth, CMC's Chief Financial Officer, and CMC director Theodore Tetzlaff advised that they intend to tender the Shares held of record or beneficially by them pursuant to the Offer. As of the date of this Offer to Purchase, (1) the Purchaser Filing Persons do not know whether any other director or affiliate of CMC intends to tender Shares in the Offer, (2) none of CMC, its executive officers, directors or affiliates have made any public recommendation with respect to the Offer, and (3) CMC has not made public any appraisal, report or opinion on the fairness of this transaction. On March 3, 2020, CMC filed its Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, in which it announced that the Board of Directors of CMC had unanimously decided to express no opinion and remain neutral with respect to the Offer. On March 24, 2020, CMC filed Amendment No. 1 to its Solicitation/Recommendation Statement on Schedule 14D-9 in which, among other things, CMC disclosed that its directors Peter Thieriot and Darrell Trent had finalized the terms upon which Value Incorporated was engaged as an independent financial advisor, to provide a report as to the valuation of the common stock in the Company on a per share basis, based on the most recent financial, market and economic data available. In such Amendment No. 1 to its Schedule 14D-9, CMC also reported that the Board of Directors of CMC had not changed its decision to express no opinion and remain neutral with respect to the Offer. The Schedule 14D-9 may be further amended.

        CMC operates primarily in two industry groups, HVAC and Construction Products. Within each of these two industry groups, CMC has identified two reportable segments: the Heating and Cooling segment and the Evaporative Cooling segment in the HVAC industry group and the CACS segment and the Door segment in the Construction Products industry group.

        The Heating and Cooling segment produces and sells a variety of products including wall furnaces, fan coils, evaporative coolers, boiler room equipment and dryer boxes and related accessories from the Company's wholly-owned subsidiaries, Williams Furnace Co. of Colton, California, Phoenix Manufacturing, Inc. of Phoenix, Arizona, Global Flow Products /American HVAC of Broken Arrow, Oklahoma, and Inovate Dryer Technologies of Jupiter, Florida. The Evaporative Cooling segment produces and sells primarily evaporative coolers from CMC's wholly-owned subsidiary, Phoenix Manufacturing, Inc. of Phoenix, Arizona. Sales of these two segments are nationwide, but are concentrated in the southwestern United States. Concrete, aggregates and construction supplies are offered from numerous locations along the Southern portion of the Front Range of Colorado operated by CMC's wholly-owned subsidiaries collectively referred to as TMC. The Door segment sells hollow metal and wood doors, sound-proof doors, door frames and related hardware, lavatory fixtures and electronic access and security systems through CMC's wholly-owned subsidiaries, McKinney Door and Hardware, Inc., Fastrac Acquisition Co., Serenity Acquisition Co. and Castle Rebar and Supply Co. which operate out of facilities in Pueblo and Colorado Springs, Colorado. The Construction Materials segment offers aggregates and construction supplies from locations along the Southern Front Range of Colorado operated by the Company's wholly-owned subsidiaries Castle Aggregates and TMOP Legacy Company (formerly Transit Mix of Pueblo, Inc.) of Pueblo, Colorado. Sales of this segment are highly concentrated in the Southern Front Range area of Colorado.

        Sales in the Construction Materials and Door segments are affected by the level of construction activity in the areas served and general economic conditions. Sales of furnaces and evaporative coolers are less affected by the level of construction activity and are influenced by weather conditions as a large portion of their sales are for replacement units.

Financial Information

        Annex I reproduces CMC's audited consolidated financial statements and other financial information contained in CMC's Annual Report on Form 10-K for the fiscal year ended December 28, 2019 (which includes audited financial statements for the fiscal years ended December 28, 2019 and

December 29, 2018). More comprehensive financial information is included in such report (including management's discussion and analysis of financial condition and results of operations) and other documents filed by CMC with the SEC therein. Copies of that report and other documents filed by CMC may be examined at or obtained from the SEC in the manner set forth below under "Available Information."

        Except as otherwise set forth herein, the information concerning CMC contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. The Purchaser Filing Persons have not independently verified the accuracy or completeness of the information contained in such documents and records, and cannot verify any failure by CMC to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser Filing Persons.

Available Information

        CMC is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition, and other matters. Information, as of particular dates, concerning CMC's directors and officers, their remuneration, the principal holders of CMC's securities, any material interests of such persons in transactions with CMC and other matters is required to be disclosed in reports under the Exchange Act distributed to CMC's Shareholders and filed with the SEC. Such reports and other information should be available for inspection at the public reference room at the SEC's offices at 100 F Street, N.E., Washington, D.C. 20549, and can be obtained electronically on the SEC's website at www.sec.gov.

10. Certain Information Concerning the Purchaser Filing Persons

        Bee Street is a Delaware limited liability company. Their principal executive offices at c/o Riverbend Industries, LLC, 425 South Financial Place, Suite 3100, Chicago, IL 60605. The telephone number of Bee Street's principal executive offices is (312) 553-3653.

        Certain information regarding the other Purchaser Filing Persons is set forth in Schedule A to this Offer to Purchase. None of Bee Street or any of the other Purchaser Filing Persons have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor have any of them been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Bee Street has not made any arrangements in connection with the Offer to provide holders of Shares access to its corporate files or to obtain counsel or appraisal services at its expense.

11. Source and Amount of Funds

        The Purchaser Filing Persons estimate that the total amount of funds required to purchase all of the outstanding Shares not currently held by Bee Street pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $7.7 million. Bee Street has access to sufficient funds to pay this amount, including the proceeds of a committed credit facility of up to $8.5 million (the "CIBC Facility") it has obtained from CIBC Bank USA ("CIBC")

        Bee Street's commitment from CIBC is conditioned, among other things, on (i) the negotiation and execution of definitive loan documents and other related documentation reasonably satisfactory to CIBC and Bee Street, including additional documentation to renew and/or refinance the existing revolving credit facility of CMC with CIBC, which in any event shall include a maximum amount to be agreed of borrowing availability of CMC under its existing credit facility provided by CIBC, (ii) there being no material adverse change (in the reasonable opinion of CIBC) in the business, assets, liabilities, properties, financial condition or results of operations of Bee Street and of CMC and its subsidiaries, taken as a whole, and (iii) CIBC being satisfied in its reasonable discretion that all conditions and requirements for Bee Street to acquire 85% of the issued and outstanding Shares pursuant to the Offer have been satisfied and that, substantially concurrently with the funding of the CIBC Facility, which will occur substantially simultaneously with the consummation of the Offer, the indebtedness, liabilities and obligations under the CIBC Facility shall (whether pursuant to the Merger or otherwise) become additional indebtedness, liabilities and obligations of CMC.

        Except for the CIBC Facility, the Purchaser Filing Persons have not received any commitments from any other debt or equity financing source than CIBC to fund the Offer and the Merger. Nevertheless, the Purchaser Filing Persons currently believe, based on CIBC's historic lending relationship with CMC and management's discussions with CIBC regarding the CIBC Facility, that the CIBC Facility will be available, subject to the satisfaction of the foregoing conditions of the CIBC Facility and to the conditions to the Offer, to fund the consummation of the Offer and, if the Minimum Tender Condition is satisfied, the Merger.

        The following table presents the estimated fees and expenses incurred or expected to be incurred by the Purchaser Filing Persons in connection with the Offer and the Merger:

SEC Filing Fee	$799
Printing and Mailing Expenses	$15,000
Legal and Accounting Fees and Expenses	$1,000,000
Information and Solicitation Agent	$40,000
Depositary	$40,000
Financial Advisor	$275,000
Financing Fees and Expenses for the CIBC Facility	$100,000
Miscellaneous Expenses	$50,000

Total	$1,520,799

        The Purchaser Filing Persons intend that Bee Street will borrow to pay the Offer Price and, if applicable, the merger consideration payable for Shares pursuant to the Merger, as well as to pay such estimated fees and expenses. Before the consummation of the Offer, CMC will have no obligation to pay any fees or expenses of the Purchaser Filing Persons in connection with the Offer. It is a condition of the CIBC Facility that, substantially concurrently with the funding of the CIBC Facility, which will occur substantially simultaneously with the consummation of the Offer, the indebtedness, liabilities and obligations under the Facility shall (whether pursuant to the Merger or otherwise) become additional indebtedness, liabilities and obligations of CMC.

        Except for the gross amount of the commitment and the foregoing material conditions to the CIBC Facility, CIBC's commitment does not set forth the other material terms of the CIBC Facility such as interest rate, borrowing base, advance rate and other terms. The Purchaser Filing Persons anticipate that such terms may be available to Bee Street on similar terms as the existing revolving credit facility of CMC with CIBC. However, there can be no guaranty that Bee Street and CIBC will agree on such terms and, therefore, the CIBC Facility may not be available to fund the consummation of the Offer and, if applicable, the Merger.

12. Conditions to the Offer

        Notwithstanding any other provision of the Offer, Bee Street shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any Shares, may postpone the acceptance for payment or payment for tendered Shares and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if (i) at the expiration of the Offer, the Minimum Tender Condition has not been satisfied or waived or the Majority Minority Condition has not been satisfied, or (ii) the Financing Condition has not been waived or satisfied, or (iii) on or after March 26, 2020, and at or prior to the expiration of the Offer, any of the following events shall occur:

          (a)   there shall be instituted any action, proceeding or application by any U.S. or non-U.S. court, government or governmental authority or other U.S. or non-U.S. regulatory or administrative agency or commission (each, a "Governmental Entity") which, directly or indirectly (i) challenges the acquisition by Bee Street of the Shares, seeks to restrain, delay, enjoin, make illegal or otherwise prohibit the consummation of the Offer or the Merger or seeks to obtain any material damages as a result of, or otherwise adversely affects, the Offer or the Merger, (ii) seeks to prohibit or impose material limitations on Bee Street's acquisition, ownership or operation of all or any material portion of its or CMC's business or assets (including the business or assets of their respective affiliates and subsidiaries), or of all or any of the Shares (including, without limitation, the right to vote the Shares purchased by Bee Street, on an equal basis with all other Shares, on all matters presented to the holders of Shares, or seeks to compel Bee Street to dispose of or hold separate all or any material portion of its own or CMC's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the Offer or the Merger, (iii) reasonably would be expected to have an Adverse Effect (as defined below), or result in a diminution in the value of the Shares or in the value of CMC's or Bee Street's assets, in each case by more than $500,000 (a "Diminution in Value") or (iv) seeks to impose any condition to the Offer or the Merger that is materially burdensome to Bee Street; or

          (b)   there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity which, directly or indirectly (i) restrains, delays, enjoins, makes illegal or otherwise prohibits the consummation of the Offer or the Merger or awards material damages as a result of, or otherwise adversely affects, the Offer or the Merger, (ii) prohibits or imposes material limitations on Bee Street's acquisition, ownership or operation of all or any material portion of its or CMC's business or assets (including the business or assets of their respective affiliates and subsidiaries), or of all or any of the Shares, or compels Bee Street to dispose of or hold separate all or any material portion of its own or CMC's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the Offer or the Merger, (iii) reasonably would be expected to have an Adverse Effect, or result in a Diminution in Value or (iv) imposes any condition to the Offer or the Merger that is materially burdensome to Bee Street; or

          (c)   any statute, including without limitation any state anti-takeover statute, or any rule, decree, regulation, order or injunction, shall be enacted, entered, enforced or deemed applicable or which becomes applicable or asserted to be applicable directly or indirectly to the Offer or the Merger that would, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above; or

          (d)   any change (or any condition, event or development involving a prospective change) shall have occurred in the business, properties, assets, liabilities, capitalization, partners' equity, financial condition, operations, results of operations or prospects of CMC that has or reasonably would be expected to have, individually or in the aggregate, a material adverse effect on CMC and its subsidiaries taken as a whole (an "Adverse Effect"), or results or reasonably would be expected to result in a Diminution in Value; or

          (e)   there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S., (iii) the outbreak or escalation of a war, terrorist attack, armed hostilities or other international or national calamity directly or indirectly involving the U.S., (iv) any limitation by any Governmental Entity that materially adversely affects the extension of credit generally by banks or other lending institutions that regularly participate in the U.S. market in loans, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the U.S. or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (f)    Bee Street shall have become aware that (i) one or more governmental or other third party consents, waivers or approvals are required for or in connection with the consummation of the Offer or the Merger under any law, regulation, order or contract binding on CMC or any of its affiliates, (ii) any of the applicable consents, waivers or approvals have not been obtained and (iii) the failure to obtain such consents, waivers or approvals would reasonably be expected to have an Adverse Effect.

        The foregoing conditions are for the sole benefit of Bee Street and may be asserted or waived by Bee Street in whole or in part at any time and from time to time in its sole discretion at or prior to the expiration of the Offer (other than those involving the receipt of any requisite governmental approvals). The determination as to whether any condition has been satisfied shall be in the reasonable judgment of Bee Street and, subject to applicable law, will be final and binding on all parties. The failure by Bee Street at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, subject to the foregoing, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Among other things, Bee Street reserves all of the foregoing rights with respect to the COVID-19 coronavirus, the response thereto by governmental authorities, businesses and the general public, and the effects thereof. If Bee Street waives a condition with respect to the tender of any Share, it will waive the condition with respect to the tender of all Shares.

        A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

13. Effect of CMC Dividends

        If, on or after the date hereof, CMC should declare any cash dividend on the Shares, with a record date on or after the date of commencement of this Offer and prior to the Acceptance Time then, subject to the provisions set forth in "—Conditions to the Offer" above, the Offer Price will be reduced by the amount of any such cash dividend. Bee Street will comply with all applicable federal securities laws in connection with such reduction in the Offer Price.

        If, on or after the date hereof, CMC should (1) split, combine or otherwise change the Shares or its capitalization, (2) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (3) issue or sell additional Shares or any other class of equity security, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, then, subject to the provisions set forth in "—Conditions to the Offer" above, Bee Street, in its reasonable judgment, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

14. Certain Legal Matters; Regulatory Approvals

        General.    Except as otherwise disclosed herein, the Purchaser Filing Persons are not aware of any licenses or other regulatory permits which appear to be material to the business of CMC and which might be adversely affected by the acquisition of Shares by Bee Street pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Bee Street pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to CMC's or Bee Street's business or that certain parts of CMC's or Bee Street's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Bee Street to elect to terminate the Offer without the purchase of the Shares thereunder. Bee Street's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "—Conditions to the Offer."

        Antitrust Compliance.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. However, the Offer is not a reportable transaction under the HSR Act.

        Federal Reserve Board Regulations.    Regulations G, T, U and X (the "margin regulations") promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Bee Street is funding the acquisition of the Shares from borrowings under its credit facility. The margin regulations are thus inapplicable.

        State Takeover Laws.    In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        The Purchaser Filing Persons do not believe that any state takeover laws will prevent the consummation of the Offer or the Merger. Accordingly, Bee Street has not taken any action to comply with any state takeover statute or regulation. Bee Street reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Bee Street might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Bee Street might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case,

Bee Street may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

15. Fees and Expenses

        Bee Street has retained Duff & Phelps to provide certain financial advisory services, for which Duff & Phelps will receive compensation as disclosed below. Bee Street has retained InvestorCom to act as the Information and Solicitation Agent for the Offer and Computershare Trust Company, N.A. to serve as the Depositary for the Offer. Each of the Information and Solicitation Agent and the Depositary will receive reasonable and customary compensation for its services, and each of the Information and Solicitation Agent and the Depositary will be reimbursed for certain reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under U.S. federal securities laws.

        The Information and Solicitation Agent may contact holders of Shares by mail, telephone, photocopy, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Purchaser Filing Persons will not pay any fees or commissions to any broker or dealer or other person (other than to the Depositary and the Information and Solicitation Agent, and in the event that the laws of one or more jurisdictions require the Offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of Shares in connection with the Offer. Upon request, Bee Street will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

        The following table presents the estimated fees and expenses incurred or expected to be incurred by the Purchaser Filing Persons in connection with the Offer and the Merger:

SEC Filing Fee	$799
Printing and Mailing Expenses	$15,000
Legal and Accounting Fees and Expenses	$1,000,000
Information and Solicitation Agent	$40,000
Depositary	$40,000
Financial Advisor	$275,000
Financing Fees and Expenses for the CIBC Facility	$100,000
Miscellaneous Expenses	$50,000

Total	$1,520,799

16. Miscellaneous

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. Bee Street is not aware of any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. To the extent that Bee Street becomes aware of any state law that would limit the class of Offerees in the Offer, Bee Street may amend, in its reasonable judgment, the Offer and, depending on the timing of such amendment, if any, may extend, in its reasonable judgment, the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Bee Street by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Bee Street.

        No person has been authorized to give any information or to make any representation on behalf of Bee Street that is not contained in this Offer to Purchase or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        The Purchaser Filing Persons have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act and a Transaction Statement on Schedule 13E-3 pursuant to Rule 13e-3 under the Exchange Act, together with exhibits (collectively, the "Schedule TO"), furnishing certain additional information with respect to the Offer. Bee Street filed Amendment No. 1 to the Schedule TO on March 20, 2020. Bee Street filed Amendment No. 2 to the Schedule TO on March 26, 2020 to, among other things, report this revised Offer to Purchase.

        On March 3, 2020, CMC filed its Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, in which it announced that the Board of Directors of CMC had unanimously decided to express no opinion and remain neutral with respect to the Offer. On March 24, 2020, CMC filed Amendment No. 1 to its Solicitation/Recommendation Statement on Schedule 14D-9 in which, among other things, CMC disclosed that its directors Peter Thieriot and Darrell Trent had finalized the terms upon which Value Incorporated was engaged as an independent financial advisor, to provide a report as to the valuation of the common stock in the Company on a per share basis, based on the most recent financial, market and economic data available. In such Amendment No. 1 to its Schedule 14D-9, CMC also reported that the Board of Directors of CMC had not changed its decision to express no opinion and remain neutral with respect to the Offer. The Schedule 14D-9 may be further amended.

Bee Street Holdings LLC
James G. Gidwitz
Nancy Gidwitz
Ralph W. Gidwitz
Steven B. Gidwitz
Scott Gidwitz

March 27, 2020

 SCHEDULE A
DIRECTORS AND EXECUTIVE OFFICERS OF BEE STREET

        The following table sets forth, to the best of our knowledge, for each executive officer and director of Bee Street, his or her name, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted. During the past five years, to the best of our knowledge, none of the executive officers or directors of Bee Street has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws. Unless otherwise indicated, the principal business address of each director and executive officer is c/o Riverbend Industries, LLC, 425 South Financial Place, Suite 3100, Chicago, IL 60605.

Name	Age	Citizenship	Principal Occupation or Employment	Position with Bee Street
James G. Gidwitz	73	USA	Chairman of the Board and Chief Executive Officer of CMC since 1983	Chairman of the Board and Chief Executive Officer
Nancy Gidwitz	71	USA	Retired	Manager
Ralph Gidwitz	84	USA	Director of CMC and Chief Executive Officer of NCAComp	Manager
Steven Gidwitz	61	USA	Director of CMC	Manager
Scott Gidwitz	32	USA	Director of CMC and Senior Vice President of the Investments group at The John Buck Company	Manager

        Mr. James G. Gidwitz is Chairman of the Board, Chief Executive Officer of CMC. He has served as the Chairman of the Board and its Chief Executive Officer since 1983. Mr. Gidwitz also serves on the Boards of several non-profit institutions involved in such diverse activities as medical research and political analysis. Mr. Gidwitz served as Chairman of the Endowment Committee of The Hotchkiss School where he continues to serve on the Committee. Mr. Gidwitz also formerly served on the Board of the Hoover Institution, an organization associated with Stanford University.

        Ms. Nancy Gidwitz has created and implemented marketing communications programs and developed special communications projects for Chicago and Illinois clients for more than 40 years. In the corporate arena, she handled programs for the Chicago office of Coopers & Lybrand (now PricewaterhouseCoopers) and Plochman's. Governmental agencies that tapped her expertise included the Illinois Dept. of Commerce & Community Affairs, the Illinois Housing Development Authority, and the Illinois Tollway. Ms. Gidwitz served on the Board of Trustees of Brown University, her alma mater. As it was one of her major focuses, she co-chaired three regional capital campaigns and four class campaigns. Ms. Gidwitz developed an alumna cultivation program in Chicago which became a model for a national university initiative. Ms. Gidwitz serves on the Board of Directors of the Chicago Botanic Garden. Previously she was a board member of the Women's Business Development Center and the Chicago International Film Festival.

        Mr. Ralph W. Gidwitz is Director of Continental Materials Corporation., since 1984. He is retired, having previously started Capital Results LLC, a financial consulting company, for which he also served as the Managing Partner and Chief Executive Officer until 2009. Mr. Gidwitz has also served as the President and Chief Executive Officer of a private company engaged in manufacturing. Mr. Gidwitz served on the Board of Trustees for a local college as well as serving as its Treasurer and Chairman of its Finance and Investment Committees from 2006 to 2013. Mr. Gidwitz currently serves on the Executive Committee of the Board of Governors of the City of Hope, a large research driven hospital and health care organization. He also served as a Director for three community associations and as Chairman and a Governor for a Chicago cultural group.

        Mr. Steven Gidwitz began his career in 1980 after graduating from Tulane University in New Orleans with a B.A. in Business Management. He worked for Consolidated Packaging in Chicago for several years in various positions before moving to Bakersfield, CA, and becoming an administrative manager at Riverwood International, a global leader in developing innovative packaging solutions.

        In 1991, Mr. Gidwitz moved to Western New York and worked for Corson Manufacturing for more than a decade, first as vice president of operations, then as president, before becoming vice president of NCAComp in 2002, and its Chief Operating Officer in 2011.

        Over the course of his career, Mr. Gidwitz's job responsibilities have included: human resources, purchasing, inside sales, sales management, quality control, accident prevention, plant management, and full company management.

        In addition, Mr. Gidwitz has served as a board member and vice president of the Group Self-Insurance Association of New York (GSIANY) and served on a WCB/GSIANY committee to assist in rewriting the rules and regulations of self-insurance groups in the state of New York.

        Mr. Scott Gidwitz is a Senior Vice President of the Investments group at The John Buck Company and serves as a member of its Investment Committee. His primary responsibilities include the evaluation, underwriting, and due diligence of new residential and commercial acquisition and development opportunities. Following an acquisition, Mr. Gidwitz is also involved in day-to-day project and asset management.

        Currently, Mr. Gidwitz serves as asset manager for 3Eleven, a 245-unit residential development opening in Chicago's River North neighborhood in January 2018, and 333 S. Wabash Ave., a 1.2 million square foot office tower in Chicago's East Loop. In addition, Mr. Gidwitz is actively seeking new business in select submarkets of Chicago, Austin, Denver, and Los Angeles.

        Prior to joining The John Buck Company, Mr. Gidwitz was an Analyst at Siebert Branford Shank, L.L.C., a boutique investment bank specializing in municipal finance. While at Siebert, Mr. Gidwitz provided quantitative and analytical support to senior bankers, as well as technical support on over $210 million in senior managed financing, and over $3 billion of co-senior and co-managed transactions.

        Mr. Gidwitz earned his J.D. from Northwestern University School of Law, M.B.A. from Northwestern University's Kellogg School of Management, and B.A. from University of Pennsylvania.

 SCHEDULE B
OWNERSHIP OF SHARES BY THE PURCHASER FILING PERSONS AND CERTAIN RELATED PERSONS

        The following table sets forth the ownership of Shares as of March 26, 2020, by the Purchaser Filing Persons and, to the knowledge of Purchaser Filing Persons, certain related persons, including the executive officers and directors of Bee Street and CMC, and the securities transactions by those persons in Shares during the 60 days prior to March 26, 2020:

Person	Number		Percentage of Outstanding Shares	Securities Transactions in Past 60 Days*
James G. Gidwitz	1,062,821	(1)	63.4%	—	(2)
Bee Street Holdings LLC	1,027,171		61.3%	+1,027,171	(2)
Scott Gidwitz	1,027,171	(1)	61.3%	—	(2)
Steve Gidwitz	1,027,171	(1)	61.3%	—	(2)
Ralph W. Gidwitz	1,027,171	(1)	61.3%	—	(2)
Nancy Gidwitz	1,027,171	(1)	61.3%	—	(2)
Darrell M Trent	21,833		1.3%	—
Peter E. Thieriot	21,833		1.3%	—
Theodore R. Tetzlaff	19,833		1.2%	—
Paul Ainsworth	1,000		0.1%	—
Ryan Sullivan	600		0.0%	—
All directors, nominees and named executive officers of CMC as a group (includes nine persons)	1,127,920		67.3%

(1)
Includes 1,027,171 Shares owned by Bee Street. Beneficial ownership of such shares is disclaimed except to the extent of such person's authority as a member of the board of managers of Bee Street, which authority and such reporting person's capacity as a member of the board of managers is subject to the terms and provisions of the limited liability company agreement of Bee Street, as it may be amended from time to time. The board of managers of Bee Street has sole voting power and sole dispositive power with respect to the Shares which Bee Street owns. The members of the board of managers of Bee Street are James G. Gidwitz, Nancy Gidwitz, Ralph W. Gidwitz, Steven B. Gidwitz and Scott Gidwitz, none of whom has any individual voting power or dispositive power with respect to the Shares owned by Bee Street.

(2)
Bee Street owns 1,027,171 shares of Common Stock as a result of contribution to Bee Street of such shares by its limited liability company members commencing on February 14, 2020.

        Except for the contribution described in foregoing footnote (2), the Purchaser Filing Persons have not engaged in any transactions in Shares during the two years prior to March 26, 2020.

 ANNEX I

Item 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

PAGE
Financial Statements and Financial Statement Schedule of Continental Materials Corporation and Report of Independent Registered Public Accounting Firm thereon:
Consolidated Statements of Operations for fiscal years 2019 and 2018	F-2
Consolidated Statements of Cash Flows for fiscal years 2019 and 2018	F-3
Consolidated Balance Sheets as of December 28, 2019 and December 29, 2018	F-4
Consolidated Statements of Shareholders' Equity for fiscal years 2019 and 2018	F-5
Notes to Consolidated Financial Statements	F-6 - F-32
Report of Independent Registered Public Accounting Firm	F-33

Continental Materials Corporation

Consolidated Statements of Operations

For Fiscal Years 2019 and 2018

(Amounts in thousands, except per share data)

	2019	2018
Net sales	$113,276	$100,887
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization)	88,723	78,033
Depreciation and amortization	1,962	1,472
Selling and administrative	32,162	22,679
Charges related to write off of deferred development	—	6,840
Charges related to write off of overpayment of prepaid royalties	—	627
Mining asset impairment	22,492	—
Gain on legal settlement	(14,781)	—
Loss on legal settlement	6,800	—
Gain on disposition of property and equipment	(1,237)	—

Operating loss	(22,845)	(8,764)
Interest income	362	76
Interest expense	(371)	(539)
Other income, net	80	25

Loss from continuing operations before income taxes	(22,774)	(9,202)
Benefit for income taxes	5,396	2,500

Loss from continuing operations	(17,378)	(6,702)
Income from discontinued operations net of income tax provision of $1,080 and $315	3,479	846

Net loss	$(13,899)	$(5,856)

Basic and diluted loss per share:
Loss from continuing operations	$(10.15)	$(3.95)
Income from discontinued operations	2.03	0.50

Basic and diluted loss per share	(8.12)	(3.45)

Average shares outstanding	1,711	1,697

The accompanying notes are an integral part of the consolidated financial statements.

Continental Materials Corporation

Consolidated Statements of Cash Flows

For Fiscal Years 2019 and 2018

(Amounts in thousands)

	2019	2018
Operating activities
Net loss	$(13,899)	$(5,856)
Discontinued operations, net of income tax	(3,479)	(846)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,962	1,472
Write-off of deferred development costs	—	5,409
Impairment of mining property assets	22,492	—
Write-off of overpayment of prepaid royalties	—	627
Deferred income tax provision	(4,253)	(1,798)
Stock based compensation	204	—
Compensation of Board of Directors paid by issuance of treasury shares	568	315
Provision for doubtful accounts	189	165
Gain on disposition of property and equipment	(1,237)	—
Changes in working capital items:
Receivables	(3,096)	(1,091)
Inventories	2,995	3,961
Prepaid expenses	(256)	116
Accounts payable and accrued expenses	5,251	(282)
Income taxes payable and refundable	(1,903)	(436)
Other	(2,965)	305

Net cash provided by continuing operations	2,573	2,061
Net cash (used) provided by discontinued operations	(2,138)	631

Net cash provided by operating activities	435	2,692

Investing activities:
Capital expenditures by continuing operations	(2,693)	(1,409)
Capital expenditures by discontinued operations	(172)	(1,291)
Payments for acquisitions	(22,521)	—
Cash proceeds from sale of discontinued operations	23,679	—
Cash proceeds from sale of continuing operations property and equipment	2,593	—
Cash proceeds from sale of discontinued operations property and equipment	—	1,430

Net cash provided (used) by investing activities	886	(1,270)

Financing activities:
Borrowings on the revolving bank loan	21,750	33,100
Repayments on the revolving bank loan	(23,150)	(34,400)
Repayments of finance lease obligations	(80)	(30)
Payments to acquire treasury stock	(257)	(5)

Net cash used by financing activities	(1,737)	(1,335)

Net (decrease) increase in cash and cash equivalents	(416)	87
Cash and cash equivalents:
Beginning of period	594	507

End of period	$178	$594

Supplemental disclosures of cash flow items:
Cash paid during the year for:
Interest, net	$333	$468
Income taxes, net	1,840	50
Other Information:
Contingent consideration from acquisitions	1,540	—
ARO liabilities and assets recognized	22,492	—
Capital expenditures purchased through capital lease obligation	—	200
Assets reclassified as held for sale	896	24,036
Liabilities reclassified as held for sale	—	4,092
Right of use assets obtained in exchange for operating lease liabilities	587	—

The accompanying notes are an integral part of the consolidated financial statements.

Continental Materials Corporation

Consolidated Balance Sheets As of December 28, 2019 and December 29, 2018

(Amounts in thousands except share data)

	December 28, 2019	December 29, 2018
ASSETS
Current assets:
Cash and cash equivalents	$178	$594
Receivables less allowance of $494 and $410 for fiscal 2019 and 2018, respectively	21,555	15,321
Receivable for insured losses	911	874
Inventories	13,953	14,806
Prepaid expenses	2,171	1,785
Refundable income taxes	2,397	494
Other current assets	4,229	2,500
Other current assets held for sale	896	10,968

Total current assets	46,290	47,342

Property, plant and equipment
Land and improvements	4,072	1,409
Buildings and improvements	14,939	13,451
Machinery and equipment	48,269	48,569
Mining properties	3,770	5,015
Less accumulated depreciation and depletion	(59,025)	(58,013)

	12,025	10,431

Other assets
Right-of use assets	4,978	—
Goodwill	5,932	1,000
Intangible assets	12,437	—
Deferred income taxes	7,667	3,414
Other long-term assets	654	448
Other long-term assets held for sale	—	13,068

	$89,983	$75,703

LIABILITIES
Current liabilities:
Revolving bank loan payable	$800	$2,200
Accounts payable	8,490	3,234
Accrued expenses
Compensation	2,181	2,638
Reserve for self-insured losses	1,967	2,451
Liability for unpaid claims covered by insurance	911	874
Profit sharing	710	1,065
Short-term asset retirement obligation	4,200	1,017
Other	3,377	2,911
Short-term lease liabilities	1,170	—
Other current liabilities held for sale	—	3,800

Total current liabilities	23,806	20,190

Long-term lease liabilities	3,991	—
Long-term compensation liabilities	1,842	959
Asset retirement obligation	23,713	5,252
Other long-term liabilities	1,442	234
Other long-term liabilities held for sale	—	292
SHAREHOLDERS' EQUITY
Common shares, $.25 par value; authorized 3,000,000 shares; issued 2,574,264 shares	643	643
Capital in excess of par value	1,853	1,930
Retained earnings	47,232	61,131
Treasury shares, 860,910 and 876,409 at cost	(14,539)	(14,928)

	35,189	48,776

	$89,983	$75,703

The accompanying notes are an integral part of the consolidated financial statements.

Continental Materials Corporation

Consolidated Statements of Shareholders' Equity

For Fiscal Years 2019 and 2018

(Amounts in thousands except share data)

	Common shares	Common shares amount	Capital in excess of par	Retained earnings	Treasury shares	Treasury shares cost
Balance at December 30, 2017	2,574,264	$643	$1,887	$66,987	892,097	$15,195
Net loss	—	—	—	(5,856)	—	—
Compensation of Board of Directors by issuance of treasury shares	—	—	43	—	(16,000)	(272)
Purchase of treasury shares	—	—	—	—	312	5

Balance at December 29, 2018	2,574,264	643	1,930	61,131	876,409	14,928
Net loss	—	—	—	(13,899)	—	—
Compensation of Board of Directors by issuance of treasury shares	—	—	(77)	—	(37,998)	(645)
Purchase of treasury shares	—	—	—	—	22,499	256

Balance at December 28, 2019	2,574,264	$643	$1,853	$47,232	860,910	$14,539

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

        Continental Materials Corporation (the Company) is a Delaware corporation, incorporated in 1954. The Company experienced various changes in 2019 with the sale of substantially all assets of its ready-mix concrete and Daniels Sand operations in the first quarter of 2019, the acquisition of four new operating businesses in the second quarter of 2019 and the cessation of mining at Pikeview quarry in the third quarter of 2019. In conjunction with this activity, management reviewed its operating and reporting structure and made adjustments to align the structure with how operations will be measured and evaluated going forward including revisions to the Company's reporting segments. Segment information for prior periods has been reclassified to conform to current segment reporting structure. The Company operates primarily in the Building Products industry group. Within this industry group the Company has identified three reportable segments: the HVAC segment, the Door segment and the Construction Materials segment.

        The HVAC segment produces and sells a variety of products including wall furnaces, fan coils, evaporative coolers, boiler room equipment and dryer boxes and related accessories from the Company's wholly-owned subsidiaries, Williams Furnace Co. (WFC) of Colton, California, Phoenix Manufacturing, Inc. (PMI) of Phoenix, Arizona, Global Flow Products /American HVAC (GFP) of Broken Arrow, Oklahoma, and InOvate Dryer Technologies (InOvate) of Jupiter, Florida. Sales of this segment are nationwide although WFC and PMI sales are more concentrated in the southwestern United States. The Door segment sells hollow metal and wood doors, door frames and related hardware, sliding door systems and electronic access and security systems from the Company's wholly-owned subsidiaries: McKinney Door and Hardware, Inc. (MDHI), Fastrac Building Supply (Fastrac) and Serenity Sliding Door Systems (Serenity), which operate out of facilities in Pueblo and Colorado Springs, Colorado. Sales of this segment are concentrated in Colorado, California and the Northwestern United States although door sales are also made throughout the United States. The Construction Materials segment offers construction supplies from locations along the Southern Front Range of Colorado operated by the Company's wholly-owned subsidiaries, Castle Aggregates and Castle Rebar & Supply of Colorado Springs, and TMOP Legacy Company (formerly Transit Mix of Pueblo, Inc.) of Pueblo, Colorado (the three companies collectively are referred to as the Castle Companies).

        In addition to the above reporting segments, an "Unallocated Corporate" classification is used to report the unallocated expenses of the corporate office which provides treasury, insurance and tax services as well as strategic business planning and general management services. Expenses related to the corporate information technology group are allocated to all locations, including the corporate office.

PRINCIPLES OF CONSOLIDATION

        The Consolidated Financial Statements include Continental Materials Corporation and all of its subsidiaries. Intercompany transactions and balances have been eliminated. All subsidiaries of the Company are wholly-owned.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350), which removed the requirement to compare the implied fair value of goodwill with its carrying amount as part of Step 2 of the goodwill impairment test. As a result, under the ASU, an entity should perform

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying value and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value. However, the impairment loss should not exceed the total amount of goodwill allocated to that reporting unit. The pronouncement was adopted by the Company in the fourth quarter of 2017 in connection with annual impairment testing. No impairment charges resulted from our impairment testing.

        Effective December 31, 2017 (the beginning of fiscal 2018), the Company adopted Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606) and related amendments, which created a single source of revenue guidance for all companies in all industries and is more principles-based than previous revenue guidance. The Company adopted the standard using the modified retrospective approach. The adoption of this standard did not result in significant changes to the Company's accounting policies, business processes, systems or controls, or have a material impact on its financial position, consolidated results of operations or consolidated cash flows. As such, prior period financial statements were not recast and there was no cumulative effect adjustment upon adoption.

        In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), requiring that the statement of cash flows explain the change in total cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. This standard was adopted by the Company in the first quarter of 2018 and did not have a material impact to the consolidated statement of cash flows.

        Effective December 30, 2018 (the beginning of fiscal 2019) the Company adopted ASU No. 2016-02, Leases (Topic 842), which superseded Topic 840, "Leases". As allowed under the new accounting standard, the Company elected to apply practical expedients to carry forward the original lease determinations, lease classifications and accounting of initial direct costs for all asset classes at the time of adoption. The Company also elected not to separate lease components from non-lease components for asset categories, except office space, and to exclude short-term leases from its Consolidated Balance Sheet. For the office space lease category the election was made to report lease and non-lease components separately as the non-lease components are billed and paid separately and are not a fixed amount over the lease term. The implicit discount rate of leases is used to calculate present values when available. When an implicit discount rate is not readily available an incremental borrowing rate is used to calculate present values.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

        The preparation of financial statements in conformity with Generally Accepted Accounting Principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of December 28, 2019 and December 29, 2018 and the reported amounts of revenues and expenses during both of the two fiscal years in the period ended December 28, 2019. Actual results could differ from those estimates.

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

CASH AND CASH EQUIVALENTS

        The Company considers all highly-liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value. The Company has reclassified negative cash balances to Accounts Payable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

        Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3
Unobservable inputs supported by little or no market activity and are significant to the fair value of the assets or liabilities. Unobservable inputs reflect the assumptions that market participants would use when pricing the asset or liability including assumptions about risk.

        The following methods were used to estimate the fair value of the financial instruments recognized in the accompanying balance sheet:

        Cash and Cash Equivalents: The carrying amount approximates fair value and was valued as Level 1.

        Revolving Bank Loan Payable: Fair value was estimated based on the borrowing rates then available to the Company for bank loans with similar terms and maturities and determined through the use of a discounted cash flow model. The carrying amount of the Revolving Bank Loan Payable represents a reasonable estimate of the corresponding fair value as the Company's debt is held at variable interest rates and was valued as Level 2.

        Lease liabilities: Fair value was estimated based on the borrowing rates then available to the Company for bank loans with similar terms and maturities and determined through the use of a discounted cash flow model. The carrying amount of the Lease liabilities represents a reasonable estimate of the corresponding fair value and was valued as Level 2.

        Phantom equity and phantom equity appreciation liability awards: Fair value is estimated based on the use of a Black-Scholes option pricing model based on publicly available inputs. The carrying amount of the liability represents a reasonable estimate of the vested portion of the corresponding fair value of the awards granted and was valued as Level 3.

        Contingent consideration: Fair value is estimated based on the use of a Monte Carlo Simulation model based on significant inputs that are not observable in the market, which are considered Level 3 inputs in accordance with ASC Topic 820.

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        ARO liability: Fair value is estimated using an expected present value technique using estimated cash flows over a period of time and then discounting the expected cash flows using a credit-adjusted risk-free interest rate using significant inputs that are not observable in the market, which are considered Level 3 inputs in accordance with ASC Topic 820.

        ARO for asset impairment: Fair value is estimated using an expected present value technique using estimated cash flows over a period of time and then discounting the expected cash flows using a credit-adjusted risk-free interest rate using significant inputs that are not observable in the market, which are considered Level 3 inputs in accordance with ASC Topic 820.

        There were no transfers between fair value measurement levels of any financial instruments in the current year.

INVENTORIES

        Inventories are valued at the lower of cost or net realizable value and are reviewed periodically for excess or obsolete stock with a provision recorded, where appropriate. Cost for certain inventory at WFC and PMI is determined using the last-in, first-out (LIFO) method. These inventories represent approximately 71% of total inventories at December 28, 2019 and 65% at December 29, 2018. The cost of all other inventory is determined by the first-in, first-out (FIFO) or average cost methods. Some commodity prices such as copper and steel have experienced significant fluctuations in recent years which is principally relevant to the four HVAC businesses. The general effect of using LIFO is that higher prices are not reflected in the inventory carrying value. Current costs are reflected in the cost of sales. Due to the nature of our products, obsolescence is not typically a significant exposure, however certain HVAC businesses will from time to time contend with some slow-moving inventories or parts that are no longer used due to engineering changes. At December 28, 2019 and December 29, 2018, inventory reserves were approximately 6.8% of the total FIFO inventory value.

PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment are carried at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method as follows:

Land improvements	5 to 31 years
Buildings and improvements	10 to 31 years
Leasehold improvements	Shorter of the term of the lease or useful life
Machinery and equipment	3 to 20 years

        The cost of property sold or retired and the related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss is reflected in operating income. Maintenance and repairs are charged to expense as incurred. Major renewals and betterments are capitalized and depreciated over their estimated useful lives.

OTHER ASSETS

        The Company annually assesses goodwill for potential impairment at the end of each year. In accordance with ASU 2017-04, the fair value of each reporting unit is compared to its carrying value. Impairment expense would be recognized, limited to the value of the reporting unit's goodwill, should

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

carrying value exceed fair value. In addition to annual assessment, the Company will reassess the recorded goodwill to determine if impairment has occurred if events arise or circumstances change in the relevant reporting segments or in their industries. No goodwill impairment was recognized for any of the periods presented.

        The Company had previously paid $2,500,000 related to an aggregate property near Colorado Springs. During fiscal year 2019, the Company decided to cease negotiations with the State of Colorado to obtain mining permits for the property. The amount, less $325,000 that was not expected to be recovered, was included in other current assets as of December 28, 2019.

        Intangible assets with definite lives include trade names, intellectual property, and customer relationships. These intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortizable intangible assets are tested for impairment whenever events or changes in circumstances indicate that the carrying value may be greater than the fair value.

RETIREMENT PLANS

        The Company and its subsidiaries have a contributory profit sharing retirement plan for specific employees. The plan allows qualified employees to make tax deferred contributions pursuant to Internal Revenue Code Section 401(k). The Company may make annual contributions, at its discretion, based primarily on profitability. In addition, any individuals whose compensation was in excess of the amount eligible for the Company matching contribution to the 401(k) plan as established by Section 401 of the Internal Revenue Code are eligible to participate in an unfunded Deferred Compensation Plan. This plan accrues an amount equal to the difference between the amount the person would have received as Company contributions to his/her account under the 401(k) plan had there been no limitations and the amount the person would receive under the 401(k) plan giving effect to the limitations. Costs under the plans are charged to operations as incurred. As of December 28, 2019 and December 29, 2018, the unfunded liabilities related to the Deferred Compensation Plan were $1,250,000 and $1,001,000 respectively.

RESERVE FOR SELF-INSURED AND INSURED LOSSES

        The Company's risk management program provides for certain levels of loss retention for workers' compensation, automobile liability, healthcare plan coverage and general and product liability claims. The components of the reserve for self-insured losses have been recorded in accordance with GAAP requirements that an estimated loss from a loss contingency shall be accrued if information available prior to issuance of the financial statements indicates that it is probable that a liability has been incurred at the date of the financial statements and the amount of loss can be reasonably estimated. The recorded reserve represents management's best estimate of the future liability related to these claims up to the associated deductible.

        GAAP also requires an entity to accrue the gross amount of a loss even if the entity has purchased insurance to cover the loss. Therefore the Company has recorded losses for workers' compensation, automobile liability, medical plan coverage and general and product liability claims in excess of the deductible amounts, i.e., amounts covered by insurance contracts, in "Liability for unpaid claims covered by insurance" with a corresponding "Receivable for insured losses" on the balance sheet. The components of the liability represent both unpaid settlements and management's best estimate of the future liability related to open claims. Management has evaluated the creditworthiness of our insurance

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

carriers and determined that recovery of the recorded losses is probable and, therefore, the receivable from insurance has been recorded for the full amount of the insured losses. The amount of claims and related insured losses at December 28, 2019 and December 29, 2018 was $911,000 and $874,000, respectively.

RECLAMATION

        In connection with permits to mine properties in Colorado, the Company is obligated to reclaim the mined areas whether the property is owned or leased. The Company had recorded asset retirement obligations (ARO) and offsetting assets for future reclamation work to be performed at its various aggregate operations based upon an estimate of the total expense that would be paid to a third party to reclaim the properties. The assessment of the reclamation liability may be done more frequently if events or circumstances arise that may indicate a change in estimated costs. The Company has engaged an independent specialist to assist in evaluating the estimates of the cost of reclamation. Prior to the current fiscal year, the reclamation of mining properties was performed concurrently with mining or soon after each section of the deposit was mined. In the current year, in connection with the decision to cease mining operations at its Pikeview quarry and purchase of formerly leased mining property in Pueblo, the Company was able to reasonably estimate the cost of final reclamation of these properties and has recorded ARO liabilities of $27,913,000 at December 28, 2019. Reclamation liabilities were estimated at $6,269,000 as of December 29, 2018. The Company classifies a portion of the reserve as a current liability, specifically $4,200,000 at December 28, 2019 and $1,017,000 at December 29, 2018 based upon anticipated reclamation timeframe. See Note 2 for discussion of acquisition of Pueblo property and Note 20 for additional discussion of AROs.

TREASURY STOCK

        Treasury stock is valued at the aggregated average cost that the Company paid for each transaction.

REVENUE RECOGNITION

        Effective December 31, 2017, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and related amendments, which creates a single source of revenue guidance for all companies in all industries and is more principles-based than previous revenue guidance. The Company adopted the standard using the modified retrospective approach. The adoption of this standard did not result in significant changes to the Company's accounting policies, business processes, systems or controls, or have a material impact on its financial position, consolidated results of operations or consolidated cash flows. As such, prior period financial statements were not recast and there was no cumulative effect adjustment upon adoption.

        The Company is applying Topic 606 to the customer contracts in each industry segment to provide assurance of compliance. Using the five-step model the customer contracts in each segment were evaluated on critical aspects of how revenue is reported and recognized in the financial statements i.e. 1) Identify the contract(s) with the customer; 2) Identify the performance obligations; 3) Determine the transaction price; 4) Allocate the transaction price to the performance obligations; and 5) Recognize revenue as each performance obligation is satisfied. In applying the model to each reporting segment level, the Company is using a portfolio approach which is acceptable because the

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

contracts within each segment are similar with respect to contract attributes, performance obligations, and revenue recognition.

        Sales are recognized when control of the promised goods or services transfers to the Company's customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company's payment terms generally range between 30 to 90 days after invoice is billed to the customer. Sales are reported net of sales tax. Shipping and other transportation costs paid by the Company and rebilled to the buyer are recorded gross (as both sales and cost of sales). The Company generally recognizes revenue from the sale of products at the time the products are shipped.

        While the return of products is generally not allowed, some large customers have been granted the right to return a certain amount at the end of the normal selling season for seasonal products. Sales returns and allowances are estimated based on current program terms and historical experience. Provisions for estimated returns, discounts, volume rebates and other price adjustments are provided for in the same period the related revenues are recognized and are netted against revenues.

        The Company is responsible for warranties related to the manufacture of its HVAC products and estimates the future warranty claims based upon historical experience and management estimates. The Company reviews warranty and related claims activities and records provisions, as necessary. Changes in the aggregated product warranty liability for the fiscal years 2019 and 2018 were as follows (amounts in thousands):

	2019	2018
Beginning balance	$104	$132
Warranty related expenditures	(148)	(148)
Warranty expense accrued	120	120

Ending balance	$76	$104

        The majority of sales within the Door division do not include extended installation components. Most of the sales of MDHI that contain installation are completed within 30 days and contain two specific components, the product and the installation service. The transaction price for these contracts is allocated to each performance obligation based on its stated stand-alone price. Revenue is recognized at a point in time as each performance obligation is completed. The Company does not offer maintenance or service contracts. The acquisition of Fastrac and Serenity in mid-2019 expanded the type of contracts that require analysis under Topic 606 guidelines as these operations may include extended installation services within the contracts. The company negotiates the terms of the contract and prepares a detailed project quote that might include number and type of doors, number and style of hardware, locks, electronic items and estimated installation cost. Contract price for each item of the quote is negotiated and stated in the contract. Modifications are treated as adjustments to an existing contract and are part of the changes in billing invoices. Revenue is recognized as performance obligations, per the contract agreement, are completed. Revenue for product is recognized as shipped. Revenue for installation services is recognized on a percentage of completion method with costs in excess of billings and/or billings in excess of costs being recorded as an asset or liability until recognized. Costs in excess of billings, of approximately $420,000, are included in Prepaid expenses and

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

retainage on contracts of approximately $345,000 is included in Receivables on the Consolidated Balance Sheet as of December 28, 2019.

SHARE-BASED COMPENSATION

        Share-based compensation expense is recognized using the fair value method of accounting. Share-based awards are recognized ratably over the requisite service period.

INCOME TAXES

        Income taxes are accounted for under the asset and liability method that requires deferred income taxes to reflect the future tax consequences attributable to differences between the tax and financial reporting bases of assets and liabilities. Deferred tax assets and liabilities recognized are based on the tax rates in effect in the year in which differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, based on available positive and negative evidence, it is "more likely than not" (greater than a 50% likelihood) that some or all of the net deferred tax assets will not be realized.

        The 2017 Tax Cuts and Jobs Act (Tax Act) repealed the corporate alternative minimum tax (AMT) and allows for all existing credit carryforwards to be used to offset regular tax liability for tax years beginning after December 31, 2017. Additionally, for tax years 2018, 2019 and 2020, to the extent that the AMT credit carryover exceeds the regular tax liability, 50% of the excess AMT credit is refundable. Any remaining credits will be fully refundable in 2021. For state tax purposes, net operating losses can be carried forward for various periods for the states that the Company is required to file in. California Enterprise Zone credits can be used through 2023 while Colorado credits can be carried forward for 7 years. The Company has established a valuation reserve related to a portion of the California Enterprise Zone credit not expected to be utilized prior to expiration.

        The Company's income tax returns are subject to audit by the Internal Revenue Service (IRS) and state tax authorities. The amounts recorded for income taxes reflect the Company's tax positions based on research and interpretations of complex laws and regulations. The Company accrues liabilities related to uncertain tax positions taken or expected to be taken in its tax returns. The Company did not identify any such uncertain tax positions as of December 28, 2019 or December 29, 2018.

CONCENTRATIONS

        Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade receivables and temporary cash investments. The Company did not have any temporary cash investments in either fiscal 2019 or 2018.

        The Company performs ongoing credit evaluations of its customers and generally does not require collateral. In some Door segment and HVAC segment (as it relates to the fan coil product line) transactions, the Company retains lien rights on the properties served until the receivable is collected. The Company writes off accounts when all efforts to collect the receivable have been exhausted. The Company maintains allowances for potential credit losses based upon the aging of accounts receivable, management's assessment of individual accounts and historical experience. Such losses have been within management's expectations. See Note 15 for a description of the Company's customer base.

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        All long-lived assets are in the United States. No customer accounted for 10% or more of total sales of the Company in fiscal 2019 or 2018. One customer in the HVAC segment accounted for 15.9% and 16.1% of consolidated accounts receivable at December 28, 2019 and at December 29, 2018, respectively.

        Substantially all of the HVAC Segment's factory employees are covered by a collective bargaining agreement through the Carpenters Local 721 Union under a contract that expires on December 31, 2022. The Company considers relations with its employees and with their union to be good.

IMPAIRMENT OF LONG-LIVED ASSETS

        In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation were required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to fair value is required. In the fiscal quarters ended March 31, 2018 and June 30, 2018 the Company wrote off a total of $6,840,000 of deferred development related to a granite mining property south of Colorado Springs. See Note 16 for additional discussion.

        In the third quarter of 2019 the Company made a strategic decision to cease mining operations at its Pikeview quarry in Colorado Springs, Colorado as it was no longer in the best economic interest of the consolidated portfolio to continue operations. The Company recorded an ARO liability and offsetting asset of $20,715,000 which represented the estimated fair value of the total reclamation costs. The related ARO asset was considered fully impaired as the total future estimated cash flows exceeded the carrying value. Therefore, the Company also recorded an impairment charge of $20,217,000 related to the asset. In the fourth quarter of 2019, the Pikeview ARO was increased by a $45,000 change in estimate. The related ARO asset was considered fully impaired due to the same reason noted in the third quarter of 2019. Additionally in the fourth quarter, the Company purchased formerly leased mining property in Pueblo, Colorado as part of a legal settlement. See Note 2. With no intention to resume mining of this property, the Company was able to reasonably estimate the cost of final reclamation and recorded an ARO liability and offsetting asset of $6,660,000 related to this property. The related mining asset was considered fully impaired as total estimated cash flows exceeded the carrying value. Therefore, the Company recorded a net impairment charge, related to the Pueblo property, of $2,230,000 for the year ended December 28, 2019. See Note 20.

FISCAL YEAR END

        The Company's fiscal year-end is the Saturday nearest December 31. Fiscal 2019 and fiscal 2018 each consisted of 52 weeks.

2. CESSATION OF MINING AT LEASED PUEBLO GRAVEL SITE

        Subsequent to the end of the third quarter, on October 9, 2019, the Company and Valco filed a Joint Notice of Settlement regarding the Company's previously disclosed litigation, Continental Materials Corporation v. Valco, Inc., Civil Action No. 2014-cv-2510, filed in the United States District Court for the District of Colorado. The Settlement stated that the parties had reached a settlement agreement resolving all claims. Trial had previously been scheduled for October 21, 2019. On October 16, 2019, the Company and Valco filed a Stipulated Motion for Dismissal with Prejudice which

Notes to Consolidated Financial Statements (Continued)

2. CESSATION OF MINING AT LEASED PUEBLO GRAVEL SITE (Continued)

stated: the parties "agree that this matter, including all claims and counterclaims, dismissed with prejudice and without costs, each party to bear its own attorneys' fees." The Court entered the Order of Dismissal with Prejudice on October 16, 2019.

        As part of the Settlement, the Company agreed to pay Valco $9,000,000, which included purchase of previously leased land. There is no intention to resume mining of the property that ceased several years prior when litigation began. As the litigation claim was a known event prior to the third quarter balance sheet date, the Company recognized the portion of the agreement related to the legal settlement in its financial statements for the period ended September 28, 2019. Since the asset purchase agreement was not a known event prior to the balance sheet date it was not recorded in the financial statements for the period ended September 28, 2019. The Company used its best estimate, based on currently available information, to record an estimated loss on litigation settlement of $6,400,000 for the third quarter of 2019. During the fourth quarter of 2019, a third-party appraisal of the property was obtained which valued the land at $2,200,000. Using this valuation, the Company recorded the property purchase in the fourth quarter and revised the loss on litigation settlement to $6,800,000 for the year-ended December 28, 2019. See Note 20 for discussion of asset retirement obligation and related asset impairment related to the purchased property.

3. INVENTORIES

        Inventories consisted of the following (amounts in thousands):

	December 28, 2019	December 29, 2018
Finished goods	$6,419	$5,448
Work in process	1,061	1,365
Raw materials and supplies	6,473	7,993

	$13,953	$14,806

        If inventories valued on the LIFO basis were valued at current costs, inventories would be higher by $6,618,000 and $7,176,000 at December 28, 2019 and December 29, 2018, respectively. Reductions in inventories during 2018 resulted in liquidations of LIFO quantities by charging cost of goods sold with LIFO costs significantly below current costs. By matching these older costs with current revenues, 2018 net loss decreased by approximately $968,000, net of tax. There was not a similar significant reduction in inventory levels in 2019.

        Inventory valuation reserves at December 28, 2019 and December 29, 2018 were $1,023,000 and $1,747,000, respectively. The decrease between years is due to progress made in streamlining products sold reducing the risk of excess and obsolete inventory.

Notes to Consolidated Financial Statements

4. GOODWILL AND AMORTIZABLE INTANGIBLE ASSETS

        As of December 29, 2018 the Company had recorded $1,000,000 of goodwill, not including discontinued operations goodwill of $6,229,000 that was eliminated with the sale of the ready-mix and Daniels Sand operations, related to the Door segment. During the second quarter of 2019, the Company recorded approximately $4,932,000 of goodwill related to the acquisitions of four operating businesses. See Note 18. As of December 28, 2019, the Company has recorded $5,932,000 of goodwill comprised of $3,198,000 or 54% related to the Door segment and $2,734,000 or 46% related to the HVAC segment. The Company assesses goodwill for potential impairment at the end of each year. The Company prepared a discounted cash flow analysis, based on a third party valuation of the Company's operating units, to estimate the fair value of each reporting unit. The fair value was compared to the carrying value for each reporting unit. There was no goodwill impairment recorded, for any of the periods reported, as fair value exceeded carrying cost for each unit. If events occur or circumstances change in the relevant reporting segments or in their industries, the Company will reassess the recorded goodwill to determine if impairment has occurred. The valuation of goodwill and other intangibles is considered a significant estimate. Future economic conditions could negatively impact the value of the business which could trigger an impairment that would materially impact earnings.

        Intangible assets with definite lives include trade names, intellectual property, and customer relationships. These intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortizable intangible assets are tested for impairment whenever events or changes in circumstances indicate that the carrying value may be greater than the fair value. There were no amortizable intangible assets as of December 29, 2018. See Note 18 for additional discussion of intangible assets acquired during the current fiscal year. Amortizable intangible assets on the Consolidated Balance Sheet as of December 28, 2019 were as follows (amounts in thousands):

	Gross Carrying Amount	Accumulated Amortization	Useful Life
Trade names	$3,590	119	15 years
Intellectual property	1,449	102	11.5 and 12.5 years
Customer related intangible	7,769	150	10.5 and 30.5 years

	$12,808	$371

        Amortization Expense for the fiscal year ended December 28, 2019 was $371,000. The estimated amortization expense for each of the next five years is $664,000.

5. REVOLVING BANK LOAN

        The Company entered into an Amended and Restated Credit Agreement (the "Credit Agreement") effective March 16 2020. Borrowings under the Credit Agreement are secured by the Company's accounts receivable, inventories, machinery, equipment, vehicles, certain real estate and the common stock of all of the Company's subsidiaries. Borrowings under the Credit Agreement bear interest based on a London Interbank Offered Rate (LIBOR) or prime rate based option.

        The Credit Agreement either limits or requires prior approval by the lender of additional borrowings, acquisition of stock of other companies, purchase of treasury shares and payment of cash dividends. Payment of accrued interest is due monthly or at the end of the applicable LIBOR period.

Notes to Consolidated Financial Statements (Continued)

5. REVOLVING BANK LOAN (Continued)

        The Credit Agreement as amended provides for the following:

  •
  The Revolving Commitment is $20,000,000.

  •
  Borrowings under the Revolving Commitment are limited to (a) 85% of eligible accounts receivable, (b) the lesser of 60% of eligible inventories and $8,500,000.

  •
  Financial Covenants include:

  •
  Minimum EBITDA for the three months ending March 31, 2020 must exceed $(525,000)

  •
  Minimum EBITDA for the three months ending June 30, 2020 must exceed $265,000

  •
  The Minimum Fixed Charge Coverage Ratio is not permitted to be below 1.06 to 1.0 for each computation period measured at the end of each fiscal quarter, provided that the Fixed Charge Coverage Ratio shall not be tested if the average daily Excess Availability during the Fiscal Quarter exceeds $5,000,000. A computation period is the nine months ending September 30, 2020 or twelve months for all subsequent fiscal quarters.

  •
  The maturity date of the credit facility is May 1, 2023.

  •
  Interest rate pricing for the revolving credit facility is currently LIBOR plus 2.0% or the prime rate.

        Definitions under the Credit Agreement as amended are as follows:

  •
  Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the sum (without duplication) for such period of (i) EBITDA, minus (ii) income taxes paid in cash by the Loan Parties, minus (iii) all unfinanced Capital Expenditures, minus (iv) all amounts paid in cash in respect of any Permitted Capital Securities Repurchase, to (b) the sum for such period of (i) cash Interest Expense, plus (ii) scheduled payments of principal of Funded Debt (excluding the Revolving Loans), plus (iii) cash payments made in respect of Capital Leases, plus (iv) the amount by which reclamation or similar costs paid in such period exceed the cash proceeds received from the sale of quarry assets and cash refunds of escrow balances; provided, however that for purposes hereof, to the extent during any period there are excess cash proceeds from the sale of quarry assets after netting such proceeds against the reclamation or similar costs in such period, such excess cash proceeds may be carried forward and netted against the reclamation or similar costs in a later period, plus (v) all amounts paid in respect of any earnout or other deferred payment in connection with any Permitted Acquisition.

  •
  EBITDA means, for any Computation Period (or another time period to the extent expressly provided herein), the sum of the following with respect to the Company and its Subsidiaries each as determined in accordance with GAAP:

  •
  Consolidated Net Income, plus (without duplication) each of the following items to the extent deducted in determining such Consolidated Net Income:

  i.
  federal, state and other income taxes deducted in the determination of Consolidated Net Income;

  ii.
  Interest Expense deducted in the determination of Consolidated Net Income;

  iii.
  depreciation, depletion and amortization expense deducted in the determination of Consolidated Net Income;

Notes to Consolidated Financial Statements (Continued)

5. REVOLVING BANK LOAN (Continued)

  iv.
  non-recurring fees and costs paid by the Company and its Subsidiaries in respect of the following: (i) fees, expenses (including legal fees and expenses) and due diligence costs associated with Permitted Acquisitions, whether or not consummated; (ii) legal fees and costs associated with the Valco trial preparation; (iii) fees, costs and expenses (including legal fees and expenses) in connection with the amendment and restatement of this agreement and all matters reasonably related thereto; (iv) fees, costs and expenses (including legal fees and expenses) in connection with the purchase of Capital Securities of the Company by Bee Street Holdings LLC or a Subsidiary thereof and transactions and other matters reasonably related thereto; (v) additional fees and costs associated with the exploration of the Hitch Rack Ranch facility in Colorado Springs, Colorado to determine the sustainability for mining and the pursuit of mining permits; and (vi) fees, costs and expenses in connection with reclamation or similar transactions related to the sale of quarry assets;

  v.
  any other non-cash charges and any extraordinary charges deducted in the determination of Consolidated Net Income, including any asset impairment charges (including write downs of goodwill); and

  vi.
  the amount of any earnout or other deferred payment paid in connection with any Permitted Acquisition; minus

  •
  any gains from Asset Dispositions, any extraordinary gains and any gains from discontinued operations included in the determination of Consolidated Net Income

        Outstanding funded revolving debt was $800,000 as of December 28, 2019 compared to $2,200,000 as of December 29, 2018. The highest balance outstanding during 2019 and 2018 was $3,700,000 and $9,800,000 respectively. Average outstanding funded debt was $313,000 and $6,058,000 for 2019 and 2018, respectively. At December 28, 2019, the Company had outstanding letters of credit (LOC) totaling $5,620,000. At all times since the inception of the Credit Agreement, the Company has had sufficient qualifying and eligible assets such that the available borrowing capacity exceeded the cash needs of the Company and this situation is expected to continue for the foreseeable future. The Company was not in compliance with the Fixed Coverage Charge Ratio as of December 28, 2019. The lender provided a waiver of the covenant violation for the period ended December 28, 2019.

        The Company believes that its existing cash balance, anticipated cash flow from operations and borrowings available under the Credit Agreement will be sufficient to cover expected cash needs, including planned capital expenditures, for the next twelve months. The Company expects to be in compliance with all debt covenants, as amended, throughout the facility's remaining term.

6. COMMITMENTS AND CONTINGENCIES

        The Company is involved in litigation matters related to its business. In the Company's opinion, none of these proceedings, when concluded, will have a material adverse effect on the Company's consolidated results of operations, cash flows or financial condition as the Company has established adequate accruals for matters that are probable and estimable. The Company does not accrue estimated future legal costs related to the defense of these matters but rather expenses legal costs as incurred. Also see Note 2 for discussion of litigation settlement regarding the Pueblo sand and gravel lease.

Notes to Consolidated Financial Statements (Continued)

7. SHAREHOLDERS' EQUITY

        Four hundred thousand shares of preferred stock ($.50 par value) are authorized and unissued.

        Under the 2010 Non-Employee Directors Stock Plan (the "Plan") the Company reserved 150,000 treasury shares representing the maximum number of shares allowed to be granted to non-employee directors in lieu of the base director retainer fee. The Company issued a total of 16,998 shares to the six eligible board members effective December 13, 2019 as partial payment for their 2020 retainer fee. The Company issued a total of 21,000 shares to the seven eligible board members effective February 7, 2019 as full payment for their 2019 retainer fee. The Company issued a total of 16,000 shares to the eight eligible board members effective January 16, 2018 as full payment for their 2018 retainer fee.

8. EARNINGS PER SHARE

        The Company does not have any common stock equivalents, warrants or other convertible securities outstanding; therefore, there are no differences between the calculation of basic and diluted EPS for the reported fiscal years 2019 or 2018.

9. RENTAL EXPENSE, LEASES AND COMMITMENTS

        The Company adopted ASU No. 2016-02 Leases (Topic 842) on December 30, 2018 (the beginning of fiscal 2019), resulting in the recognition of operating right-of-use assets of $5,353,000 and operating lease liabilities of $5,427,000. The Company has entered into lease arrangements for office space, manufacturing facilities, water rights and certain equipment. A number of the leases include one or more options to renew the lease terms, purchase the leased property or terminate the lease. The exercise of these options is at the Company's discretion and is therefore recognized on the balance sheet when it is reasonably certain the Company will exercise such options.

        Substantially all of the Company's leases are considered operating leases. Finance leases were not material as of December 28, 2019 or for the year ended December 28, 2019. The following table displays the undiscounted cash flows related to operating leases as of December 28, 2019, along with a reconciliation to the discounted amount recorded on the December 28, 2019 Consolidated Balance Sheet (amounts in thousands):

OPERATING LEASE LIABILITIES
2020	$1,402
2021	1,389
2022	1,307
2023	761
2024	255
Thereafter	655

Total lease payments	5,769
Less: interest	(608)

Present value of operating lease liabilities	$5,161

        Short-term lease cost represents the Company's cost with respect to leases with a duration of 12 months or less and are not reflected on the Company's Consolidated Balance Sheet. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. For the year

Notes to Consolidated Financial Statements (Continued)

9. RENTAL EXPENSE, LEASES AND COMMITMENTS (Continued)

ended December 28, 2019 operating lease cost was $1,979,000, including $623,000 of short-term lease costs.

        New leases entered into during the year ended December 28, 2019 resulted in the recognition of operating right-of-use assets and lease liabilities of $665,000 and $572,000, respectively. At December 28, 2019 the weighted-average remaining lease term and discount rate for operating leases was 4.65 years and 6.02%, respectively.

        The commitments include amounts expected to be reimbursed to the Company by related party tenants as discussed in Note 13. These related party amounts for 2020 through 2024 are as follows: 2020—$67,000; 2021—$68,000; 2022—$69,000; 2023—$70,000 and 2024—$71,000.

10. RETIREMENT PLANS

        As discussed in Note 1, the Company maintains a defined contribution retirement benefit plan for eligible employees. Total plan expenses charged to continuing operations were $945,000 and $951,000 in 2019 and 2018, respectively.

11. CURRENT ECONOMIC CONDITIONS

        The markets for products manufactured or fabricated by the HVAC and Door segments are expected to remain fairly constant compared with the 2019 levels although sales of fan coils in the HVAC segment are anticipated to grow as construction spending continues to increase during 2020. While general economic indicators are favorable for growth there are significant uncertainties around global trade and public health, particularly with COVID-19 impact uncertainties, which may adversely impact 2020 sales.

        As has historically been the case, sales of all segments, other than the Door segment, are influenced by weather conditions.

12. INCOME TAXES

        Income taxes are accounted for under the asset and liability method which requires deferred income taxes to reflect the future tax consequences attributable to differences between the tax and financial reporting bases of assets and liabilities. Deferred tax assets and liabilities recognized are based on the tax rates in effect in the year in which differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, based on available positive and negative evidence, it is "more likely than not" (greater than a 50% likelihood) that some or all of the net deferred tax assets will not be realized.

        The (benefit) provision for income taxes is summarized as follows (amounts in thousands):

	2019	2018
Federal: Current	$(66)	$(387)
Deferred	(3,449)	(1,454)
State: Current	3	1
Deferred	(804)	(345)

	$(4,316)	$(2,185)

Notes to Consolidated Financial Statements (Continued)

12. INCOME TAXES (Continued)

        The benefit for income taxes for 2019 and 2018 included a benefit of $5,396,000 and $2,500,000 for continuing operations and a provision of $1,080,000 and $315,000, respectively, for discontinued operations.

        The percentage effect of an item on the statutory tax rate in a given year will fluctuate based upon the magnitude of the pre-tax profit or loss in that year. The difference between the tax rate on income for financial statement purposes and the federal statutory tax rate was as follows:

	2019	2018
Statutory tax rate	(21.0)%	(21.0)%
Percentage depletion	—	(0.9)
Non-deductible expenses	0.1	0.4
Valuation allowance for tax assets	0.5	1.2
State income taxes, net of federal benefit	(4.5)	(4.5)
Other	1.2	(2.4)

	(23.7)%	(27.2)%

        For financial statement purposes, deferred tax assets and liabilities are recorded at 25.74%, which represents a blend of the current statutory federal and states' tax rates. The principal temporary differences and their related deferred taxes are as follows (amounts in thousands):

	2019	2018
Deferred tax assets
Reserves for self-insured losses	$417	$466
Accrued reclamation	1,972	1,445
Unfunded supplemental profit sharing plan liability	431	263
Asset valuation reserves	439	685
Future state tax credits	833	833
Net state operating loss carryforwards	812	226
Federal AMT carryforward	116	387
Federal NOL carryforward	3,226	468
Other	939	700

	9,185	5,473
Deferred tax liabilities
Depreciation	833	1,200
Deferred development	—	116
Other	285	443

	1,118	1,759

Net deferred tax asset before valuation allowance	8,067	3,714
Valuation allowance
Beginning balance	(300)	(200)
(Increase) decrease during the period	(100)	(100)

Ending Balance	(400)	(300)

Net deferred tax asset	$7,667	$3,414

Notes to Consolidated Financial Statements (Continued)

12. INCOME TAXES (Continued)

        The deduction of charitable contributions made during 2019 and 2018 was limited by the level of taxable income; however, no valuation reserve was established for the amount carried forward as the Company expects to be able to utilize these deductions in future years. The Tax Act repealed AMT and allows any existing AMT credit carryforwards to be used to offset regular tax obligations for a three year period beginning in 2018. Any AMT credit carryforwards that are not utilized to offset regular tax obligations will be 100 percent refundable by 2021. For State purposes, net operating losses can be carried forward for various periods for the states that the Company is required to file in. Of the $833,000 of state tax credits recorded by the Company at December 28, 2019 and December 29, 2018, $797,000 relates to California Enterprise Zone hiring credits earned in prior years. California has repealed the credit and limited its use to tax years through 2023. At December 28, 2019 and December 29, 2018 the Company carried a valuation reserve of $556,000 ($400,000 tax effected) and $430,000 ($300,000 tax effected), respectively, related to the carry forward of the California Enterprise Zone hiring credits due to the uncertainty that the Company will be able to utilize the credits prior to their expiration in 2023.

        The realization of the deferred tax assets is subject to our ability to generate sufficient taxable income during the periods in which the temporary differences become realizable. In evaluating whether a valuation allowance is required, we consider all available positive and negative evidence, including prior operating results, the nature and reason of any losses, our forecast of future taxable income and the dates, if any, on which any deferred tax assets are expected to expire. These assumptions require a significant amount of judgment, including estimates of future taxable income. The estimates are based on our best judgment at the time made based on current and projected circumstances and conditions.

        As a result of the evaluation of the ability to realize our deferred tax assets as of December 28, 2019, we concluded that it was more likely than not that all of our deferred tax assets would be realized to the extent not reserved for by a valuation allowance.

        The Company accounts for uncertainty in income taxes recognized in its financial statements by applying GAAP's recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The financial statement effects of a tax position are initially recognized when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. A tax position that meets the more-likely-than-not recognition threshold should initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon effective settlement with a taxing authority. There were no unrecognized tax benefits at either December 28, 2019 or December 29, 2018.

        We file income tax returns in the United States at the Federal level and with various state jurisdictions. Federal and state income tax returns are subject to examination based upon the statute of limitations in effect for the various jurisdictions.

13. RELATED PARTY TRANSACTIONS

        A director of the Company is a partner in a law firm engaged to represent the Company in various legal matters including the lawsuit filed by the Company related to the sand and gravel lease which settled in October 2019. See Note 2. For the year ending December 28, 2019 the Company paid the director's firm $826,000 for services rendered. During fiscal 2018 the same director's firm was paid $474,000 for services rendered.

Notes to Consolidated Financial Statements (Continued)

13. RELATED PARTY TRANSACTIONS (Continued)

        The corporate office leases space in Chicago, Illinois that is shared with another organization related to the Company's principal shareholders. Each of the organizations pays its pro-rata share of rent and other expenses based on a square footage allocation. See Note 9 for additional discussion. Furthermore, the Company purchases certain insurance together with another company controlled by the Company's principal shareholders to minimize insurance costs. Allocation of the expense of the program is either provided by the underwriter or based upon a formula that considers, among other things, sales levels, loss exposure and claim experience. Claims under the self-insured portion of the policies are charged directly to the incurring party. Amounts receivable from related organizations at December 28, 2019 and December 29, 2018 were $13,000 and $28,000, respectively.

14. UNAUDITED QUARTERLY FINANCIAL DATA

        The following table and footnotes provide summarized unaudited fiscal quarterly financial data for 2019 and 2018 (amounts in thousands, except per share amounts):

2019	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Sales	$22,528	$25,257	$31,987	$33,504
Gross profit	4,681	3,722	7,535	8,615
Depreciation, depletion and amortization	519	254	597	592
Net income (loss)	13,322	(4,836)	(20,284)	(2,100)
Basic and diluted income (loss) per share	7.80	(2.82)	(11.85)	(1.23)

2018	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Sales	$23,410	$25,557	$23,965	$27,955
Gross profit	5,006	5,974	5,225	6,649
Depreciation, depletion and amortization	405	405	393	269
Net (loss) income	(6,193)	2,113	(1,236)	(540)
Basic and diluted (loss) income per share	(3.65)	1.24	(0.73)	(0.32)

        Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share may not equal the total for the year.

Notes to Consolidated Financial Statements (Continued)

15. INDUSTRY SEGMENT INFORMATION

        In the first quarter of 2019, the Company reviewed its reporting structure in connection with the sale of the TMC ready-mix and Daniels Sand operating assets. Reporting segments were modified to conform to the way management measures and evaluates Company performance post-sale. The Company operates primarily in the Building Supplies industry group and has identified three reporting segments within this industry group. The HVAC segment produces and sells a variety of products including wall furnaces, fan coils, evaporative coolers, boiler room equipment and dryer boxes and related accessories from the Company's wholly-owned subsidiaries, Williams Furnace Co. (WFC) of Colton, California, Phoenix Manufacturing, Inc. (PMI) of Phoenix, Arizona, Global Flow Products /American HVAC (GFP) of Broken Arrow, Oklahoma, and InOvate Dryer Technologies (InOvate) of Jupiter, Florida. Sales of this segment are nationwide although WFC and PMI sales are more concentrated in the southwestern United States. The Door segment sells hollow metal and wood doors, door frames and related hardware, sliding door systems and electronic access and security systems from the Company's wholly-owned subsidiaries, McKinney Door and Hardware, Inc. (MDHI), Fastrac Building Supply (Fastrac) and Serenity Sliding Door Systems (Serenity), which operate out of facilities in Pueblo and Colorado Springs, Colorado. Sales of this segment are concentrated in Colorado, California and the Northwestern United States although door sales are also made throughout the United States. The Construction Materials segment offers construction supplies from locations along the Southern Front Range of Colorado operated by the Company's wholly-owned subsidiaries, Castle Aggregates and Castle Rebar & Supply of Colorado Springs, and TMOP Legacy Company (formerly Transit Mix of Pueblo, Inc.) of Pueblo, Colorado (the three companies collectively are referred to as the Castle Companies). During the quarter ended September 28, 2019 the Company determined to cease mining operations at its Pikeview aggregates quarry, which is part of the Construction Materials segment, as continuing mining operations was no longer in the best interest of the consolidated portfolio. During the fourth quarter of 2019, the Company purchased a formerly leased mining property in Pueblo, Colorado as part of a legal settlement. See Note 2 for further discussion of the legal settlement. In conjunction with both of these events, the Company recognized charges to record additional asset retirement liabilities and impairment of related assets associated with the properties. See Note 20 for further discussion. The Company expects an outside party to complete most of the remaining reclamation over approximately the next five years.

        The Company evaluates the performance of its segments and allocates resources to them based on a number of criteria including operating income, return on investment and other strategic objectives. Operating income is determined by deducting operating expenses from all revenues. In computing operating income, none of the following has been added or deducted: unallocated corporate expenses, interest, other income or loss or income taxes.

        In addition to the above reporting segments, an "Unallocated Corporate" classification is used to report the unallocated expenses of the corporate office which provides treasury, insurance and tax services as well as strategic business planning and general management services. Expenses related to the corporate information technology group are allocated to all locations, including the corporate office.

Notes to Consolidated Financial Statements (Continued)

15. INDUSTRY SEGMENT INFORMATION (Continued)

        The following table presents information about reported segments for the fiscal years 2019 and 2018 along with the items necessary to reconcile the segment information to the totals reported in the financial statements (amounts in thousands):

Year Ended December 28, 2019	HVAC	Doors	Construction Materials	Unallocated Corporate(a)	Held for Sale	Total
Revenues from external customers	$82,149	$24,369	$6,751	$7		$113,276
Depreciation, depletion and amortization	1,272	285	321	84		1,962
Operating income (loss)	948	2,174	(18,492)	(7,475)		(22,845)
Segment assets	50,822	14,248	10,463	13,554	896	89,983
Capital expenditures	342	79	2,257	15		2,693

Year Ended December 29, 2018	HVAC	Doors	Construction Materials	Unallocated Corporate(a)	Held for Sale	Total
Revenues from external customers	$73,478	$20,158	$7,150	$101		$100,887
Depreciation, depletion and amortization	949	171	301	51		1,472
Operating income (loss)	931	2,233	(7,878)	(4,050)		(8,764)
Segment assets	29,003	8,003	11,315	3,346	24,036	75,703
Capital expenditures	1,064	119	181	45		1,409

(a)
Includes unallocated corporate office expenses and assets which consist primarily of cash and cash equivalents, prepaid expenses, property, plant and equipment.

16. WRITE OFF OF DEFERRED DEVELOPMENT

        During July 2015, TMC began development of a granite mining property south of Colorado Springs. Prior to beginning the development process, the Company deposited $2,500,000 in an escrow account per agreement with the land owner. This amount was previously included in Other long-term assets on the Consolidated Balance Sheet. The development costs included drilling the property to ascertain its suitability for mining, engineering studies and legal expenses related to the preparation of an application to obtain the required mining permits from the State of Colorado and El Paso County.

        TMC made its initial application for a mining permit from the state of Colorado in 2016. TMC filed its second application to the state in November 2017, which was rejected on April 26, 2018. The Company wrote off all capitalized costs associated with the permit application in the first half of 2018, a total of $6,840,000.

        As of December 28, 2019 and December 29, 2018 the escrow balance mentioned above was included in Other current assets as the Company has begun the process to settle the account and recover the funds.

17. SETTLEMENT RECEIPT

        As previously disclosed, on January 15, 2019, the Company reached an amicable resolution to a business dispute by way of a settlement agreement. Pursuant to the settlement agreement, the Company received $15,000,000. The other party and the Company further agreed to set up a joint escrow account to support certain conditions in the agreement. The Company's contribution to the

Notes to Consolidated Financial Statements (Continued)

17. SETTLEMENT RECEIPT (Continued)

escrow account was $218,000. The Settlement Agreement does not contain any admission of liability, wrongdoing, or responsibility by any of the parties.

18. ACQUISITIONS

        During the year ended December 28, 2019 the Company completed three different asset purchase transactions, acquiring the assets of four operating businesses. On May 20, 2019 the Company acquired the assets of Serenity and Fastrac, both based in Colorado Springs, Colorado, using available cash reserves. Serenity is a proprietary sliding door system providing superior sound attenuation, sold primarily into healthcare markets across the country. Fastrac is a leading supplier of commercial doors and hardware to healthcare and hospitality customers across the country. Serenity continues to operate as a stand-alone business while Fastrac operations were consolidated with the Company's existing portfolio company, McKinney Door and Hardware, which has similar operations. The results of the acquisition of Serenity and Fastrac are included in the Company's Consolidated Financial Statements from the date of acquisition. Both companies are included in the Door segment for reporting purposes.

        On June 3, 2019 the Company acquired the assets of American Wheatley HVAC and Global Flow Products (together "GFP"), based in Broken Arrow, Oklahoma using available cash reserves. GFP sells American Wheatley HVAC branded products, including a broad line of ASME pressure vessels, custom fabricated products, valves, strainers and other hydronic accessories to commercial HVAC customers. The results of the acquisition of GFP are included in the Company's Consolidated Financial Statements from the date of acquisition. GFP is included in the HVAC segment for reporting purposes.

        These two transactions are not considered material individually. However, they are considered material in the aggregate. The total purchase price paid for these transactions was $12,855,000, which included a traditional post-closing working capital adjustment for $608,000, with approximately $12,163,000 paid in cash at closing. The Company will pay additional contingent consideration, if earned, in the form of an earn out amount pursuant to the terms of earn out agreements in amounts of up to $4,300,000, the payment of which is subject to certain conditions and the successful achievement of gross profit growth targets for the acquired businesses following the closing of the transactions over a period of twenty-four (24) to thirty-six (36) months. Approximately $1,300,000 has been accrued based on estimated fair values of these earn out agreements. We acquired trade receivables of $1,916,000, inventory of $1,745,000, property and equipment of $2,530,000, other assets of $256,000, intangibles of $4,000,000 and goodwill of $3,614,000 and retained liabilities of $1,205,000. The current value assigned to trade receivables represents fair market value. The working capital adjustment has been finalized on both transactions and final valuation of the fair value of assets and liabilities including receivables, inventory, fixed assets, intangibles, goodwill and accounts payable has been recorded as of December 28, 2019. Transaction costs included in Selling and administrative expenses on the Consolidated Statements of Operations for the year ended December 28, 2019 was $1,229,000.

        On June 17, 2019 the Company acquired the assets of InOvate, a supplier of commercial and residential dryer and HVAC venting systems and components. The total purchase price for the net assets acquired was $11,206,000, including a post-closing working capital adjustment of $84,000, with approximately $11,050,000 paid in cash at closing, using available cash reserves. The Company will pay additional contingent consideration, if earned, in the form of an earn out amount pursuant to the terms of an earn out agreement in an amount of up to $1,250,000, the payment of which is subject to certain conditions and the successful achievement of gross profit growth targets for the acquired business following the closing of the transaction over a period of twelve (12) months. Approximately $240,000

Notes to Consolidated Financial Statements (Continued)

18. ACQUISITIONS (Continued)

has been accrued based on an estimated fair value of this earn out agreement. The results of the acquisition of InOvate are included in the Company's Consolidated Financial Statements from the date of acquisition. Transaction costs included in Selling and administrative expense on the Consolidated Statement of Operations for the year ended December 28, 2019 were $536,000.

        In accordance with GAAP, the total purchase price has been allocated to the tangible and intangible net assets acquired based on their fair values. The working capital adjustment was finalized in the fourth quarter of 2019. The condensed balance sheet of InOvate at the acquisition date was as follows:

Purchase price	$11,206
Accounts receivable, net	1,448
Other tangible assets	984
Intangible assets	8,808
Right of use asset	387
Accounts payable and accrued expenses	(1,353)
Right of use liability	(387)

Total identifiable net assets	9,887

Goodwill	$1,319

        Accounts receivable are valued at anticipated fair market value and are not materially different from contracted value.

        The following table presents selected unaudited pro forma information for the Company assuming the acquisition of InOvate had occurred as of December 31, 2017. This pro forma information does not purport to represent what the Company's actual results would have been if the acquisition had occurred as of the date indicated or what such results would be for any future periods.

	Year Ended
	DECEMBER 28, 2019	DECEMBER 29, 2018
Revenue	$120,439	$114,535
Pre-tax loss from continuing operations	$(21,505)	$(7,127)
Basic and diluted loss per share:
Loss from continuing operations	$(9.59)	$(3.04)
Average shares outstanding	1,711	1,697

        Per ASC 805, the chart below summarizes the comparative financial statements for revenue and earnings as if all the acquisitions occurred at the beginning of the respective period.

	Year Ended
	DECEMBER 28, 2019	DECEMBER 29, 2018
Revenue	$129,615	$126,613
Pre-tax loss from continuing operations	$(19,325)	$(4,838)

        Revenue of the acquired companies' increased total revenue by 18.5% for the year ended 2019. The impact of the acquired companies on earnings for the current year was not material. Total goodwill

Notes to Consolidated Financial Statements (Continued)

18. ACQUISITIONS (Continued)

added to the Consolidated Balance Sheet due to acquisition activity during fiscal 2019 was $4,932,000. The goodwill is attributable to the skills and technical talent of the established work force at each of the acquired businesses and synergies expected to be achieved from integrating the individual acquired business operations in to the Company's existing consolidated business portfolio. This amount is attributable to the HVAC and Door segments in the amounts of $2,734,000 and $2,198,000, respectively. Goodwill that is deductible for tax purposes, over the next fifteen years, is $3,092,000. The goodwill amounts were finalized in the fourth quarter of 2019.

19. DISPOSITIONS OF ASSETS

        On February 1, 2019, the Company and certain of its subsidiaries sold substantially all of the real property, tangible personal property and executory contracts of TMC's ready-mix business and the operations of Daniels Sand Company (Daniels) to Aggregate Industries—WCR, Inc. (the Buyer), a Colorado corporation, for $27,129,000. The purchase price was paid to the Company on February 1, 2019 less certain amounts to be held in escrow, as provided in the Asset Purchase Agreement among the Company parties and the Buyer (Purchase Agreement), to secure the Company's obligations to pay its working capital adjustment and indemnification obligations under the Purchase Agreement. The escrow also retained amounts to be held pending the subdivision of certain real property to be sold to the Buyer at a subsequent date as included in the Purchase Agreement. Combined escrow amounts of $2,049,000 were included in Other current assets in the Consolidated Balance Sheet at December 28, 2019.

        The Company retained the aggregates operations and retail building materials business of TMC and all related assets and liabilities. These operations include the Pikeview quarry business located in Colorado Springs (see Note 20), the aggregates mining business located in Pueblo, the sand and gravel mining business located in Fremont County, and the retail building materials business at sites located in Colorado Springs and Pueblo.

        In the quarter ended March 30, 2019, the Company recorded a $6,508,000 pre-tax gain on the sale of TMC assets. During the quarter ending June 29, 2019 the working capital adjustment was finalized and resulted in the Company paying a net $1,248,000 to the Buyer. This adjustment, plus an adjustment to transaction fees, reduced the pre-tax gain on the sale to $5,283,000. The operations of the ready-mix and Daniels Sand businesses were classified as discontinued

        operations and assets held for sale for all periods presented. General corporate overhead charges were not allocated to discontinued operations. Revenue, expenses and pre-tax income reclassified to discontinued operations were as follows (amounts in thousands):

	Year Ended
	DECEMBER 28, 2019	DECEMBER 29, 2018
Revenue	$4,058	$63,096
Costs and expenses	3,900	58,143
Depreciation, depletion and amortization	578	1,161
Selling and administrative	304	3,550
Gain on sales of equipment	—	919
Gain on sale of assets	5,283	—

Pre-tax income	$4,559	$1,161

Notes to Consolidated Financial Statements (Continued)

19. DISPOSITIONS OF ASSETS (Continued)

        The results of discontinued operations are summarized as follows:

	Year Ended
	DECEMBER 28, 2019	DECEMBER 29, 2018
Operating (loss) income	$(724)	$1,161
Gain on sale of assets	5,283	—
Income tax provision	(1,080)	(315)

Income from discontinued operations	$3,479	$846

        The assets and liabilities held for sale related to TMC's ready-mix and Daniels Sand businesses were as follows:

	DECEMBER 28, 2019		DECEMBER 29, 2018
Accounts receivable, net		$—	$9,054
Inventory		—	1,914
Property, plant and equipment, net		—	6,741
Other assets		—	6,327

Total assets held for sale		$—	$24,036

Accounts payable and accrued expenses	$		$3,800
Other long-term liabilities		—	292

Total liabilities held for sale		$—	$4,092

20. ARO ASSET/LIABILITY

        During the third quarter of fiscal year ended December 28, 2019, the Company made a strategic decision to cease mining operations at its Pikeview quarry in Colorado Springs, Colorado, as it was no longer in the best economic interest of the consolidated portfolio to continue operations. The Company has a legal obligation to complete reclamation of the property as required by its mining permits with the State of Colorado. GAAP requires the recognition of a liability in the period in which it is incurred if a reasonable estimate of fair value can be made. Prior to the cessation of mining operations, reclamation was performed concurrently by backfilling mined areas with overfill from current mining. The reclamation costs were reported as operating expense as the Company could not reasonably estimate the ultimate liability of final reclamation. Once the Company ceased mining operations and could reasonably estimate the cost of final reclamation, an asset retirement obligation (ARO), was recorded as of September 29, 2019 and revised at December 28, 2019. The ARO liability of $20,804,000 represents the estimated fair value of total reclamation costs using Level 3 inputs. The fair value of the liability was calculated by applying an expected present value technique using estimated cash flows over a period of time and then discounting the expected cash flows using a credit-adjusted risk-free interest rate. The related ARO asset was considered 100% impaired as total carrying value including future costs to maintain and dispose of the asset will exceed the fair value. Therefore, the Company also recorded an impairment charge of $20,217,000 related to the asset.

        In the fourth quarter of 2019, the Company settled its litigation with Valco regarding the Transit Mix of Pueblo (TMOP) mining operation. See Note 2 for discussion of the settlement. As part of the

Notes to Consolidated Financial Statements (Continued)

20. ARO ASSET/LIABILITY (Continued)

settlement agreement, the Company purchased the land it previously leased from Valco. Once the Company took possession of the property with no plan to resume mining it was able to reasonably estimate the final cost of reclamation. A valuation was completed and resulted in the Company recording a $6,660,000 ARO liability and offsetting ARO asset during the fourth quarter of 2019. The asset was considered fully impaired as its carrying value exceeded the estimated undiscounted future cash inflows. The Company had previously recorded a $4,430,000 accrual for reclamation at TMOP which was eliminated. Therefore, the net impact of the impairment on the Consolidated Statement of Operations for the year ended December 28, 2019 was $2,230,000.

        The following table details activity related to the Company's ARO liabilities for fiscal years 2019 and 2018 (amounts in thousands):

	DECEMBER 28, 2019	DECEMBER 29, 2018
Beginning balance	$6,269	$6,166
Obligations incurred	21,455	103
Accretion expense	189	—

Ending balance	27,913	6,269
Less current portion	4,200	1,017

Long-term portion	$23,713	$5,252

        In connection with the Company's decision to cease mining activities, management performed a review of remaining assets to determine which, if any, should be classified as assets held for sale (AHS). Based on this review a total of $896,000, previously reported as Machinery and equipment on the Consolidated Balance Sheet, has been reclassified as AHS as of December 28, 2019. The net book value of the AHS was considered to be at or below fair market value, thus there was no impact to the Consolidated Statement of Operations from the reclassification.

21. VALUE CREATION INCENTIVE PLAN

        The Company adopted the Continental Materials Corporation Value Creation Incentive Plan (VCIP) effective July 1, 2019. The VCIP is designed to attract and retain key management personnel by providing an incentive and reward for selected executive officers and employees of the Company. The VCIP involves only the payment of cash, not the issuance of common stock, based on appreciation of Phantom Equity or Phantom Equity Appreciation Rights (PE or PEARs, respectively) of the defined business unit, over a certain period of time. Fair value of the PE or PEAR awards was measured as of the balance sheet date presented. The awards vest over a period of four or five years and are payable over a three-year period following vesting. At December 28, 2019 total future compensation expense related to unvested awards yet to be recognized by the Company was approximately $1,635,000. This expense is expected to be recognized over a weighted-average remaining vesting period of approximately 4.1 years.

        The Company used the Black-Scholes option pricing model as its method for determining fair value of the awards. The compensation expense related to the awards is recognized over the vesting period for each award. For the year ended December 28, 2019 the Company's net loss included $204,000 of stock-based compensation. The total liability related to the PE and PEAR awards was

Notes to Consolidated Financial Statements (Continued)

21. VALUE CREATION INCENTIVE PLAN (Continued)

$496,000, which includes $292,000 from an acquisition recorded at the opening balance sheet date, and is included as Long-term compensation on the Consolidated Balance Sheet as of December 28, 2019.

22. FAIR VALUE MEASUREMENT

        PE and PEAR awards were recorded at fair value using the Black-Scholes option pricing model. There were no PE or PEAR appreciation awards at December 29, 2018. The following assumptions were used in determining the fair value of the award liability as of December 28, 2019:

Risk-free interest rate	1.67%
Dividend rate	0.00%
Volatility range	25% - 37%
Weighted average expected term (years)	4.1

        The following table is a reconciliation for the PE and PEAR liability measured at fair value using Level 3 unobservable inputs (in thousands):

Balance at December 29, 2018	$—
Awards related to acquired companies	300
Change due to vesting of awards granted	331
Change in fair value measurement of liability	(135)

Balance at December 28, 2019	$496

        Contingent consideration was recorded at fair value using a Monte Carlo Simulation model. There was no contingent consideration liability at December 29, 2018. The following assumptions were used in determining the fair value of contingent consideration at December 28, 2019:

Risk-free interest rate	1.6% - 2.3%
Expected term (years)	.4 - 3.2

        The following table is a reconciliation for the contingent consideration liability measured at fair value using Level 3 unobservable inputs (in thousands):

Balance at December 29, 2018	$—
Contingent consideration granted with acquisitions	1,540
Change in fair value measurement of liability	(58)

Balance at December 28, 2019	$1,482

        The ARO liabilities were recorded at fair value using an expected present value technique. The following assumptions were used in determining the fair value of the ARO liabilities at December 28, 2019:

Credit adjusted risk-free interest rate	3.66%
Expected term (years)	4.7

Notes to Consolidated Financial Statements (Continued)

23. SUBSEQUENT EVENT

        On February 18, 2020, Bee Street Holdings LLC (Bee Street), commenced an unsolicited tender offer for all outstanding shares of Common Stock of the Company (Common Stock) not already owned by Bee Street. Bee Street is an entity controlled by James G. Gidwitz, our chairman and Chief Executive Officer, and other members of Mr. Gidwitz' s family. As of February 17, 2020, Bee Street beneficially owned 1,027,171, or approximately 61.3%, of the outstanding shares of Common Stock. Bee Street is offering to purchase all outstanding shares of Common Stock that Bee Street does not already own for $9.50 per share, net to the seller in cash, without interest, subject to applicable withholding taxes. Additional information about the tender offer is available in Bee Street's and the Company's SEC filings, including the Company's Schedule 14D-9 filed on March 3, 2020. The offer is subject to certain conditions set forth in Bee Street's tender offer documents. Bee Street has stated that if it purchases shares of Common Stock in the tender offer such that it will own at least 90% of the issued and outstanding Common Stock, Bee Street (or its affiliate), intends to merge with the Company (the "Merger"). As a result of the Merger, each then issued and outstanding share of Common Stock (other than Common Stock held by Bee Street and held by stockholders who validly perfect their dissenters' rights under the Delaware General Corporation Law) would be cancelled and converted into and represent the right to receive $9.50 per share.

 Report of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee
Continental Materials Corporation
Chicago, Illinois

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of Continental Materials Corporation as of December 28, 2019 and December 29, 2018, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended December 28, 2019, and the related notes and schedule listed in the Form 10-K index at Part IV, item 15 (a)2 (collectively referred to as the financial statements). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 28, 2019 and December 29, 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 28, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits.

        We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BKD, LLP
We have served as the Company's auditor since 2009.
Indianapolis, Indiana
March 23, 2020

QuickLinks

Offer to Purchase for Cash All Outstanding Common Stock in Continental Materials Corporation at $9.50 per Common Share by Bee Street Holdings LLC James G. Gidwitz Nancy Gidwitz Ralph W. Gidwitz Steven B. Gidwitz Scott Gidwitz
IMPORTANT
The Information and Solicitation Agent for the Offer is
TABLE OF CONTENTS
SUMMARY TERM SHEET
The Information and Solicitation Agent for the Offer is
INTRODUCTION
Unaudited Financial Results and Management Projections Related to CMC (in thousands)
II. THE OFFER
SCHEDULE A DIRECTORS AND EXECUTIVE OFFICERS OF BEE STREET
SCHEDULE B OWNERSHIP OF SHARES BY THE PURCHASER FILING PERSONS AND CERTAIN RELATED PERSONS
  ANNEX I
  Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Continental Materials Corporation Consolidated Statements of Operations For Fiscal Years 2019 and 2018 (Amounts in thousands, except per share data)
Continental Materials Corporation Consolidated Statements of Cash Flows For Fiscal Years 2019 and 2018 (Amounts in thousands)
Continental Materials Corporation Consolidated Balance Sheets As of December 28, 2019 and December 29, 2018 (Amounts in thousands except share data)
Continental Materials Corporation Consolidated Statements of Shareholders' Equity For Fiscal Years 2019 and 2018 (Amounts in thousands except share data)
Notes to Consolidated Financial Statements
Notes to Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm